    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                                      REGISTRATION NO. 333-44153
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. ONE
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            6361                           86-0498599
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
          INCORPORATION)             CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            17911 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614
                                 (714) 622-4333
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                ANDREW F. PUZDER
                            EXECUTIVE VICE PRESIDENT
                       FIDELITY NATIONAL FINANCIAL, INC.
                          3916 STATE STREET, SUITE 300
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-1566
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              C. CRAIG CARLSON, ESQ.                              KEVIN A. CUDNEY, ESQ.
              J. MICHAEL VAUGHN, ESQ.                            ANNITA M. MENOGAN, ESQ.
          STRADLING YOCCA CARLSON & RAUTH                         DORSEY & WHITNEY LLP
             660 NEWPORT CENTER DRIVE                      370 SEVENTEENTH STREET, SUITE 4400
          NEWPORT BEACH, CALIFORNIA 92660                        DENVER, COLORADO 80202

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a wholly-owned subsidiary of the Registrant with and into Granite Financial, Inc., as described in the Agreement and Plan of Merger, dated as of November 17, 1997, attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
                             17911 VON KARMAN AVE.
                            IRVINE, CALIFORNIA 92614

                                JANUARY 16, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Fidelity National Financial, Inc. ("Fidelity"), which will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at The Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612.

     At this important meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of Fidelity Common Stock in connection with Fidelity's proposed acquisition of Granite Financial, Inc. ("Granite"). Pursuant to an Agreement and Plan of Merger with Granite (the "Merger Agreement"), Fidelity has agreed to acquire Granite by means of a merger (the "Merger") of a newly-formed, wholly-owned subsidiary with and into Granite, and to issue 0.7711 shares of Fidelity Common Stock in exchange for each Granite share outstanding immediately before the Merger. The foregoing exchange ratio is subject to adjustment as provided in the Merger Agreement.

     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger with Granite and has determined that the Merger is fair to and in the best interests of Fidelity and its stockholders. THE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF FIDELITY APPROVE THE ISSUANCE OF SHARES OF FIDELITY COMMON STOCK IN CONNECTION WITH THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Fidelity stockholders at the Special Meeting (as well as the actions to be taken by Granite stockholders at their special meeting) and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Fidelity and Granite.

     Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.
                                          Sincerely,

                                          /s/ WILLIAM P. FOLEY, II
                                          William P. Foley, II
                                          Chairman of the Board and Chief
                                          Executive Officer

                       FIDELITY NATIONAL FINANCIAL, INC.
                             17911 VON KARMAN AVE.
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998

TO THE STOCKHOLDERS OF FIDELITY NATIONAL FINANCIAL, INC.:

     A Special Meeting of Stockholders of Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at The Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612, (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of shares of Fidelity Common Stock pursuant to the merger (the "Merger") of Granite Acquisition Corp., a wholly-owned subsidiary of Fidelity ("Merger Sub"), with and into Granite Financial, Inc. ("Granite"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Fidelity, Granite and Merger Sub; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only holders of record of Fidelity Common Stock at the close of business on January 15, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. Approval of the issuance of shares of Fidelity Common Stock pursuant to the Merger requires the affirmative vote of the holders of a majority of the shares of Fidelity Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ M'LISS JONES KANE
                                          ----------------------------------
                                          M'Liss Jones Kane
                                          Secretary

Irvine, California
January 16, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                            GRANITE FINANCIAL, INC.
                     16100 TABLE MOUNTAIN PARKWAY, SUITE A
                             GOLDEN, COLORADO 80403

                                JANUARY 16, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Granite Financial, Inc. ("Granite"), which will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the offices of Granite, 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403.

     At this important meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Granite, Fidelity National Financial, Inc. ("Fidelity"), and Granite Acquisition Corp., a newly-formed, wholly-owned subsidiary of Fidelity ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into Granite. As a result of the Merger, Granite will become a wholly-owned subsidiary of Fidelity and each outstanding share of Granite Common Stock will be converted into 0.7711 shares of Fidelity Common Stock. The foregoing exchange ratio is subject to adjustment as provided in the Merger Agreement.

     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is fair to and in the best interests of Granite and its stockholders. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF GRANITE APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Granite stockholders at the Special Meeting (as well as the actions to be taken by the Fidelity stockholders at their special meeting) and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Granite and Fidelity.

     Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,

                                          /s/ WILLIAM W. WEHNER

                                          William W. Wehner,
                                          Chairman of the Board and Chief
                                          Executive Officer

                            GRANITE FINANCIAL, INC.
                     16100 TABLE MOUNTAIN PARKWAY, SUITE A
                             GOLDEN, COLORADO 80403

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998

TO THE STOCKHOLDERS OF GRANITE FINANCIAL, INC.:

     A Special Meeting of Stockholders of Granite Financial, Inc., a Delaware corporation ("Granite"), will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the offices of Granite, 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403 (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Granite, Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and Granite Acquisition Corp., a newly-formed, wholly-owned subsidiary of Fidelity ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into Granite, as a result of which Granite will become a wholly-owned subsidiary of Fidelity and each outstanding share of Granite Common Stock (other than treasury shares and shares owned by Fidelity or its subsidiaries), will be converted into
     0.7711 shares of Common Stock, par value $.0001, of Fidelity (subject to adjustment as provided in the Merger Agreement); and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only stockholders of record of Granite Common Stock at the close of business on January 16, 1998 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of Granite Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILIAM A. WIESE
                                          William A. Wiese,
                                          Secretary

Golden, Colorado
January 16, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

FIDELITY NATIONAL FINANCIAL, INC.                        GRANITE FINANCIAL, INC.

                        JOINT PROXY STATEMENT/PROSPECTUS

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and to the stockholders of Granite Financial, Inc., a Delaware corporation ("Granite"), in connection with the solicitation of proxies by the Boards of Directors of Fidelity and Granite for use at the Special Meeting of Fidelity stockholders (the "Fidelity Meeting") and the Special Meeting of Granite stockholders (the "Granite Meeting" and, together with the Fidelity Meeting, the "Special Meetings"). The Fidelity Meeting is being held to approve the issuance of shares of Common Stock, par value $.0001 per share, of Fidelity (the "Fidelity Common Stock") in connection with the proposed merger (the "Merger") of Granite Acquisition Corp., a newly formed, wholly-owned subsidiary of Fidelity ("Merger Sub") with and into Granite, with Granite being the surviving corporation in the Merger, pursuant to an Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Fidelity, Granite and Merger Sub. The Granite Meeting is being held to approve and adopt the Merger Agreement. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference.

     This Joint Proxy Statement/Prospectus also relates to up to 5,280,108 shares of Fidelity Common Stock offered hereby to the stockholders of Granite upon consummation of the Merger. Upon the effectiveness of the Merger, each share of Common Stock, par value $.001 per share, of Granite (the "Granite Common Stock") will be converted into 0.7711 shares of Fidelity Common Stock (as may be adjusted pursuant to the Merger Agreement in certain circumstances, the "Exchange Ratio") and cash, without interest, in lieu of fractional shares. Based upon the number of shares of Granite Common Stock and Fidelity Common Stock outstanding as of December 31, 1997, and assuming no adjustments to the Exchange Ratio, there will be an aggregate of approximately 4,736,097 shares of Fidelity Common Stock issued in connection with the Merger, representing approximately 20.1% of the total number of shares of Fidelity Common Stock to be outstanding immediately after consummation of the Merger. For a more complete description of the Merger Agreement and the Merger, see "THE MERGER."

     On January 15, 1998, the closing sale price of Fidelity Common Stock on the New York Stock Exchange ("NYSE") was $27.69, and the closing sale price of Granite Common Stock on the Nasdaq National Market was $18.50. Because the market price of Fidelity Common Stock is subject to fluctuation, the value of the shares of Fidelity Common Stock that holders of Granite Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Fidelity and Granite on or about January 20, 1998.

     STOCKHOLDERS OF FIDELITY AND GRANITE ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO ON PAGE 14 UNDER "RISK FACTORS."

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus is January 16, 1998

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................   iii
SUMMARY..............................................................................     1
  The Companies......................................................................     1
  Special Meetings of Stockholders...................................................     2
  Opinions of Financial Advisors.....................................................     3
  Recommendations of the Boards of Directors.........................................     3
  The Merger.........................................................................     3
  Recent Market Price Data...........................................................     8
SELECTED HISTORICAL FINANCIAL DATA OF FIDELITY.......................................     9
SELECTED HISTORICAL FINANCIAL DATA OF GRANITE........................................    10
SELECTED PRO FORMA FINANCIAL DATA OF FIDELITY AND GRANITE COMBINED...................    12
COMPARATIVE PER SHARE DATA...........................................................    13
RISK FACTORS.........................................................................    14
THE FIDELITY MEETING.................................................................    18
THE GRANITE MEETING..................................................................    19
THE MERGER...........................................................................    21
  The Merger.........................................................................    21
  Background of the Merger...........................................................    22
  Reasons for the Merger.............................................................    23
  Board Recommendations..............................................................    24
  Opinions of Financial Advisors.....................................................    24
  Interests of Certain Persons in the Merger.........................................    34
  Representations and Warranties; Covenants..........................................    34
  Conditions to the Merger...........................................................    35
  Treatment of Options and Warrants to Purchase Granite Common Stock.................    35
  Amendment or Termination of the Merger Agreement; Reimbursement of Expenses and
     Breakup Fee.....................................................................    36
  Related Agreements.................................................................    36
  Regulatory Matters.................................................................    37
  Management and Operations After the Merger.........................................    37
  Certain Federal Income Tax Consequences............................................    37
  Restrictions on Resales by Affiliates..............................................    39
  Accounting Treatment...............................................................    40
  No Dissenters' Rights..............................................................    40
  Exchange of Certificates...........................................................    40
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS...................................    41
PRICE RANGE OF COMMON STOCK AND DIVIDENDS............................................    48
INFORMATION ABOUT FIDELITY...........................................................    49
INFORMATION ABOUT GRANITE............................................................    50
COMPARISON OF RIGHTS OF STOCKHOLDERS OF FIDELITY AND GRANITE.........................    51
STOCKHOLDER PROPOSALS................................................................    52
EXPERTS..............................................................................    53
LEGAL MATTERS........................................................................    53
OTHER MATTERS........................................................................    53
APPENDICES
  Appendix A -- Agreement and Plan of Merger
  Appendix B -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
  Appendix C -- Opinion of Piper Jaffray Inc.

     NO PERSON HAS BEEN AUTHORIZED BY FIDELITY OR GRANITE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIDELITY OR GRANITE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Fidelity and Granite are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains certain reports, proxy statements and other information regarding issuers, like Fidelity and Granite, who file electronically with the Commission. The address of that site is http://www.sec.gov. The reports, proxy statements and other information filed by Fidelity with the Commission may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The reports, proxy statements and other information filed by Granite with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

     Fidelity has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to securities to be issued in connection with the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus constitutes the prospectus of Fidelity that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

     ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO FIDELITY HAS BEEN FURNISHED BY FIDELITY, AND ALL INFORMATION HEREIN RELATING TO GRANITE HAS BEEN FURNISHED BY GRANITE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Fidelity with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:
(i) the Fidelity Annual Report on Form 10-K for the year ended December 31, 1996, as filed on March 31, 1997 and amended on April 30, 1997; (ii) the Fidelity Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 (as filed on May 8, 1997), June 30, 1997 (as filed on August 6, 1997) and September 30, 1997 (as filed on November 13, 1997); (iii) the Fidelity Current Reports on Form 8-K dated September 23, 1997, November 3, 1997, November 5, 1997 and November 21, 1997; and (iv) the description of the Fidelity Common Stock which is contained in the registration statement filed by Fidelity under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     The following documents previously filed by Granite with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) the Granite Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed on September 29, 1997; and (ii) the Granite Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, as filed on November 14, 1997.

     In addition, all documents filed by Fidelity and Granite with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed incorporated by reference into this Joint Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR DOCUMENTS RELATING TO FIDELITY SHOULD BE DIRECTED TO FIDELITY NATIONAL FINANCIAL, INC., ATTN: M'LISS JONES KANE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 3916 STATE STREET, SUITE 300, SANTA BARBARA, CALIFORNIA 93105 (TELEPHONE (805) 563-1166). REQUESTS FOR DOCUMENTS RELATING TO GRANITE SHOULD BE DIRECTED TO GRANITE FINANCIAL, INC., INVESTOR RELATIONS DEPARTMENT, 16100 TABLE MOUNTAIN PARKWAY, SUITE A, GOLDEN, COLORADO 80403 (TELEPHONE (303) 216-3500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETINGS, ANY SUCH REQUEST SHOULD BE MADE BY FEBRUARY 17, 1998.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and is not intended to be complete. The summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the accompanying Appendices and the documents incorporated herein by reference. Unless otherwise expressly indicated or the context otherwise requires, all information herein reflects the 10% stock dividend declared by Fidelity on December 17, 1997, which was paid on January 14, 1998 to stockholders of record on December 29, 1997 (the "Stock Dividend").

     This Joint Proxy Statement/Prospectus contains or incorporates by reference certain forward-looking statements with respect to the financial conditions, results of operations and businesses of Fidelity and Granite and, assuming the consummation of the Merger, the combined company, including statements relating to the cost savings and accretion to reported earnings that will be realized from the Merger. These forward-looking statements involve certain risks and uncertainties, and any such statement is qualified in its entirety by reference to the following cautionary statements.

     In connection with the Merger, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) expected costs savings from the Merger cannot be fully realized or realized within the expected time frame; (ii) costs or difficulties related to the integration of the businesses of Fidelity and Granite are greater than expected; (iii) revenues following the Merger are lower than expected; (iv) competitive pressure in the financial services, title insurance and equipment leasing industries increases significantly; (v) changes in the interest rate environment; (vi) general economic conditions, either nationally or in the regions in which the combined company will conduct business, are less favorable than expected; or (vii) legislation or regulatory changes adversely affect the businesses conducted by the combined company. Further information on other factors which could affect the financial results of Fidelity after the Merger is included in filings with the Commission incorporated by reference herein.

THE COMPANIES

     Fidelity. Through its principal subsidiaries, Fidelity is one of the largest national underwriters engaged in the business of issuing title insurance policies and performing other title-related services such as escrow, collection and trust activities, real estate software product development and technology services, trustee sale guarantees, foreclosure publishing and posting services, exchange intermediary services in connection with real estate transactions, real estate tax services, credit reporting services, flood compliance products, and attorneys' services. Title insurance services are provided through Fidelity's direct operations and otherwise through independent title insurance agents who issue title policies on behalf of the underwriting subsidiaries.

     Unless otherwise indicated, "Fidelity" refers to Fidelity National Financial, Inc. and its wholly-owned subsidiaries. Fidelity's principal executive offices are located at 17911 Von Karman Avenue, Irvine, California 92614. Its telephone number is (714) 622-4333.

     Merger Sub. Granite Acquisition Corp., a Delaware corporation, is a wholly-owned subsidiary of Fidelity formed solely for the purposes of the Merger, and is not presently engaged in any significant business activities.

     Granite. Granite is a finance company specializing in originating, funding, acquiring, selling, securitizing and servicing non-cancelable, full-payment equipment leases for a broad range of businesses located throughout the United States. Granite's operations are primarily in the small-ticket segment of the equipment leasing market, which generally encompasses leases of equipment with original purchase prices of $150,000 or less. Granite is committed to providing a high level of service to its network of independent lease originators and is investing in advanced technology that will allow Granite to electronically link each originator with Granite's systems and resources. Granite has also set up vendor direct programs. Such programs will focus on establishing formal and informal relationships with equipment vendors whereby Granite will be the financing source recommended by the vendor to its equipment purchasers. As a value added service, Granite may develop specialty lease finance programs and vendor direct programs which would offer customized lease finance arrangements to respond to the needs of a particular lease originator and vendor, respectively.

     Unless otherwise indicated, "Granite" refers to Granite Financial, Inc., its limited liability company predecessor and its wholly-owned subsidiaries. Granite's principal executive offices are located at 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403. Its telephone number is (303) 216-3500.

SPECIAL MEETINGS OF STOCKHOLDERS

  Date, Time and Place

     Fidelity. The Fidelity Meeting will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at The Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612.

     Granite. The Granite Meeting will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at Granite's principal executive offices, which are located at 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403.

  Record Dates; Shares Outstanding and Entitled to Vote

     Fidelity. Holders of record of Fidelity Common Stock at the close of business on January 15, 1998 (the "Fidelity Record Date") are entitled to notice of and to vote at the Fidelity Meeting. At the close of business on the Fidelity Record Date, there were 18,777,931 shares of Fidelity Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon.

     Granite. Holders of record of Granite Common Stock at the close of business on January 16, 1998 (the "Granite Record Date") are entitled to notice of and to vote at the Granite Meeting. As of the close of business on January 14, 1998, there were 6,142,000 shares of Granite Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon.

  Purposes of the Special Meetings

     Fidelity Meeting. At the Fidelity Meeting, holders of record of Fidelity Common Stock as of the close of business on the Fidelity Record Date will be asked to consider and vote upon a proposal to approve the issuance of shares of Fidelity Common Stock pursuant to the Merger Agreement and the Merger (the "Share Issuance Proposal").

     Granite Meeting. At the Granite Meeting, holders of record of Granite Common Stock as of the close of business on the Granite Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

  Votes Required

     Fidelity. Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Fidelity Meeting, provided that at least 50% of the votes entitled to be cast thereon are voted at the Fidelity Meeting. As of the Fidelity Record Date, the directors and executive officers of Fidelity and their affiliates had the right to vote an aggregate of 3,758,344 shares of Fidelity Common Stock, representing approximately 20.0% of Fidelity Common Stock entitled to vote at the Fidelity Meeting. It is currently expected that each such director and executive officer of Fidelity will vote the shares of Fidelity Common Stock beneficially owned by him or her for approval of the Share Issuance Proposal.

     Granite. Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Granite Common Stock. As of the close of business on January 14, 1998, the directors and executive officers of Granite and their affiliates had the right to vote an aggregate of 2,193,630 shares (excluding shares underlying currently exercisable options) of Granite Common Stock, representing approximately 35.7% of Granite Common Stock entitled to vote at the Granite Meeting. Each of the directors and executive officers of Granite and certain other stockholders of Granite has entered into a Stockholder Agreement with Fidelity, pursuant to which each such director, executive officer or stockholder has agreed to vote his shares of Granite Common Stock in favor of the Merger and the Merger Agreement. See "THE MERGER -- Related Agreements -- Stockholder Agreements."

OPINIONS OF FINANCIAL ADVISORS

     Fidelity. On November 17, 1997, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which served as financial advisor to Fidelity in connection with the Merger, rendered its oral opinion to the Board of Directors of Fidelity (the "Fidelity Board") that, as of such date and based upon and subject to the matters discussed with the Fidelity Board, the Exchange Ratio (which was defined for the purposes of such opinion as 0.701 shares of Fidelity Common Stock for each share of Granite Common Stock and which did not take into account the Stock Dividend) was fair to Fidelity from a financial point of view. Such opinion was confirmed in writing on the date of this Joint Proxy Statement/Prospectus. A copy of the written opinion delivered by Merrill Lynch on the date hereof is attached hereto as Appendix B and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch in connection with such opinion. See "THE MERGER -- Opinions of Financial Advisors -- Opinion of Merrill Lynch."

     Granite. Piper Jaffray Inc. ("Piper Jaffray") delivered to the Board of Directors of Granite on November 16, 1997, its oral opinion (subsequently confirmed in writing by an opinion dated as of the same date), to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be paid by Fidelity pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of Granite. For the purpose of preparing such opinion and related analyses, Piper Jaffray assumed the then current implied purchase price of $17.00 for each share of Granite Common Stock (based on the Exchange Ratio set forth in the Merger Agreement). Such opinion was subsequently reaffirmed by issuance to the Granite Board of a Piper Jaffray opinion dated the date of this Joint Proxy Statement/Prospectus. In connection with preparing its opinion dated the date of this Joint Proxy Statement/Prospectus, Piper Jaffray confirmed the appropriateness of its reliance on the analyses used in preparing its opinion dated November 16, 1997 by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith, modified, where appropriate, to take into account (i) the fact that, as of the date hereof, the Exchange Ratio represents an implied purchase price of $20.00 for each share of Granite Common Stock, (ii) the Stock Dividend, which was announced after November 16, 1997, and (iii) certain other events occurring after November 16, 1997 that affected the number of shares of Fidelity Common Stock expected to be issued to holders of Granite Common Stock upon consummation of the Merger. Piper Jaffray's opinion is directed only to the consideration to be received by holders of Granite Common Stock and does not constitute a recommendation to the holders of Granite Common Stock as to how they should vote at the Granite Meeting. The full text of the opinion of Piper Jaffray dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray, is attached hereto as Appendix C. The holders of Granite Common Stock are urged to read, and should read, this opinion in its entirety. See "THE MERGER -- Opinions of Financial Advisors -- Opinion of Piper Jaffray."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Fidelity Board and the Board of Directors of Granite (the "Granite Board") have unanimously approved the Merger Agreement and the Merger. The Fidelity Board and the Granite Board each believe that the Merger is fair to and in the best interests of their respective companies and stockholders, and unanimously recommend that such stockholders vote "FOR" the matters to be voted upon by such stockholders in connection with the Merger. For discussions of the primary factors considered and relied upon by the Fidelity Board and the Granite Board in reaching their respective conclusions, see "THE MERGER -- Reasons for the Merger."

THE MERGER

     Pursuant to the Merger, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Granite, which will be the surviving entity, and each outstanding share of Granite Common Stock will be converted into 0.7711 shares of Fidelity Common Stock (subject to adjustment in certain circumstances described below), plus cash, without interest, in lieu of any resulting fractional shares of

Fidelity Common Stock. The Exchange Ratio, as originally negotiated by Fidelity and Granite in the Merger Agreement, was 0.701 shares of Fidelity Common Stock for each share of Granite Common Stock, and has been adjusted to 0.7711 pursuant to the terms of the Merger Agreement by reason of the Stock Dividend.

     The Exchange Ratio is subject to adjustment, as provided in the Merger Agreement, if the Average Fidelity Stock Price (as defined below) is less than $20.75 or more than $25.94. If the Average Fidelity Stock Price is less than $20.75, Fidelity may elect to either terminate the Merger Agreement or increase the Exchange Ratio to a number equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $20.75 and the denominator of which is the Average Fidelity Stock Price. If the Average Fidelity Stock Price is more than $25.94, the Exchange Ratio will be reduced to a number equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $25.94 and the denominator of which is the Average Fidelity Stock Price. As used in the Merger Agreement, the "Average Fidelity Stock Price" means the average of the daily closing sales prices of the Fidelity Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by the Wall Street Journal) for the 20 consecutive full trading days ending on the third business day immediately prior to the date of the Special Meetings. See "THE MERGER -- The Merger."

  Interests of Certain Persons in the Merger

     At the Effective Time of the Merger, it is expected that William W. Wehner, Chairman and Chief Executive Officer of Granite, will enter into an employment agreement with Fidelity to continue as Chairman and Chief Executive Officer of Granite following the Merger. Granite and Fidelity also may enter into employment agreements with certain other members of management of Granite. See "THE MERGER -- Interests of Certain Persons in the Merger."

  Representations and Warranties; Covenants

     Under the Merger Agreement, Fidelity and Granite made a number of representations and warranties to each other, including representations and warranties regarding their valid existence and good standing, authority to enter into the Merger Agreement and to consummate the Merger, and the accuracy of their respective filings with the Commission. Furthermore, Granite made certain additional representations and warranties to Fidelity concerning, among other things, its business, properties, contracts, compliance with applicable laws, the absence of certain changes, taxes and issuance of its securities. Granite also agreed not to initiate, continue, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Granite or any of its subsidiaries (an "Acquisition Proposal") by, or engage in any discussions or negotiations with, any third person or facilitate the efforts of any person other than Fidelity relating to an Acquisition Proposal, except that the Granite Board may provide information to and engage in negotiations with a third party regarding an Acquisition Proposal if the Granite Board determines that its fiduciary duties, as defined under the Delaware General Corporation Law (the "DGCL"), require Granite to furnish information to and negotiate with such third party, and Fidelity is notified orally and in writing of such Acquisition Proposal, including its principal terms and conditions.

     From and after the effective time of the Merger, Fidelity shall have the right to continue, amend or terminate any Granite benefit plan or arrangement, in accordance with the terms thereof and subject to any limitations arising under applicable law. Fidelity has agreed, if the Merger is consummated, to indemnify the officers and directors, employees or agents of Granite for a period of at least three years with respect to any claim or liability based on or arising out of the fact that such person was a director, officer, employee, or agent of Granite, subject to certain limitations. See "THE
MERGER -- Representations and Warranties; Covenants."

  Conditions to the Merger

     In addition to the stockholder approvals sought hereby, the obligations of Granite, Fidelity and Merger Sub to consummate the Merger are subject to a number of other conditions which, if not satisfied or waived, could cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned upon, among other things, certain regulatory matters, the absence of material adverse changes, subject to certain exceptions, in the value, condition, prospects, business or results of operations of Fidelity or Granite, the accuracy, in all material respects, of the representations and warranties made by the other party, the performance, in all material respects, of the covenants of the other party, the obtaining of all necessary consents, approvals or waivers from third parties, the absence of any provisions of any applicable law or regulation or any judgment, injunction, order, decree or other legal restraint which would prohibit the consummation of the Merger, the absence of any event which, in the reasonable opinion of Fidelity or Granite, would prevent the Merger from being accounted for as a pooling-of-interests, and the receipt of a tax opinion by Fidelity and Granite to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Conditions to the Merger."

  Options and Warrants to Purchase Granite Common Stock

     As of the Granite Record Date, there were options to purchase an aggregate of 405,500 shares of Granite Common Stock (the "Granite Options") outstanding under the Granite 1996 Omnibus Stock Option Plan, as amended (the "Granite Option Plan"), and warrants to purchase an aggregate of 300,000 shares of Granite Common Stock (the "Granite Warrants") outstanding, of which warrants to purchase 262,500 shares of Common Stock are held by Piper Jaffray, Granite's financial advisor.

     At the Effective Time, each Granite Option will be assumed by Fidelity and will thereafter be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Granite Option, the number of shares of Fidelity Common Stock as the holder would have received if such Granite Option was exercised in full immediately prior to the Merger and been the holder of Granite Common Stock issuable upon exercise of such Granite Option.

     At the Effective Time, each Granite Warrant will be assumed by Fidelity in accordance with the respective provisions of each such Warrant and will thereafter be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such Warrant, the same number of shares of Fidelity Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time and been the holder of Granite Common Stock issuable upon exercise of such Warrant. See "THE MERGER -- Treatment of Options and Warrants to Purchase Granite Common Stock."

  Amendment or Termination of the Merger Agreement; Breakup Fee

     The Merger Agreement may be amended by the parties at any time before or after approvals of the stockholders of Fidelity and Granite sought hereby, except that, after such stockholder approval, no amendment may be made without the further approval of such stockholders which would alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Granite, or (ii) any of the principal terms of the Merger.

     The Merger Agreement may be terminated by mutual agreement of both parties or by either party if (i) the required approvals of the stockholders of Fidelity or Granite are not obtained, (ii) the Merger has not been consummated by June 15, 1998, (iii) the other party breaches any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty becomes untrue, in either case in a manner which has or could reasonably be expected to have a material adverse effect.

     The Merger Agreement may be terminated by Fidelity if the Average Fidelity Stock Price is less than $20.75 per share, or if the Granite Board shall have withdrawn or modified, in a manner adverse to Fidelity or Merger Sub, its approval or recommendation of the Merger, or resolved to do any of the foregoing (a "Withdrawal Termination").

     The Merger Agreement may also be terminated by the Granite Board if Granite receives an Acquisition Proposal on terms the Granite Board (after consultation with its financial advisors) determines in good faith to be more favorable to Granite's stockholders than the terms of the Merger, and the Granite Board determines, upon the written advice of its legal counsel, that to continue to recommend that holders of Granite Common Stock vote in favor of the Merger or to fail to recommend or accept the Acquisition Proposal would violate the fiduciary duties of the Granite Board (a "Superior Proposal Termination"). See "THE
MERGER -- Amendment or Termination of the Merger Agreement; Reimbursement of Expenses and Breakup Fee."

     The Merger Agreement provides for the reimbursement of Fidelity's documented fees and expenses related to the Merger Agreement and the payment of an additional fee of $5.0 million by Granite (i) upon a Superior Proposal Termination or a Withdrawal Termination, or (ii) (A) if any person or group, other than Fidelity or Merger Sub or any of their respective subsidiaries or affiliates, shall have become the beneficial owner of a majority of the outstanding shares of Granite's Common Stock, and (B) either Granite shall fail to obtain the approval of Granite stockholders sought hereby or the Granite Board shall have withdrawn or changed its recommendation or refused to make a recommendation in favor of the Merger Agreement and the Merger.

  Related Agreements

     Each of the directors and executive officers of Granite and certain holders of Granite Common Stock have entered into agreements with Fidelity which provide that, until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, they will, among other things, vote their shares in favor of the Merger Agreement and the Merger and against any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement, and enter into Irrevocable Proxies appointing Fidelity's Board of Directors as the sole and exclusive attorneys and proxies with respect to all of the shares of Granite Common Stock owned by them in connection with any vote of Granite stockholders on any matter relating to the Merger or the Merger Agreement. See "THE MERGER -- Related
Agreements -- Stockholder Agreements."

     To help ensure that the Merger will be accounted for as a pooling-of-interests and to help ensure compliance with Rule 145 under the Securities Act, the affiliates of Fidelity and Granite have executed agreements that prohibit such persons from disposing of their Fidelity Common Stock or Granite Common Stock, as the case may be, until Fidelity publicly releases its first report of combined financial results of Fidelity and Granite for a period of at least 30 days of combined operations of the two companies. See "THE MERGER -- Related Agreements -- Affiliate Agreements."

  Regulatory Matters

     Consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Notification reports were filed by Fidelity and Granite with the Department of Justice and the Federal Trade Commission under the HSR Act on January 14, 1998 and the specified waiting period requirements of the HSR Act is scheduled to expire on February 13, 1998, unless extended or sooner terminated. See "THE MERGER -- Regulatory Matters."

  Certain Federal Income Tax Matters

     The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes, so that no gain or loss will generally be recognized by the stockholders of Granite on the exchange of their shares of Granite Common Stock for shares of Fidelity Common Stock, except to the extent that Granite stockholders receive cash in the exchange (i.e., cash in lieu of fractional shares). The obligations of Granite, Fidelity and Merger Sub to consummate the Merger are conditioned upon the receipt by each of Fidelity and Granite of an opinion that the Merger qualifies as a tax-free reorganization. Granite stockholders are urged to consult their own tax advisors as to the tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences" and " -- Conditions to the Merger."

  Accounting Treatment

     The Merger is intended to be treated as a "pooling-of-interests" for accounting purposes. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Fidelity and Granite will be combined at the effective time of the Merger and carried forward at their previously recorded amounts. The stockholders' equity accounts of Fidelity and Granite will be combined on Fidelity's consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of Fidelity issued after the Merger will be restated retroactively to reflect the consolidated operations of Fidelity and Granite as if the Merger had taken place prior to the periods covered by such financial statements. See "THE
MERGER -- Accounting Treatment."

  No Dissenters' Rights

     Holders of Granite Common Stock do not have dissenters' appraisal rights under the DGCL with respect to the Merger, and holders of Fidelity Common Stock do not have dissenters' appraisal rights with respect to the Share Issuance Proposal. See "THE MERGER -- No Dissenters' Rights."

  Exchange of Certificates

     As soon as practicable after the effective time of the Merger, Fidelity will cause Continental Stock Transfer & Trust Company (the "Exchange Agent") to mail to each stockholder of record of Granite a letter of transmittal with instructions to be used by such stockholder in surrendering his, her or its Granite Common Stock certificates in exchange for certificates representing shares of Fidelity Common Stock. Letters of transmittal will also be available as soon as practicable after the effective time of the Merger at the offices of the Exchange Agent.

     HOLDERS OF GRANITE COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED AND CONSUMMATED, GRANITE STOCKHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING PROCEDURES FOR THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES."

  Comparison of Rights of Stockholders

     Upon consummation of the Merger, holders of Granite Common Stock will become holders of Fidelity Common Stock. As a result, their rights as stockholders, which are now governed by Granite's Certificate of Incorporation and Bylaws, will be governed by Fidelity's Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Granite's Certificate of Incorporation and Bylaws and those of Fidelity, the rights of Granite stockholders after the Merger will be different from the rights of Granite stockholders before the Merger. For a discussion of various differences between the rights of stockholders of Granite and the rights of stockholders of Fidelity, see "COMPARISON OF RIGHTS OF STOCKHOLDERS OF FIDELITY AND GRANITE."

RECENT MARKET PRICE DATA

     The following table sets forth the closing sales prices per share of Fidelity Common Stock on the NYSE and Granite Common Stock on the Nasdaq National Market on November 14, 1997, the last trading day before the announcement of the proposed Merger, and on January 15, 1998, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus. The Granite equivalent represents the closing sale price of a share of Fidelity Common Stock on such date multiplied by the Exchange Ratio of 0.7711.

                                                 FIDELITY         GRANITE         GRANITE
                                               COMMON STOCK     COMMON STOCK     EQUIVALENT
                                               ------------     ------------     ----------
        November 14, 1997....................     $22.05           $10.75          $17.00
        January 15, 1998.....................     $27.69           $18.50          $21.35

     Stockholders are advised to obtain current market quotations for Fidelity Common Stock and Granite Common Stock. It is expected that the market price of Fidelity Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Fidelity Common Stock to be received by Granite stockholders in the Merger is fixed (subject to possible adjustments in certain circumstances) and because the market value of Fidelity Common Stock is subject to fluctuation, the value of the shares of Fidelity Common Stock that Granite stockholders will receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of the Fidelity Common Stock before or after consummation of the Merger. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

                 SELECTED HISTORICAL FINANCIAL DATA OF FIDELITY

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected financial data of Fidelity as of and for each of the years in the three-year period ended December 31, 1996 and as of and for the nine months ended September 30, 1996 and 1997. The data for the three fiscal years has been derived from the consolidated financial statements of Fidelity, which have been audited by KPMG Peat Marwick LLP, independent certified public auditors, and which are incorporated by reference in this Joint Proxy Statement/Prospectus. The data as of and for the nine months ended September 30, 1996 and September 30, 1997 are derived from unaudited consolidated financial statements of Fidelity which include all adjustments, consisting only of normal recurring adjustments and accruals, that Fidelity considers necessary for a fair presentation of its financial position and results of operations for these periods. Interim operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 1997 or any future period. The following selected consolidated financial data of Fidelity should be read in conjunction with Fidelity's consolidated financial statements and the notes thereto incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                                      NINE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                             ----------------------------------     ---------------------
                                                               1994         1995         1996         1996         1997
                                                             --------     --------     --------     --------     --------
INCOME STATEMENT DATA:
  Total revenue............................................  $492,804     $409,845     $636,913     $464,718     $529,565
  Total expenses...........................................   480,465      400,385      596,360      434,038      482,096
                                                             --------     --------     --------     --------     --------
  Earnings before income taxes and extraordinary item......    12,339        9,460       40,553       30,680       47,469
  Income tax expense.......................................     2,594        1,828       16,216       12,272       19,484
                                                             --------     --------     --------     --------     --------
  Earnings before extraordinary item.......................     9,745        7,632       24,337       18,408       27,985
  Extraordinary item, net..................................     2,400         (813)          --           --           --
                                                             --------     --------     --------     --------     --------
  Net earnings.............................................  $ 12,145     $  6,819     $ 24,337     $ 18,408     $ 27,985
                                                             ========     ========     ========     ========     ========
PER SHARE AND OTHER DATA:
  Earnings per share before extraordinary item.............  $    .49     $    .49     $   1.55     $   1.17     $   1.73
  Extraordinary item, net per share........................       .12         (.05)          --           --           --
                                                             --------     --------     --------     --------     --------
  Net earnings per share, primary basis....................  $    .61     $    .44     $   1.55     $   1.17     $   1.73
                                                             ========     ========     ========     ========     ========
  Net earnings per share, fully diluted basis..............  $    .61     $    .44     $   1.34     $   1.01     $   1.42
                                                             ========     ========     ========     ========     ========
  Weighted average shares outstanding, primary basis.......    19,936       15,694       15,692       15,674       16,161
  Weighted average shares outstanding, fully diluted
    basis..................................................    24,864       15,694(1)    20,550       20,507       21,351
  Dividends per share......................................  $    .21     $    .21     $    .24     $    .17     $    .19
  Earnings before income taxes and extraordinary item as a
    percent of total revenue...............................      2.5%         2.3%         6.4%         6.6%         9.0%
BALANCE SHEET DATA:
  Investments..............................................  $217,648     $180,082     $227,674     $225,057     $289,759
  Cash and cash equivalents ...............................    34,689       47,431       63,971       56,007       80,329
  Total assets.............................................   418,119      405,063      509,296      491,770      576,259
  Notes payable............................................   142,129      136,047      148,922      146,659      150,918
  Reserve for claim losses.................................   153,306      146,094      187,245      188,914      188,333
  Stockholders' equity.....................................    73,954       77,947      110,251       98,857      153,789

---------------

(1) As other dilutive securities have an antidilutive effect, the other dilutive securities are not presented.

                 SELECTED HISTORICAL FINANCIAL DATA OF GRANITE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected financial data of Granite as of and for the period ended June 30, 1995 and as of and for each of the fiscal years in the two-year period ended June 30, 1997 and as of and for the three months ended September 30, 1996 and 1997. The data for each of the two fiscal years in the two-year period ended June 30, 1997 has been derived from the consolidated financial statements of Granite which have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent certified public auditors, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The data as of and for the three months ended September 30, 1996 and September 30, 1997 are derived from unaudited consolidated financial statements of Granite which include all adjustments, consisting only of normal recurring adjustments and accruals, that Granite considers necessary for a fair presentation of its financial position and results of operations for these periods. Certain reclassifications have been made to the historical financial data in order to conform to the anticipated Fidelity and Granite combined presentation. Interim operating results for the three months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 1998 or any future period. The following selected consolidated financial data of Granite should be read in conjunction with Granite's consolidated financial statements and the notes thereto incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                FISCAL YEAR           THREE MONTHS
                                       FEBRUARY 21, 1995      ENDED JUNE 30,       ENDED SEPTEMBER 30,
                                        (INCEPTION) TO      -------------------    -------------------
                                         JUNE 30, 1995       1996        1997       1996        1997
                                       -----------------    -------     -------    -------     -------
STATEMENT OF OPERATIONS DATA:
  Total revenue.......................      $    97         $ 2,565     $10,093    $ 1,512     $ 3,702
  Total expenses......................          274           1,802       6,595        995       2,311
                                            -------         -------     -------    -------     -------
  Earnings (loss) before income
     taxes............................         (177)            763       3,498        517       1,391
  Income tax expense..................           --             282       1,431        191         530
                                            -------         -------     -------    -------     -------
  Net earnings (loss).................      $  (177)        $   481     $ 2,067    $   326     $   861
                                            =======         =======     =======    =======     =======
PER SHARE AND OTHER DATA:
  Earnings (loss) per share...........      $ (0.09)        $  0.24     $  0.63    $  0.16     $  0.15
  Weighted average shares
     outstanding......................        2,000(1)        2,000(1)    3,265      2,000(1)    5,913
  Earnings (loss) before income taxes
     as a percentage of total
     revenue..........................       (182.5)%          29.7%       34.7%      34.2%       37.6%
BALANCE SHEET DATA:
  Cash, cash equivalents and
     restricted cash(2)...............      $   444              --     $   681    $     8     $ 5,578
  Direct financing leases.............          313           8,672       9,907      9,697      13,018
  Direct financing leases assigned to
     lender...........................           --          22,576      15,511     20,932      13,954
  Securitization residual interest....           --              --      10,138         --      15,220
  Total assets........................          851          32,353      45,747     32,208      63,817
  Notes payable.......................           --          28,543      26,317     27,929      23,261
  Stockholders' equity................          767           2,759      15,464      3,277      34,332

---------------

(1) For periods presented prior to December 31, 1996, the number of shares outstanding as of the period end on a weighted average basis are pro forma for Granite's October 1996 initial public offering, as there were no shares outstanding prior to that date.

(2) Cash, cash equivalents and restricted cash includes restricted cash of $1,239, $676 and $1,175 as of June 30, 1997, September 30, 1996, and
    September 30, 1997, respectively.

                 SELECTED HISTORICAL FINANCIAL DATA OF GRANITE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected financial data of Granite as of and for the period ended December 31, 1995, as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1996 and 1997. The data as of and for each of the periods are derived from unaudited consolidated financial statements of Granite which include all adjustments, consisting only of normal recurring adjustments and accruals, that Granite considers necessary for a fair presentation of its financial position and results of operations for these periods. Certain reclassifications have been made to the historical financial data in order to conform to the anticipated Fidelity and Granite combined presentation. The Granite operating results and financial position for each of the periods have been restated from the Granite fiscal reporting periods to a calendar year basis to conform to Fidelity's reporting periods. Operating results are not necessarily indicative of the results that may be expected for any future period. The following selected consolidated financial data of Granite should be read in conjunction with Granite's consolidated financial statements and the notes thereto incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                    YEAR ENDED          NINE MONTHS
                                             FEBRUARY 21, 1995     DECEMBER 31,     ENDED SEPTEMBER 30,
                                              (INCEPTION) TO       ------------     -------------------
                                             DECEMBER 31, 1995         1996          1996        1997
                                             -----------------     ------------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Total revenue...........................        $   953            $  5,464       $ 3,221     $10,040
  Total expenses..........................            756               3,644         2,315       6,582
                                                  -------            --------       -------     -------
  Earnings before income taxes............            197               1,820           906       3,458
  Income tax expense......................            139                 773           334       1,331
                                                  -------            --------       -------     -------
  Net earnings............................        $    58            $  1,047       $   572     $ 2,127
                                                  =======            ========       =======     =======
PER SHARE AND OTHER DATA:
  Earnings per share......................        $  0.03            $   0.45       $  0.29     $  0.48
  Weighted average shares outstanding.....          2,000(1)            2,336         2,000(1)    4,454
  Earnings before income taxes as a
     percentage of total revenue..........           20.7%               33.3%         28.1%       34.4%
BALANCE SHEET DATA:
  Cash, cash equivalents and restricted
     cash(2)..............................        $   540            $  8,393       $     8     $ 5,578
  Direct financing leases.................            800               8,250         9,697      13,018
  Direct financing leases assigned to
     lender...............................             --              19,267        20,932      13,954
  Securitization residual interest........             --               1,517            --      15,220
  Total assets............................          1,601              39,717        32,208      63,817
  Notes payable...........................             --              22,603        27,929      23,261
  Stockholders' equity....................          1,222              14,184         3,277      34,332

---------------

(1) For periods presented prior to December 31, 1996, the number of shares outstanding as of the period end on a weighted average basis are pro forma for Granite's October 1996 initial public offering as there were no shares outstanding prior to that date.

(2) Cash, cash equivalents and restricted cash includes restricted cash of $835, $676, and $1,175 as of December 31, 1996, September 30, 1996 and 1997,
    respectively.

       SELECTED PRO FORMA FINANCIAL DATA OF FIDELITY AND GRANITE COMBINED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     The following table presents selected unaudited pro forma combined financial data reflecting consummation by Fidelity of the Merger, which has been prepared giving effect to the Merger as a pooling-of-interests. The unaudited summary selected pro forma financial data should be read in connection with the unaudited pro forma condensed financial information and notes thereto appearing elsewhere herein under "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                                                                COMBINED       COMBINED       COMBINED        COMBINED
                                               FISCAL YEAR    FISCAL YEAR    FISCAL YEAR     NINE MONTHS     NINE MONTHS
                                                  ENDED          ENDED          ENDED           ENDED           ENDED
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                 1994(1)          1995           1996           1996            1997
                                               ------------   ------------   ------------   -------------   -------------
INCOME STATEMENT DATA:
  Total revenue...............................   $492,804       $410,798       $642,377       $ 467,939       $ 539,605
  Total expenses..............................    480,465        401,141        600,004         436,353         488,678
                                                 --------       --------       --------       ---------       ---------
  Earnings before income taxes and
    extraordinary item........................     12,339          9,657         42,373          31,586          50,927
  Income tax expense..........................      2,594          1,967         16,989          12,606          20,815
                                                 --------       --------       --------       ---------       ---------
  Earnings before extraordinary item..........      9,745          7,690         25,384          18,980          30,112
  Extraordinary item, net.....................      2,400           (813)            --              --              --
                                                 --------       --------       --------       ---------       ---------
  Net earnings................................   $ 12,145       $  6,877       $ 25,384       $  18,980       $  30,112
                                                 ========       ========       ========       =========       =========
PER SHARE AND OTHER DATA:
  Earnings per share before extraordinary
    item......................................   $   0.49       $   0.37       $   1.23       $    0.92       $    1.42
  Extraordinary item per share, net...........       0.12          (0.04)            --              --              --
                                                 --------       --------       --------       ---------       ---------
  Net earnings per share, primary basis.......   $   0.61       $   0.33       $   1.23       $    0.92       $    1.42
                                                 ========       ========       ========       =========       =========
  Net earnings per share, fully diluted
    basis(2)..................................   $   0.61       $   0.33       $   1.12       $    0.83       $    1.24
                                                 ========       ========       ========       =========       =========
  Weighted average shares outstanding, primary
    basis(3)..................................     19,936         20,706         20,704          20,686          21,173
  Weighted average shares outstanding, fully
    diluted basis(3)..........................     24,864         20,706         25,562          25,519          26,363
  Earnings before income taxes and
    extraordinary item as a percentage of
    total revenue.............................       2.5%           2.4%           6.6%            6.8%            9.4%
  Dividends per share.........................   $   0.21       $   0.21       $   0.24       $    0.17       $    0.19
BALANCE SHEET DATA(4):
  Cash, cash equivalents and restricted
    cash(5)...................................   $ 34,689       $ 46,977       $ 70,234       $  54,216       $  82,877
  Investments.................................    217,648        180,082        227,674         225,057         289,759
  Direct financing leases.....................         --            800          8,250           9,697          13,018
  Direct financing leases assigned to
    lender....................................         --             --         19,267          20,932          13,954
  Securitization residual interest............         --             --          1,517              --          15,220
  Total assets................................    418,119        405,670        546,883         522,179         637,046
  Notes payable...............................    142,129        136,047        171,525         174,588         174,179
  Reserve for claim losses....................    153,306        146,094        187,245         188,914         188,333
  Stockholders' equity........................     73,954         78,175        122,305         100,335         185,091

---------------

(1) Data presented for Fidelity only, as Granite was not formed until February 21, 1995.

(2) Combined fully diluted earnings assumed to be Granite net income plus previously reported Fidelity fully diluted earnings.

(3) The combined pro forma earnings per share information presented assumes that the Fidelity shares and options issued in connection with the Merger have been outstanding for the entire period.

(4) Cash, total assets and stockholders' equity have been adjusted to reflect the cumulative impact of dividends that would have been paid on an additional 4,735,000 shares issued and outstanding.

(5) Cash, cash equivalents and restricted cash includes restricted cash of $835, $676, and $1,175 as of December 31, 1996, September 30, 1996 and 1997,
    respectively.

                           COMPARATIVE PER SHARE DATA

     The following table presents (i) selected comparative per share data for each of Fidelity and Granite on a historical basis, and (ii) selected unaudited pro forma comparative per share data reflecting the consummation by Fidelity of the Merger. The Granite pro forma equivalent amounts are presented with respect to each item of pro forma information on a calendar year basis (for the period from inception to December 31, 1995, for the twelve month period ended December 31, 1996 and the nine month period ended September 30, 1997), and have been calculated by multiplying the corresponding pro forma combined amounts per share of Fidelity Common Stock by the Exchange Ratio of 0.7711.

     The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of each of Fidelity and Granite, incorporated by reference herein, and unaudited pro forma financial information included elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS." Results of each of Fidelity and Granite for prior interim periods are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods presented.

                                                     YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                     -----------------------       SEPTEMBER 30,
                                                     1994     1995     1996            1997
                                                     ----     ----     -----     -----------------
FIDELITY COMMON STOCK:
  Net income per share (primary basis):
     Historical....................................  $.61     $.44     $1.55           $1.73
     Pro forma combined(1).........................   N/A(2)   .33      1.23            1.42
  Cash dividends paid per share:
     Historical....................................  $.21     $.21     $ .24           $ .19
     Pro forma combined............................   N/A(2)   .21       .24             .19
  Book value per share at period end:
     Historical....................................  $ --     $ --     $7.20           $9.73
     Pro forma combined............................    --       --      6.10            9.01

                                                                   FISCAL YEAR
                                                                      ENDED
                                           FEBRUARY 21, 1995         JUNE 30,
                                            (INCEPTION) TO       ----------------     THREE MONTHS ENDED
                                             JUNE 30, 1995       1996       1997      SEPTEMBER 30, 1997
                                           -----------------     ----       -----     ------------------
GRANITE COMMON STOCK (HISTORICAL)(1):
  Net income (loss) per share............        $(.09)          $.24       $ .63           $  .15
  Cash dividends paid per share..........           --             --          --               --
  Book value per share at period end.....           --             --        4.15             5.59

                                                     YEAR ENDED DECEMBER 31,       NINE MONTHS ENDED
                                                    --------------------------       SEPTEMBER 30,
                                                    1994(2)     1995     1996            1997
                                                    -------     ----     -----     -----------------
GRANITE COMMON STOCK (PRO FORMA EQUIVALENT)(1):
  Net income per share (primary basis)............    N/A       $.25     $ .94           $1.09
  Cash dividends paid per share...................    N/A        .16       .19             .15
  Book value per share at period end..............     --         --      4.70            6.96

---------------

(1) For periods presented prior to December 31, 1996 the number of shares outstanding as of the period end on a weighted average basis are pro forma for Granite's October 1996 initial public offering as there were no shares outstanding prior to that date.

(2) Not applicable as Granite was not formed until February 21, 1995.

                                  RISK FACTORS

     Each Fidelity stockholder and Granite stockholder should carefully consider and evaluate the following factors, among others, before voting.

     This Joint Proxy Statement/Prospectus contains or incorporates by reference certain forward-looking statements with respect to the financial conditions, results of operations and businesses of Fidelity and Granite and, assuming the consummation of the Merger, the combined company, including statements relating to the cost savings and accretion to reported earnings that will be realized from the Merger. These forward-looking statements involve certain risks and uncertainties, and any such statement is qualified in its entirety by reference to the following cautionary statements.

     In connection with the Merger, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) expected costs savings from the Merger cannot be fully realized or realized within the expected time frame; (ii) costs or difficulties related to the integration of the businesses of Fidelity and Granite are greater than expected; (iii) revenues following the Merger are lower than expected; (iv) competitive pressure in the financial services, title insurance and equipment leasing industries increase significantly; (v) changes in the interest rate environment; (vi) general economic conditions, either nationally or in the regions in which the combined company will conduct business, are less favorable than expected; or (vii) legislation or regulatory changes adversely affect the businesses conducted by the combined company. Further information on other factors which could affect the financial results of Fidelity after the Merger is included in filings with the Commission incorporated by reference herein.

     In connection with the title insurance industry in general, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) the title insurance business is characterized by low profit margins due to the high cost of producing title evidence, whereas premium revenues are subject to regulatory and competitive restraints; (ii) the amount of title insurance business available is influenced by housing starts, housing resales and commercial real estate transactions; (iii) real estate activity levels have historically been cyclical and are influenced by such factors as interest rates and the condition of the overall economy; (iv) the value of Fidelity's investment portfolio is subject to fluctuation based on similar factors; (v) the title insurance industry may be exposed to substantial claims; and (vi) the industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid without prior regulatory approval.

     In connection with the equipment leasing industry, factors which may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) the equipment leasing industry is highly fragmented, and characterized by numerous competitors on a national, regional and local level, the consolidation of which could affect Granite's industry consolidation strategy or competitive position; (ii) business investment in capital and other equipment, which is influenced by interest rates, availability of capital and prevailing general economic conditions; (iii) the industry is regulated by federal and state laws concerning licensing, financing practices, extension of credit, and collection and repossession practices; and (iv) potential cyclical fluctuations in the third and fourth quarters of the calendar year due to budgeting and tax considerations of lessees and other seasonal practices which affect the businesses of the lessees.

     Fidelity and Granite caution that the foregoing lists of important factors are not exclusive and do not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Fidelity or Granite.

INTEGRATION OF OPERATIONS; MANAGEMENT OF GROWTH

     The integration of the operations of Fidelity and Granite following the Merger will require the dedication of management resources, which will temporarily detract from attention to the day-to-day business of the combined company. The combination of the two companies will also require the coordination of geographi-cally separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. The process of combining the two organizations may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. There can be no assurance that the combined company will be able to retain its key operational and management personnel or that the combined company will realize any of the other anticipated benefits of the Merger. The combined company's ability to manage its growth effectively will require it to continue to improve its operational, financial and information management systems and controls, and to attract, retain, motivate and manage employees effectively.

TITLE INSURANCE INDUSTRY AND RELATED RISKS

     Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases. Other factors affecting real estate activity include demand, mortgage interest rates, family income levels and general economic conditions. While the level of sales activity was relatively depressed in certain geographical areas during the period 1991 through mid-1993, lower mortgage interest rates beginning in the latter part of 1991 triggered an increase in refinancing activity, which continued at record levels through 1993 and into the first quarter of 1994. During 1994 and early 1995, steady interest rate increases caused by actions taken by the Federal Reserve Board resulted in a significant decline in refinancing transactions and a stagnation in residential resales and new home sales. Since late 1995, decreases in mortgage interest rates and the resulting improvement in the real estate market have had a favorable effect on the level of real estate activity, including refinancing transactions, new home sales and resales. It is impossible to predict in what future direction interest rates and the real estate market may move or fluctuate.

     Fidelity believes that the level of risk undertaken pursuant to its underwriting standards is consistent with that of the industry. The maximum amount of liability under a title insurance policy is usually the face amount of the policy, plus the cost of defending the insured's title against an adverse claim. Fidelity's reserve for claim losses includes known claims, as well as losses Fidelity expects to incur, net of recoupments. Each known claim is reserved for on the basis of a review by Fidelity as to the estimated amount of the claim and the costs required to settle the claim. Reserves for claims which are incurred but not reported are provided for at the time premium revenue is recognized based on historical loss experience and other factors, including industry averages, claim loss history, legal environment, geographic considerations and types of policies written. Major claims are reserved for as they become known because the unique circumstances surrounding most major claims make it inherently impractical to predict the incidence and amount of such claims. The occurrence of a significant major claim in any given period could have a material adverse effect on Fidelity's financial condition and results of operations for such period and future periods.

     In the ordinary course of business, Fidelity reinsures certain risks with other title insurers for the purpose of limiting its maximum loss exposure and also assumes reinsurance for certain risks of other title insurers for the purpose of earning additional income. Fidelity cedes or assumes a portion of certain policy liabilities under agent fidelity, excess of loss and case-by-case reinsurance agreements. Reinsurance agreements provide that the reinsurer is liable for loss and loss adjustment expense payments exceeding the amount retained by the ceding company. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.

INTEREST RATE AND ECONOMIC RISKS

     Granite's business is directly related to business investment in capital and other equipment, which is influenced by a variety of factors, including the implicit return on capital invested, prevailing interest rates, availability of capital and other general economic conditions. Although Fidelity and Granite believe that current economic conditions favor continued growth in the markets Granite serves, a future economic slowdown or recession could adversely affect Granite's ability to fund or securitize leases. In addition, delinquencies and charge-offs could be expected to rise in an adverse economic environment, which could also adversely impact Granite's ability to sell or securitize leases which it funds or its ability to recognize its basis in the securitization residual interest or in leases held in its portfolio.

     Granite's profitability is determined by, among other things, the difference between the implicit lease rate charged to lessees and Granite's cost of funds. The implicit lease rates charged by Granite are based on interest rates prevailing in the market at the time of lease approval. Until Granite sells or securitizes leases, Granite generally funds the cost of the lease investment under its variable rate bank credit facilities and from working capital. Granite's operating margins could be adversely affected if interest rates increase prior to Granite selling or securitizing leases or if Granite is unable to securitize leases. Future increases in Granite's cost of funds could result in Granite raising the implicit lease rate charged to its customers, which could cause originators or customers to seek funding elsewhere. Granite has sought to mitigate the risk of interest rate increases by attempting to match funds required for lease financings with funds available through bank and other credit facilities, securitization transactions and lease sales. Although Granite may be able to dispose of leases through other securitization transactions in the event interest rates decline, existing securitization arrangements require Granite to securitize a minimum dollar amount of leases on a periodic basis. Granite does not hedge against interest rate increases using derivative securities or otherwise.

REGULATION

     Title insurance companies, including underwriters, underwritten title companies and independent agents, are subject to extensive regulation under applicable state laws. Each insurance underwriter is usually subject to a holding company act in its state of domicile which regulates, among other matters, the ability to pay dividends and investment policies. The laws of most states in which Fidelity transacts business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, accounting principles, financial practices, establishing reserve and capital and surplus requirements, defining suitable investments for reserves, capital and surplus and approving rate schedules.

     Granite also is subject to a variety of federal and state regulations. Such regulations require Granite to obtain and maintain certain licenses and qualifications in various states. Granite is also subject to certain state regulations concerning collection practices and the right to repossess and sell the leased equipment. Statutes and regulations governing financing operations are subject to interpretation and change. Any adverse change in existing laws or regulations, promulgation of new laws or regulations or changes in the interpretation thereof, or failure to comply with new or existing laws or regulations, could result in Granite being subject to fines or other penalties, any of which could have a material adverse impact on Granite's operations.

COMPETITION

     The title insurance industry is highly competitive. The number and size of competing companies varies in the different geographic areas in which Fidelity conducts its business. In Fidelity's principal markets, competitors include other major title underwriters such as Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation, Old Republic Title Insurance Company and Stewart Title Guaranty Company, as well as numerous independent agency operations at the local level.

     Competition is based primarily on the quality and timeliness of service, since the parties to a real estate transaction are usually concerned with time schedules and costs associated with delays in closing the transaction. In those states where prices are not established by regulatory authorities, the price of the title insurance policy is also a competitive factor. Fidelity believes that its competitive position is enhanced by its quality customer service and pricing.

     The market for financing in the small-ticket segment of the equipment leasing industry is highly competitive. Granite competes with a number of national, regional and local finance companies. Granite also competes against captive finance companies affiliated with major equipment manufacturers, commercial banks, savings and loan associations, credit unions and conventional leasing companies. Many of Granite's competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than Granite. Granite's competitors and potential competitors include far larger, more established companies that have access to capital markets for unsecured commercial paper and investment grade rated debt instruments, and to other funding sources that may be unavailable to Granite. Granite is currently developing an interactive system for lease origination. If similar systems are first developed or implemented by others, Granite could be at a competitive disadvantage. There can be no assurance Granite will be able to compete successfully against current or future competitors or that competitive pressures faced by Granite will not materially adversely affect its business, operating results and financial condition.

                              THE FIDELITY MEETING

     The Fidelity Meeting will be held on Tuesday, February 24, 1998 at 10:00 a.m., local time, at The Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612. At the Fidelity Meeting, holders of Fidelity Common Stock will be asked, in accordance with the requirements of the NYSE, to consider and vote upon the Share Issuance Proposal. The NYSE requires stockholder approval of the issuance of shares of Fidelity Common Stock in connection with the Merger because the number of shares to be issued is expected to exceed 20% of the shares of Fidelity Common Stock outstanding immediately prior to the effective time of the Merger.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Fidelity Common Stock at the close of business on the Fidelity Record Date are entitled to notice of and to vote at the Fidelity Meeting. As of the close of business on the Fidelity Record Date, there were 18,777,931 shares of Fidelity Common Stock outstanding and entitled to vote, held of record by 878 stockholders. Each holder of Fidelity Common Stock is entitled to one vote for each share of Fidelity Common Stock held as of the Fidelity Record Date.

     The required quorum for the transaction of business at the Fidelity Meeting is a majority of the shares of Fidelity Common Stock issued and outstanding on the Fidelity Record Date, present in person or represented by proxy. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of a quorum.

     Additional information with respect to beneficial ownership of Fidelity Common Stock by individuals and entities owning more than 5% of such stock, and more detailed information with respect to beneficial ownership of Fidelity Common Stock by directors and executive officers of Fidelity, is incorporated by reference from the Annual Report on Form 10-K of Fidelity for its year ended December 31, 1996. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

VOTING OF PROXIES

     The Fidelity proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Fidelity Board for use at the Fidelity Meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Fidelity. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Fidelity Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, "FOR" approval of the Share Issuance Proposal. The Fidelity Board does not presently intend to bring any business before the Fidelity Meeting other than the Share Issuance Proposal and, so far as is known to the Fidelity Board, no other matters are to be brought before the Fidelity Meeting. As to any business that may properly come before the Fidelity Meeting, however, it is intended that shares represented by proxies will be voted in respect thereof in accordance with the judgment of the persons voting such shares, except that the shares represented by proxies which have been voted "AGAINST" approval of the Share Issuance Proposal will not be voted in respect of any motion made for adjournment of the Fidelity Meeting for purposes of soliciting additional proxies to approve the Share Issuance Proposal. A Fidelity stockholder who has given a proxy may revoke it at any time before it is exercised at the Fidelity Meeting, by (i) delivering to the Secretary of Fidelity (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Fidelity Meeting or (iii) attending the Fidelity Meeting and voting in person (although attendance at the Fidelity Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     The affirmative vote of the majority of the votes cast at the Fidelity Special Meeting is required to approve the Share Issuance Proposal; provided, however, that at least 50% of the votes entitled to be cast thereon are voted at the Fidelity Meeting. Abstentions and broker non-votes will not be deemed to have been cast either "for" or "against" the Share Issuance Proposal and, since approval of the Share Issuance Proposal requires the vote of a majority of the votes cast at the Fidelity Meeting, will have no effect on the approval of the Share Issuance Proposal.

SOLICITATION OF PROXIES AND EXPENSES

     Fidelity will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to the solicitation of proxies by mail, the directors, officers and employees of Fidelity may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Fidelity will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Fidelity Common Stock and to request authority for the exercise of proxies. In such cases, Fidelity, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                              THE GRANITE MEETING

     The Granite Meeting will be held on Tuesday, February 24, 1998 at 10:00 a.m., local time, at the offices of Granite, 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403. At the Granite Meeting, holders of Granite Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Granite Common Stock at the close of business on the Granite Record Date are entitled to notice of and to vote at the Granite Meeting. As of the close of business on January 14, 1998, there were 6,142,000 shares of Granite Common Stock outstanding and entitled to vote, held of record by 15 stockholders. Each holder of Granite Common Stock is entitled to one vote for each share of Granite Common Stock held as of the Granite Record Date.

     The required quorum for the transaction of business at the Granite Meeting is a majority of the shares of Common Stock issued and outstanding on the Granite Record Date, present in person or represented by proxy. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger.

     Additional information with respect to beneficial ownership of Granite Common Stock by individuals and entities owning more than 5% of such stock, and more detailed information with respect to beneficial ownership of Granite Common Stock by directors and executive officers of Granite, is incorporated by reference from the Annual Report on Form 10-KSB of Granite for its fiscal year ended June 30, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

VOTING OF PROXIES

     The Granite proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Granite Board for use at the Granite Meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Granite. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Granite Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, "FOR" approval and adoption of the Merger Agreement and the Merger. The Granite Board does not presently intend to bring any other business before the Granite Meeting and, so far as is known to the Granite Board, no other matters are to be brought before the Granite Meeting. As to any business that may properly come before the Granite Meeting, however, it is intended that shares represented by proxies will be voted in respect thereof in accordance with the judgment of the persons voting such shares, except that the shares represented by proxies which have been voted "AGAINST" the proposal to approve and adopt the Merger Agreement and the

Merger will not be voted in respect of any motion made for adjournment of the Granite Meeting for purposes of soliciting additional proxies to approve and adopt the Merger Agreement and the Merger. A stockholder of Granite who has given a proxy may revoke it at any time before it is exercised at the Granite Meeting, by (i) delivering to the Secretary of Granite (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Granite Meeting or
(iii) attending the Granite Meeting and voting in person (although attendance at the Granite Meeting will not, by itself, revoke a proxy).

     Each of the directors and executive officers of Granite and certain other holders of Granite Common Stock have entered into agreements with Fidelity which provide that, until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, they will (i) vote their shares in favor of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and against any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement; and (ii) enter into Irrevocable Proxies appointing Fidelity's Board of Directors as the sole and exclusive attorneys and proxies with respect to all of the shares of Granite Common Stock owned by them.

VOTE REQUIRED

     Pursuant to the DGCL and Granite's Certificate of Incorporation, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Granite Common Stock. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger.

SOLICITATION OF PROXIES AND EXPENSES

     Granite will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to the solicitation of proxies by mail, the directors, officers and employees of Granite may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Granite will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Granite Common Stock and to request authority for the exercise of proxies. In such cases, Granite, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                                   THE MERGER

     The following summary of certain terms and provisions of the Merger Agreement is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus and incorporated herein by reference.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of Granite, the approval of the Share Issuance Proposal by the stockholders of Fidelity and the satisfaction or waiver of the other conditions, Merger Sub will be merged with and into Granite, whereupon the separate corporate existence of Merger Sub will cease and Granite will be the surviving corporation of the Merger (the "Surviving Corporation"). As a result of the Merger, Granite will become a wholly-owned subsidiary of Fidelity. The Merger will become effective upon the filing of a Certificate of Merger in the Office of the Secretary of State of the State of Delaware, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time") in accordance with the DGCL. The Merger will have the effects described in the DGCL, and the Certificate of Incorporation and Bylaws of the Surviving Corporation will be those of Granite, as in effect immediately prior to the Effective Time. At the Effective Time, the conversion of Granite Common Stock into shares of Fidelity Common Stock will be effected as described below. Upon the Effective Time, the initial directors of the Surviving Corporation, until successors are duly elected and qualified in accordance with applicable law, will be William W. Wehner (the Chairman of the Board and Chief Executive Officer of Granite), one person designated by Granite and three persons designated by Fidelity.

     At the Effective Time, automatically by virtue of the Merger and without any action on the part of the holder thereof, each share of Granite Common Stock (excluding shares held by Granite or any of its subsidiaries or by Fidelity or any of its subsidiaries ("Treasury Shares")) issued and outstanding immediately prior to the Effective Time will be converted into 0.7711 shares of Fidelity Common Stock, plus cash in lieu of fractional shares. The Exchange Ratio, as originally negotiated by Fidelity and Granite in the Merger Agreement, was 0.701 shares of Fidelity Common Stock for each share of Granite Common Stock, and has been adjusted to 0.7711 pursuant to the terms of the Merger Agreement by reason of the Stock Dividend. The Exchange Ratio is subject to further adjustment pursuant to the terms of the Merger Agreement.

     It is expected that the market price of Fidelity Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Fidelity Common Stock to be received by Granite stockholders in the Merger is fixed (subject to adjustment in the circumstances described below) and because the market price of Fidelity Common Stock is subject to fluctuation, the value of the shares of Fidelity Common Stock that holders of Granite Common Stock would receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of Fidelity and Granite Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS." No assurance can be given concerning the market price of Fidelity Common Stock before or after the Effective Time.

     The Exchange Ratio is subject to adjustment, as provided in the Merger Agreement, if the Average Fidelity Stock Price is less than $20.75 or more than $25.94. If the Average Fidelity Stock Price is less than $20.75, Fidelity may elect to either terminate the Merger Agreement or increase the Exchange Ratio to a number equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $20.75 and the denominator of which is the Average Fidelity Stock Price. If the Average Fidelity Stock Price is more than $25.94, the Exchange Ratio will be reduced to a number equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $25.94 and the denominator of which is the Average Fidelity Stock Price.

     Whether or not Fidelity will have a right to terminate the Agreement pursuant to the foregoing paragraph will not be known until the date that the Average Fidelity Stock Price can be determined. If such date were the date of this Joint Proxy Statement/Prospectus, no such right of termination would exist, based on the prevailing market price of Fidelity Common Stock. The Fidelity Board has made no decision as to whether it would exercise its termination right if such a right did arise. In the event such a situation occurs, the Fidelity Board will, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time and will consult with its respective financial advisors and legal counsel. Approval of the Agreement by the Granite stockholders at the Granite Meeting and by the Fidelity stockholders at the Fidelity Meeting will confer on the Fidelity Board the power, consistent with its fiduciary duties of such Board, to elect to consummate the Merger if such an event occurs after stockholder approval is obtained without any further action by, or solicitation of the votes of, the stockholders of Granite or Fidelity. The fairness opinions received by each of Granite and Fidelity are each dated as of the date of this Joint Proxy Statement/Prospectus and are based on conditions in effect on the date thereof. Accordingly, none of such opinions address the circumstances that might arise if the matters contemplated by the previous paragraph were to occur. In such an event, Granite or Fidelity, as the case may be, intends that it would obtain the reconfirmation of its respective investment bankers with respect to the fairness of the revised transaction prior to proceeding with the consummation of the Merger.

BACKGROUND OF THE MERGER

     On the afternoon of October 3, 1997, William P. Foley II, Chairman and Chief Executive Officer of Fidelity, and Allen D. Meadows, Executive Vice President and Chief Financial Officer of Fidelity, traveled to Golden, Colorado to meet with William W. Wehner, Chairman and Chief Executive Officer of Granite, and Robert P. Rinek, Managing Director of Piper Jaffray, to discuss a possible merger of Fidelity and Granite. Mr. Foley outlined his strategic vision of a combination between the two companies, operating philosophies and objectives and the potential strategic benefits of such a combination, although no proposals were made at this time as to the purchase price to be paid by Fidelity or the structure of the transaction. Mr. Wehner indicated that Granite would be interested in considering a combination with Fidelity, but would not be in a position to seriously explore such a combination until concrete terms were proposed by Fidelity.

     On October 28, 1997, Mr. Foley delivered to the Granite Board a non-binding indication of interest and preliminary transaction proposal. The letter detailed, among other items, the price and structure of the proposed merger, due diligence requirements for both parties, the pro forma post-merger organization and certain other conditions.

     On October 29, 1997, the Granite Board met to consider the proposed merger and its potential benefits to the Granite stockholders. Representatives of Piper Jaffray attended this meeting. The Granite Board, after due consideration of the potential benefits of the proposed Merger, decided to pursue further the Fidelity proposal.

     On November 3, 1997, Granite formally retained Piper Jaffray, a national investment banking firm, to act as its financial advisor in connection with the proposed merger. Granite selected Piper Jaffray because of Piper Jaffray's experience and expertise in the financial services sector and in transactions similar to the proposed merger, its familiarity with Granite and its business, and its reputation in the investment banking industry.

     On November 5, 1997, Mr. Meadows sent to the Fidelity Board certain background information on Granite as well as information regarding the discussions taking place between Granite and Fidelity, the strategic rationale for the proposed Merger and the perceived financial and operating benefits of such a combination.

     On November 6, 1997, certain members of Granite's senior management and representatives of Piper Jaffray traveled to Santa Barbara, California to meet with Fidelity's executive officers and to commence Granite's on-site due diligence investigation of Fidelity. This investigation lasted for two days.

     On Friday, November 7, 1997, Fidelity's legal advisors delivered a form of merger agreement to Granite and to its legal advisors and Piper Jaffray.

     On Monday, November 10, 1997, Mr. Wehner traveled to California, where he met with Mr. Foley and discussed further the proposed combination between Granite and Fidelity as well as certain post-merger operating strategies.

     On November 11, 1997, a senior management team from Fidelity and representatives of Merrill Lynch traveled to Golden, Colorado to conduct an on-site due diligence review of Granite and its operations. This on-site investigation lasted for two days.

     On November 14, 1997, legal advisors of Fidelity and Granite met telephonically to begin preliminary discussions of issues relating to the draft merger agreement proposed by Fidelity. On Saturday evening, November 15, 1997, Fidelity received and reviewed with its legal advisors the issues raised by Granite's initial response to the draft merger agreement proposed by Fidelity. On Sunday morning, November 16, 1997, legal advisors for both Fidelity and Granite met telephonically to discuss the issues raised by Granite. For the remainder of Sunday, November 16, 1997 and continuing through the afternoon of Monday, November 17, 1997, Fidelity and Granite and their respective legal advisors negotiated the terms of the Merger Agreement and the forms of stockholder agreements and affiliate agreements to be entered into by their respective affiliates in connection therewith.

     On November 16, 1997, the Granite Board reviewed, with the assistance of Granite's management and its legal and financial advisors, among other things, a summary of management's due diligence findings concerning Fidelity, presentations by management and Piper Jaffray concerning the Fidelity proposal, the terms of the definitive Merger Agreement and the Piper Jaffray fairness opinion regarding the Merger; the fairness opinion was delivered orally and subsequently confirmed in writing. Based upon that review and after due consideration of other factors, the Granite Board unanimously approved and authorized the execution of the Merger Agreement on the evening of November 16, 1997.

     On November 17, 1997, the Fidelity Board met telephonically to consider the proposed transaction with Granite. With the assistance of Fidelity's legal advisor, the Fidelity Board reviewed, among other things, management's due diligence findings concerning Granite. Representatives of Merrill Lynch then reviewed with the Fidelity Board certain financial analyses relating to the proposed transaction and rendered its oral opinion. See "Opinions of Financial Advisors -- Opinion of Merrill Lynch." Based upon its review, the Fidelity Board approved, by unanimous vote of all directors present, and authorized the execution of the Merger Agreement on the evening of November 17, 1997. The Merger Agreement was executed and delivered by the parties shortly thereafter.

     On the evening of November 17, 1997, the proposed Merger was publicly announced.

REASONS FOR THE MERGER

     Fidelity. The Fidelity Board believes that the Merger will help create a unique specialty finance company with the financial and managerial resources to compete effectively in the rapidly changing financial services market.

     The Fidelity Board determined that the Merger represents a unique strategic fit between two financially sound institutions. The Fidelity Board believes the Merger will result in a company that is financially stronger overall, has less sensitivity to external economic variables and greater growth prospects than either company individually. Additionally, the greater financial resources of the combined company will permit it to better participate in the consolidation of several of the key businesses and diversify its business mix by deploying capital to higher margin, higher growth business lines. The Fidelity Board also considered the benefits available to the combined companies through the lower cost of warehouse lines of credit that Fidelity can bring to Granite, the additional lease volumes from small business lending and franchise financing that the combined companies can generate and the consolidation of certain redundant back office and support departments.

     Granite. In reaching its determination to approve and adopt the Merger Agreement, the Granite Board considered a number of factors and the potential synergies which would result from a Merger with Fidelity. Specifically, the Granite Board considered: (i) Granite's growth prospects on a stand alone basis as well as in combination with Fidelity, (ii) the ability of the combined company to utilize cash flow produced by Fidelity in the investment opportunities generated by the Granite business operations through financing leases; (iii) the benefit to Granite of holding, rather than selling, leases and the concomitant benefit of realizing income from the leases over the life of the leases rather than a one-time benefit from a sale; (iv) the ability to offset and counterbalance the cyclical nature of interest rates which benefits Granite when rates are high, and which benefits Fidelity when interest rates are low; (v) switching the focus of the investment community from the insurance industry to the high-growth industry of specialty finance; (vi) reduction in the cost of funds to Granite from the ability to leverage Fidelity's cash flow; (vii) the greater market float and liquidity of Fidelity Common Stock; and (viii) opportunities for Granite to finance equipment for entities affiliated with Fidelity.

     The Granite Board based its conclusions, in part, on presentations by its financial advisors and Granite Management; the strategy, business operations, earnings and financial condition of Fidelity on a historical and prospective basis; the results of due diligence investigations regarding Fidelity; its assessment, with the assistance of financial and legal counsel, concerning the likelihood that Fidelity would obtain all required regulatory approvals of the Merger; and the expectation that the Merger will generally be a tax-free transaction to Granite and its stockholders.

     The foregoing discussion of the information and factors considered by the Granite Board is not intended to be exhaustive. In reaching its determination to approve and recommend the Merger, the Granite Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Granite Board received the advice of its financial and legal advisors.

     The benefits described above are forward-looking statements and actual results may vary materially from such statements. See "RISK FACTORS" for factors that may cause such variation.

BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF FIDELITY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FIDELITY AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT FIDELITY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

     THE BOARD OF DIRECTORS OF GRANITE BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GRANITE AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT GRANITE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

     OPINION OF MERRILL LYNCH

     On November 6, 1997, Fidelity engaged Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. Pursuant to the terms of its engagement, Merrill Lynch agreed to assist Fidelity in analyzing, structuring, negotiating and effecting an acquisition transaction with Granite. Fidelity selected Merrill Lynch because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and was familiar with Fidelity and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of Merrill Lynch telephonically participated in the meeting of the Fidelity Board held on November 17, 1997 at which the Fidelity Board considered the Merger and approved the Merger Agreement. At that meeting, Merrill Lynch rendered its oral opinion that, as of such date, the Exchange Ratio (which was defined for the purposes of such opinion as 0.701 shares of Fidelity Common Stock for each share of Granite Common Stock and which did not take into account the Stock

Dividend) was fair to Fidelity from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Joint Proxy Statement/Prospectus.

     The full text of Merrill Lynch's written opinion (the "Opinion"), dated as of the date of this Joint Proxy Statement/Prospectus, is attached hereto as Appendix B and is incorporated herein by reference. The description of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion set forth in Appendix B. Fidelity stockholders are urged to read the Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith.

     MERRILL LYNCH'S OPINION IS DIRECTED TO THE FIDELITY BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO FIDELITY. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY FIDELITY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIDELITY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE SHARE ISSUANCE PROPOSAL AT THE FIDELITY MEETING.

     Merrill Lynch has informed Fidelity that in arriving at its written opinion, Merrill Lynch, among other things: (1) reviewed certain publicly-available business and financial information relating to Fidelity and Granite that Merrill Lynch deemed to be relevant; (2) reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of Fidelity and Granite furnished to Merrill Lynch by senior management of Fidelity and Granite, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger furnished to Merrill Lynch by senior management of Fidelity and Granite (the "Synergies"); (3) conducted discussions with members of senior management of Fidelity and Granite concerning the foregoing, including the respective businesses, prospects, regulatory conditions and contingencies of Fidelity and Granite before and after giving effect to the Merger and the Synergies; (4) reviewed the market prices and valuation multiples for Fidelity Common Stock and Granite Common Stock and compared them with those of certain publicly-traded companies which Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of Fidelity and Granite and compared them with those of publicly-traded companies which Merrill Lynch deemed to be relevant; (6) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (7) reviewed the potential pro forma impact of the Merger; (8) reviewed the Merger Agreement; and (9) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

     In preparing its Opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Fidelity or Granite nor has it been furnished any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for credit losses and has neither made an independent evaluation of the adequacy of the allowance for credit losses of Fidelity or Granite, nor reviewed any individual credit files relating to Fidelity or Granite and, as a result, assumed that the aggregate allowance for credit losses for both Fidelity and Granite is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Fidelity or Granite. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluation of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions and the Synergies, furnished to or discussed with Merrill Lynch by Fidelity or Granite, Merrill Lynch has, with Fidelity's consent, assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgments of the senior management of Fidelity and Granite as to the expected future performance of Fidelity, Granite or the combined entity, as the case may be, and the Synergies and expressed no opinion as to such financial forecast information or the Synergies or the assumptions upon which they were based. The Opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreement and was necessarily based on economic, market and other conditions as in effect on, and the information made available to Merrill Lynch, as of the date thereof.

     Merrill Lynch also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any amendments or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger, including the Synergies. The Opinion was also rendered without regard to the necessity for, or level of, any obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

     In connection with rendering the Opinion, Merrill Lynch performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch in connection therewith. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fidelity or Granite. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio to Fidelity from a financial point of view and were provided to the Fidelity Board in connection with the delivery of the Opinion. Merrill Lynch gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected comparable companies analysis and the analysis of selected commercial finance company merger transactions summarized herein, no public company utilized as a comparison is identical to Fidelity or Granite and no transaction is identical to the Merger. Accordingly, an analysis of publicly-traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of Fidelity, Granite and the companies to which they are being compared. The analyses do not purport to be appraisals or to reflect the prices at which Granite might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described below, the Opinion is just one of many factors taken into consideration by the Fidelity Board.

     The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of Fidelity and Granite. Fidelity and Granite do not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by Merrill Lynch to the Fidelity Board on November 17, 1997 in connection with the Opinion dated the date hereof.

     Summary of Proposal. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the implied aggregate transaction value. Based on the closing price of the Fidelity

Common Stock of $22.05 (which takes into account the Stock Dividend) on November 14, 1997, Merrill Lynch calculated the implied transaction value per share of Granite of $17.00 and an implied total transaction value of approximately $113 million, representing a 58% premium to market. Based on this implied transaction value, Merrill Lynch calculated the price to fully diluted book, price to fully diluted tangible book, price to latest quarter annualized earnings, price to projected 1998 and 1999 earnings multiples and the implied premium to receivables in the contemplated transaction. This analysis yielded a price to fully diluted book value multiple of 3.28x, a price to fully diluted tangible book value multiple of 3.70x, a price to latest quarter annualized earnings multiple of 34.53x, a price to projected 1998 earnings multiple of 9.38x (based on estimates of Fidelity's senior management), a price to projected 1999 earnings multiple of 11.35x (based on estimates of Fidelity's senior management) and an implied premium to receivables of 74.24%. Based upon the implied transaction value, Merrill Lynch also calculated the price as an implied premium to the November 14, 1997 closing price, the price as an implied premium to the 30-day average price and the price as an implied premium to the 52-week high price. This analysis yielded implied premiums of 58.1%, 57.9% and 33.3%, respectively.

     Pro Forma Merger Analysis. Based on projections provided by Fidelity, Merrill Lynch analyzed certain pro forma effects of the Merger. This analysis indicated that the transaction would be dilutive to projected earnings per share of Fidelity Common Stock in 1998 and accretive thereafter and that the Merger would be dilutive to Fidelity's book value and tangible book value per share at the assumed closing of the Merger on or before March 31, 1998. In this analysis, Merrill Lynch assumed that Fidelity performed in accordance with the earnings forecasts provided to Merrill Lynch by Fidelity's senior management.

     Analysis of Selected Commercial Finance Company Merger
Transactions. Merrill Lynch reviewed publicly available information regarding the commercial finance company merger transactions with a value greater than $80 million and less than $2.3 billion which had occurred in the United States since January 1, 1996 that it deemed to be relevant. Merrill Lynch compared the price to book value, price to annualized pre-tax income as of September 30, 1997, price to annualized net income as of September 30, 1997 and premium to receivables in the contemplated transaction and in such selected commercial finance company merger transactions. This analysis yielded a range of price to book value multiples of 1.9x to 4.0x with a mean of 3.0x and a median of 3.1x, compared with a transaction multiple of 3.28x for Granite, a range of price to annualized pre-tax income as of September 30, 1997 multiples of 7.3x to 16.1x with a mean of 12.3x and a median of 12.9x, compared with a transaction multiple of 20.13x for Granite, a range of price to annualized net income as of September 30, 1997 multiples of 11.8x to 27.0x with a mean of 19.6x and a median of 19.6x, compared with a transaction multiple of 34.53x for Granite, and a range of premium paid to receivables of 11.1% to 74.8% with a mean of 32.3% and a median of 27.9%, compared with a transaction premium paid to receivables of 74.24% for Granite (assuming that premium is calculated as purchase price less book value and receivables are net of unearned income and allowance for loan loss). This analysis yielded an overall imputed reference range per share of Granite Common Stock on a fully diluted basis of $6.38 to $21.77, based on the high and low imputed range of the foregoing analyses and an overall imputed reference range of aggregate values for Granite Common Stock of $40.4 million to $137.9 million, based on the high and low imputed range of the foregoing analyses.

     No company or transaction used in the above analysis as a comparison is identical to Fidelity or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or announced merger transaction value, as the case may be, of the companies to which they are being compared.

     Discounted Dividend Stream Analysis -- Granite. Using a discounted stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that Granite could produce on a stand-alone basis from 1997 through 2003 and distribute to stockholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that Granite performed in accordance with the earnings forecasts provided to Merrill Lynch by Fidelity's senior management, and that Granite's tangible common equity to tangible managed asset ratio would be maintained at a minimum 10.00% level. Merrill Lynch estimated the terminal values for the Fidelity Common Stock at 10.0, 11.0 and 12.0 times Fidelity's 2003 estimated operating income

(defined as net income before amortization of intangibles). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 16%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Granite Common Stock. This discounted dividend stream analysis indicated a net present value per share of Granite Common Stock reference range of between $15.94 to $23.91 and an aggregate net present value reference range of $105.737 million to $158.618 million. As indicated above, this analysis was based on Fidelity senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Discounted Stockholder Return Analysis -- Fidelity. Merrill Lynch analyzed the net present value of the stockholder returns of Fidelity Common Stock based on street earnings estimates of Fidelity for 1998 and extrapolated thereafter using mean growth rate estimates based on a consensus of research analysts. A dividend payout rate of 12.0% was assumed based upon Fidelity's current payout rate at September 30, 1997 and was held constant through 2002. The range of estimated terminal values for Fidelity was calculated by applying terminal value multiples ranging from 10.0x to 12.0x to Fidelity's estimated 2002 earnings. Terminal values and the estimated stream of dividends (cash flow stream) were discounted to present value using discount rates ranging from 12.0% to 16.0%. Utilizing terminal value multiples of 10.0x to 12.0x and discount rates of 12.0% to 16.0%, this analysis resulted in an equity reference range for Fidelity of approximately $17.02 to $24.03 per fully diluted share.

     Comparison of Selected Comparable Companies -- Granite. Merrill Lynch compared selected operating and stock market results of Granite to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Resource America, Amplicon Inc., PLM International, First Sierra Financial and Leasing Solutions (collectively, the "Granite Composite"). This comparison showed, among other things, that for the latest twelve months ended June 30, 1997 (i) the ratio of Granite's market price to estimated earnings for the latest twelve months ended June 30, 1997 was 19.2x compared to a mean of 19.9x for the Granite Composite (assuming reported average earnings estimates based on First Call calendarized estimates as of November 6, 1997 for both Granite and the Granite Composite), (ii) the ratio of Granite's market price to estimated earnings for the twelve months ending December 31, 1997 was 16.3x, compared to a mean of 15.4x for the Granite Composite (assuming reported average earnings estimates based on First Call calendarized estimates as of November 6, 1997 for both Granite and the Granite Composite), (iii) the ratio of Granite's market price to estimated earnings for the twelve months ending December 31, 1998 was 11.3x, compared to a mean of 13.1x for the Granite Composite as of November 14, 1997 (assuming reported average earnings estimates based on First Call calendarized estimates as of November 6, 1997 for both Granite and the Granite Composite), (iv) the ratio of Granite's market price to book value per share was 2.0x, compared to a mean of 3.2x for the Granite Composite (assuming book value based upon the most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for both Granite and the Granite Composite), (v) Granite's annualized return on average common equity was 10.2%, compared to a mean of 13.3% for the Granite Composite and (vi) Granite's five year growth rate was 25.0%, compared to a mean of 22.5% for the Granite Composite (assuming reported average earnings estimates based on IBES calendarized estimates as of November 6, 1997 for both Granite and the Granite Composite). The foregoing analyses indicated a range of imputed values per share of Granite Common Stock, on a fully diluted basis, of $5.53 to $35.03, with a median ranging from $9.66 to $14.74 and a mean ranging from $10.18 to $16.88.

     Comparison of Selected Comparable Companies -- Fidelity. Merrill Lynch compared selected operating and stock market results of Fidelity to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Chicago Title & Trust, Stewart Title & Insurance and Lawyers Title Corp. (collectively the "Fidelity Composite"). This comparison showed, among other things, that at or as of the last twelve months ended June 30, 1997 (i) Fidelity's dividend yield per share was 1.2% on a fully diluted basis, compared with a mean of 0.6% for the Fidelity Composite,
(ii) Fidelity's five year growth rate per share was 10.0% on a fully diluted basis, compared to a mean of 7.5% for the Fidelity Composite (assuming reported average earnings estimates based on IBES estimates as of November 7, 1997 for both Fidelity and the Fidelity Composite), (iii) the ratio of Fidelity's market price to year to date annualized earnings per share was 14.0x on a fully diluted basis, compared to a mean of 14.4x for the Fidelity Composite, (iv) the ratio of Fidelity's market price to estimated earnings for the twelve month period ending December 31, 1997 was 11.5x on a fully diluted basis, compared to a mean of 14.0x for the Fidelity Composite (assuming reported average earnings estimates based on IBES estimates as of November 7, 1997 for both Fidelity and the Fidelity Composite), (v) the ratio of Fidelity's market price to estimated earnings for the twelve month period ending December 31, 1998 was 10.5x on a fully diluted basis, compared to a mean of 12.9x for the Fidelity Composite (assuming reported average earnings estimates based on IBES estimates as of November 7, 1997 for both Fidelity and the Fidelity Composite) and (vi) the ratio of Fidelity's market price to book value was 2.0x on a fully diluted basis, compared to a mean of 1.1x for the Fidelity Composite. The foregoing analysis indicated a range of imputed values per share of Fidelity Common Stock on a fully diluted basis of $9.76 to $32.10, with a median ranging from $10.40 to $22.72 and a mean ranging from $11.77 to $22.54.

     Additionally, the comparison to selected comparable companies also showed, among other things, that as of September 30, 1997 (i) Fidelity's annualized return on average assets was 6.5% on a fully diluted basis and 6.5% on a primary basis, compared to a mean of 3.7% for the Fidelity Composite, (ii) Fidelity's annualized return on average common equity was 14.2% on a fully diluted basis and 20.8% on a primary basis, compared to a mean of 8.1% for the Fidelity Composite, (iii) Fidelity's annualized operating margin (calculated as the sum of earnings before taxes, claims loss provisions and interest expense divided by total revenue (excluding investment revenue)) was 13.9% on a fully diluted basis and 14.3% on a primary basis, compared with a mean of 10.5% for the Fidelity Composite, (iv) Fidelity's ratio of long term debt to average common equity was 27.2% on a fully diluted basis and 84.2% on a primary basis, compared with a mean of 13.0% for the Fidelity Composite and (v) at September 30, 1997, Fidelity's ratio of average common equity to average assets was 45.6% on a fully diluted basis and 31.1% on a primary basis, compared with a mean of 44.3% for the Fidelity Composite.

     The foregoing analysis was based upon the September 30, 1997 Quarterly Report on Form 10-Q filed with the Commission by Fidelity and the June 30, 1997 Quarterly Report on Form 10-Q filed with the Commission by each company comprising the Fidelity Composite. In preparing the foregoing analysis, Merrill Lynch assumed that the fully diluted calculations included the conversion of LYONS to common equity and primary calculations included the conversion of LYONS to debt.

     In connection with the Opinion (dated as of the date of this Joint Proxy Statement/Prospectus), Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above in updating its November 17, 1997 opinion.

     Merrill Lynch has been retained by the Fidelity Board as an independent contractor to act as exclusive financial advisor to Fidelity with respect to the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including financial institutions, in connection with mergers and acquisitions. In addition, within the past two years, Merrill Lynch has provided financial advisory, investment banking and other services to Fidelity and has received fees of approximately $50,000 for the rendering of such services. In the ordinary course of its securities business, Merrill Lynch and its affiliates may trade debt and/or equity securities of Fidelity or Granite for its own account and the account of its customers, and accordingly, may from time to time hold a long or short position in such securities.

     Fidelity and Merrill Lynch entered into a letter agreement dated November 6, 1997 relating to the services to be provided by Merrill Lynch in connection with the Merger. Fidelity has agreed to pay fees to Merrill Lynch as follows:
(i) a cash fee of $100,000, which was payable on November 6, 1997, (ii) a cash fee of $300,000, which was payable upon execution of the Merger Agreement and
(iii) an additional cash fee of

$250,000, payable at the closing of the Merger or any alternative acquisition transaction involving Fidelity and Granite during the period which Merrill Lynch has been engaged by Fidelity or within two years of such period. In such letter agreement, Fidelity also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, up to certain limits. Fidelity also agreed to indemnify Merrill Lynch against certain liabilities related to or arising out of the Merger, including liabilities arising under the securities laws.

     OPINION OF PIPER JAFFRAY

     Piper Jaffray was retained by Granite to act as financial advisor in connection with the Merger pursuant to an engagement letter dated November 3, 1997. Piper Jaffray was selected based on its experience and expertise in the financial services sector and in transactions similar to the Merger, its familiarity with Granite and its business, and its reputation in the investment banking industry. Granite requested Piper Jaffray, in its role as financial advisor, to render its opinion to the Granite Board regarding the fairness, from a financial point of view, to Granite stockholders of the consideration proposed to be paid by Fidelity to Granite stockholders in the Merger and to assist Granite's management and Board of Directors in analyzing the proposed Merger and the proposed Exchange Ratio.

     Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the past, Piper Jaffray has acted as an underwriter for a secondary offering of Granite Common Stock. Piper Jaffray received customary compensation in connection therewith, including certain warrants, which it currently holds, to acquire shares of Granite Common Stock. Piper Jaffray has provided other investment banking services to Granite in the past. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade Granite Common Stock and Fidelity Common Stock for their own account and for the accounts of their customers, and, therefore, may at any time hold a long or short position in such securities. Piper Jaffray also provides research coverage for Granite and initiated research coverage for Fidelity on December 1, 1997.

     Piper Jaffray delivered to the Granite Board of Directors on November 16, 1997, its oral opinion (subsequently confirmed by written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion and described below, the consideration proposed to be paid by Fidelity pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of Granite. Such opinion was subsequently reaffirmed by issuance to the Granite Board of a Piper Jaffray opinion dated the date of this Joint Proxy Statement/ Prospectus. That opinion and Piper Jaffray's written opinion dated November 16, 1997, are herein collectively referred to as the "Piper Opinion." A copy of the Piper Jaffray opinion dated the date of this Joint Proxy Statement/Prospectus is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference. The November 16, 1997 opinion is substantially identical to the Piper Jaffray opinion attached hereto.

     While Piper Jaffray rendered its opinion and provided certain analyses to the Granite Board, Piper Jaffray was not requested to and did not make any recommendation to the Granite Board as to the specific form or amount of the consideration to be received by Granite stockholders in the Merger, which was determined through negotiations between Fidelity and Granite. The Piper Opinion, which was delivered for use and considered by the Granite Board, is directed only to the fairness to Granite stockholders, from a financial point of view, of the proposed consideration to be paid by Granite in connection with the Merger, does not address the value of a share of Granite Common Stock, does not address Granite's underlying business decision to participate in the Merger and does not constitute a recommendation to any Granite stockholder as to how such stockholder should vote with respect to the Merger. However, Piper Jaffray has consented, which consent is included as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, to the inclusion of the Piper Jaffray opinion included herein, and to the references to its firm. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     Piper Jaffray was not advised by Granite, Fidelity or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Granite or Fidelity or their affiliates was a party or may be subject and undertook no analysis independent thereof. Accordingly, the Piper Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

     THE SUMMARY OF THE PIPER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER JAFFRAY OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND ATTACHED HERETO AS APPENDIX C. GRANITE STOCKHOLDERS ARE URGED TO READ THE PIPER OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN.

     In arriving at the Piper Opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Granite and Fidelity and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger Agreement; (ii) information relative to the business, financial condition and operations of Granite and Fidelity furnished by management of Granite and Fidelity respectively; (iii) certain internal financial planning information of Granite and Fidelity furnished by management of Granite and Fidelity, respectively, and certain pro forma internal financial planning information for Granite and Fidelity furnished by management of Fidelity; (iv) selected market information for Granite Common Stock and Fidelity Common Stock; (v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to Granite and Fidelity; and (vii) certain financial and securities data of Granite and Fidelity and companies deemed reasonably similar or comparable to Granite and Fidelity. In addition, Piper Jaffray engaged in discussion with members of management of Granite and Fidelity concerning the respective financial condition, current operating results and business outlook of Granite and Fidelity, including the prospects for Granite and Fidelity on a combined basis and any potential operating efficiencies and synergies which may arise from the Merger.

     For purposes of the Piper Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Piper Jaffray relied upon the assurances of Granite and Fidelity management that the information provided by Granite and Fidelity had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray relied, without independent verification, on the assessments by management of Granite and Fidelity. In connection with rendering its opinion, Piper Jaffray assumed that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles, and made certain pro forma adjustments Piper Jaffray deemed appropriate. Piper Jaffray did not take into account any nonrecurring acquisition costs or potential cost savings or synergies that may be realizable as a result of the Merger. In arriving at the Piper Opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Granite or Fidelity and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Granite on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of Granite Common Stock or Fidelity Common Stock may trade at any future time. The Piper Opinion is based upon information available to Piper Jaffray, and the facts and circumstances as they existed and were subject to evaluation on the respective dates of the Piper Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Piper Opinion.

     Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with the Granite Board on November 16, 1997. In delivering its opinion to the Granite Board on November 16, 1997, Piper Jaffray prepared and delivered to the Granite Board certain written materials containing various analyses and other information relevant to such opinion. At the time and for the purpose of such preparation, the Exchange Ratio of 0.701 as set forth in the Merger Agreement represented an implied purchase price of $17.00 for each share of Granite Common Stock. Piper Jaffray confirmed the appropriateness of its reliance on the described analyses in connection with its opinion dated the date of this Joint Proxy Statement/Prospectus by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith, modified, where appropriate, to take into account (i) the fact that, as of such date, the Exchange Ratio represents an implied purchase price of $20.00 for each share of Granite Common Stock, (ii) the Stock Dividend, which was announced on December 17, 1997, and (iii) certain other events occurring after Piper Jaffray delivered its opinion on November 16, 1997 that affected the number of shares of Fidelity Common Stock expected to be issued to holders of Granite Common Stock upon consummation of the Merger. The discussion below summarizes those material analyses performed by Piper Jaffray and reviewed with the Granite Board on November 16, 1997 in connection with rendering Piper Jaffray's opinion dated November 16, 1997 and its oral presentation to the Granite Board on such date.

     Selected Market Information. Piper Jaffray reviewed certain stock trading characteristics of Granite Common Stock and Fidelity Common Stock, including stock price and volume comparisons for periods ending November 14, 1997. Piper Jaffray also analyzed the per share purchase price and aggregate transaction value based on the Exchange Ratio and other terms set forth in the Merger Agreement.

     Pro Forma Analysis. Piper Jaffray analyzed the hypothetical pro forma effects of the Merger on Granite's implied share equivalent earnings per share for the fiscal year ended June 30, 1997, and on Granite's estimated earnings per share for the fiscal years ending June 30, 1998 and 1999. In this analysis, Granite's projected stand-alone earnings per share were compared to projected post-Merger earnings per share attributable to Granite's interest in the pro forma combined entity, reflecting certain pro forma changes resulting from the Merger. This analysis was based on internal projections for Granite and Fidelity provided by Granite's and Fidelity's respective managements (excluding nonrecurring acquisition costs, potential cost savings and synergies that may be realizable as a result of the Merger) as adjusted for certain pro forma changes Piper Jaffray deemed appropriate. The projected implied share equivalent earnings per share for Granite were then compared to Granite's projected earnings over the same periods on a stand-alone basis. This analysis indicated that the Merger would be accretive to Granite's earnings per share in 1997 and to Granite's projected earnings per share in 1998 and 1999.

     Contribution Analysis. Piper Jaffray analyzed the hypothetical pro forma contribution of each of Granite and Fidelity to the combined company for the years ending December 31, 1997 through 1999. For these periods, Piper Jaffray analyzed Granite's expected contribution, to the pro forma pretax income, net income, and book values contributed by Granite to the combined entity compared with the post-Merger equity interest to be held by Granite's stockholders. This analysis shows that Granite would have contributed 5.0%, 4.9% and 21.3% to combined pretax income, net income, and book value, respectively, in fiscal 1997. In fiscal 1999, the Granite contribution is projected to be 16.6%, 17.1% and 19.5% of combined pretax income, net income, and book value, respectively. Based on Piper Jaffray's analysis, Granite stockholders would account for approximately 19.1% of the combined companies' equity on a fully diluted basis.

     Comparable Merger and Acquisition Analysis. Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to Granite that have been completed from January 1, 1994 to the present involving target companies operating in the commercial finance sector in which the target was 100% acquired. This analysis was based on publicly available information obtained from Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded nine transactions deemed comparable and for which valuation data was available. Based on its analysis of the comparable transactions, Piper Jaffray derived the mean, median and ranges of latest twelve months net income and book value multiples for the comparable transaction group and compared such multiples to Granite's comparable multiples. The comparable transaction group's mean and median equity value to latest twelve month net income multiples of 18.0x and 17.3x, and range of 12.8x to 23.7x, were compared with Granite's multiple of 43.0x; and the mean and median equity value to book value multiples of 2.3x and 2.2x, and range of 0.6x to 4.2x, were compared with Granite's multiple of 3.3x.

     Premium Analysis. Piper Jaffray reviewed publicly available information for selected completed merger and acquisition transactions from January 1, 1994 to present involving target companies operating in the specialty finance sector. This review yielded 14 completed transactions which were deemed comparable and six for which premium data was available. Based on its review of the six comparable transactions for which premium data was available, Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to Granite's stockholders. The comparable transaction group's mean and median premiums of 8.2% and 2.9% above the trading price on the day prior to announcement, and range of 0.0% to 34.2%, were compared to a 58.1% premium to be paid to Granite's stockholders; the mean and median premiums of 19.7% and 22.1% above the trading price one month prior to the announcement, and range of 6.4% to 28.1%, were compared to a 54.5% premium to be paid to Granite's stockholders; and the mean and median premiums of 33.8% and 26.6% above the trading price three months prior to the announcement, and range of 3.8% to 92.1%, were compared to the 65.8% premium to be paid to Granite's stockholders.

     Comparable Public Company Analysis. Piper Jaffray reviewed information relating to eight publicly traded companies involved in commercial finance. Share pricing for publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Piper Jaffray derived mean and median net margins of 11.6% and 11.2%, and a range of 4.7% to 23.3% (compared to a 2.5% net margin for Granite); mean and median historical earnings per share growth percentages of 31.8% and 28.2%, and a range of 0.0% to 57.3% (compared to a 65.8% growth percentage for Granite); mean and median projected five year earnings per share growth of 20.1% and 19.0%, and a range of 11.5% to 37.5% (compared to projected earnings per share growth of 25.0% for Granite); and mean and median total debt to capital ratios of 65.6% and 72.9%, and a range of 5.3% to 81.1% (compared to a debt to capital ratio of 31.7% for Granite). Piper Jaffray also derived mean and median price to latest twelve month earnings multiples of 19.5x and 20.6x, and a range of 11.1x to 26.7x (compared to a multiple of 43.0x for Granite); mean and median price to estimated calendar 1997 earnings multiples of 18.1x and 18.1x, and a range of 13.3x to 21.5x (compared to a multiple of 25.8x for Granite); mean and median price to estimated calendar 1998 earnings multiples of 14.6x and 15.5x, and a range of 10.5x to 17.4x (compared to a multiple of 17.9x for Granite); mean and median dividend yields of 1.11% and 1.15%, and a range of 0.67% to 1.51% (compared to no dividend for Granite); and mean and median equity value to tangible book value multiples of 2.4x and 2.5x, and a range of 2.0x to 2.8x (compared to a 3.7x multiple for Granite).

     In reaching its conclusions as to the fairness to the Granite stockholders of the consideration to be paid by Fidelity in the Merger and in its presentation to the Granite Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Piper Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Granite, Fidelity or the Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

     For acting as financial advisor to Granite in connection with the Merger, Granite has agreed to pay Piper Jaffray fees as follows: (a) $200,000, all of which has been paid, in connection with Piper Jaffray rendering the Piper Opinion and (b) 1.5% of the aggregate total Merger Consideration, of which a retainer of $25,000 has been paid and the balance of which is contingent upon, and due upon, consummation of the Merger. Granite has also agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray, not to exceed $25,000 without

Granite's approval, and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Granite.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Following the Merger, William W. Wehner, Chairman and Chief Executive Officer of Granite, will enter into an employment agreement with Fidelity to continue as Chairman and Chief Executive Officer of Granite following the Merger. See "Management and Operations After the Merger." Granite and Fidelity also may enter into employment agreements with certain other members of management of Granite.

REPRESENTATIONS AND WARRANTIES; COVENANTS

     Under the Merger Agreement, Granite, Fidelity and Merger Sub made a number of representations regarding such matters as their valid existence and good standing, their authority to enter into the Merger Agreement and to consummate the Merger, the accuracy of their Commission filings and disclosure documents, the absence of undisclosed broker's or similar fees owed in connection with the transaction, their insurance, and the interests of their officers and directors.

     Granite has made further representations regarding its subsidiaries, its capital structure, its financing business, its licenses and government approvals, its assets, environmental compliance, the absence of certain changes or events, litigation involving Granite, compliance with laws and regulations, certain benefit plans, taxes, contracts and debt instruments, and the approval of the Merger Agreement, the Merger and the Stockholder Agreements by the Granite Board.

     Granite agreed that, until the consummation of the Merger or the termination of the Merger Agreement, it will, and will cause its subsidiaries to, carry on their businesses in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact their current business organizations, and to not take certain actions without Fidelity's prior written consent. Granite agreed to take certain actions necessary to effect the Merger, such as cooperating with Fidelity in the preparation of the Registration Statement, delivering a signed representation letter from each executive officer, director and stockholder of Granite who is an affiliate within the meaning of Rule 145 of the Securities Act, and, subject to the fiduciary duties of the officers and directors, using its best efforts to obtain stockholder approval of the Merger Agreement and the Merger. Granite also agreed not to take any action which would disqualify the Merger as a pooling-of-interests for accounting purposes or as a "reorganization" for federal income tax purposes, and to provide Fidelity with full access to information about Granite upon Fidelity's reasonable request. Granite also agreed not to initiate, continue, solicit or encourage any Acquisition Proposal, except that the Granite Board may provide information to engage in negotiations with a third party regarding an Acquisition Proposal in accordance with the Granite Board's fiduciary duties as defined by the DGCL.

     From and after the Effective Time, Fidelity shall have the right to continue, amend or terminate any Granite benefit plan or arrangement, in accordance with the terms thereof and subject to any limitations arising under applicable law. Fidelity has also agreed, if the Merger is consummated, to indemnify the officers, directors, employees, or agents of Granite, subject to any limitations imposed by applicable law, for a period of not less than three years after the Effective Time with respect to any claim or liability which is based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee, or agent of Granite if such claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Time, to the fullest extent permitted by Fidelity's Certificate of Incorporation and Bylaws and applicable Delaware law. The foregoing indemnification shall not apply to any actions, suits, proceedings, orders or investigations which at the date of the Merger Agreement are pending or, to the knowledge of Granite or its directors, threatened unless disclosed to Fidelity in the disclosure schedule delivered in connection with the Merger Agreement. Fidelity has further agreed, from and after the Effective Time, to indemnify the directors, officers and employees of Granite who become directors, officers or employees of Fidelity, the Surviving Corporation or any other of the subsidiaries, subject to certain limitations.

     Fidelity has further agreed as follows: (i) to use its best efforts to list on the NYSE the shares of Fidelity Common Stock to be issued in the Merger, (ii) to register the shares of Fidelity Common Stock issuable upon exercise of the Granite Options under the Securities Act and to cause these shares to be listed on the NYSE, (iii) to not participate as an owner, partner, shareholder, joint venturer or co-venturer or through any other means, other than in the ordinary course of business, in any business or other relationship with any business or entity identified by Granite, in writing as an actual or potential acquisition target, (iv) to provide Granite access to information about Fidelity upon Granite's reasonable request, and (v) to not take any action which would disqualify the Merger as a pooling-of-interests for accounting purposes or as a "reorganization" for federal income tax purposes.

CONDITIONS TO THE MERGER

     In addition to the stockholder approvals sought hereby, the obligations of Granite, Fidelity and Merger Sub to consummate the Merger are subject to (i) termination or expiration of any applicable waiting period under the HSR Act relating to the Merger, (ii) the absence of any provision of any applicable law or regulation or any judgment, injunction, order, decree or other legal restraint which would prohibit consummation of the Merger, (iii) the receipt of a tax opinion by each of Fidelity and Granite to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code, (iv) the approval for listing on the NYSE of the Fidelity Common Stock to be issued to holders of Granite Common Stock in the Merger, and
(v) the obtaining of all necessary consents, approvals or waivers from third parties. Each party's obligations under the Merger Agreement are also conditioned upon the absence of material adverse changes in the value, condition, prospects, business or results of operations of Fidelity or Granite (other than changes resulting from changes in interest rates with respect to Fidelity), that, in the reasonable judgment of the other party, has or is likely to have a material adverse effect, and the accuracy in all material respects of the representations and warranties made by the other party and the performance in all material respects of the covenants of the other party.

     Fidelity's obligations under the Merger Agreement are also subject to the absence of any action by any governmental entity, whether actually instituted or pending, seeking to delay, restrain, prohibit or limit (or seeking to impose material damages or to impose material restrictions relating to) the Merger, the Merger Agreement, the transactions contemplated thereby, the ownership or operation of the business of Granite, Fidelity, Merger Sub, or any of their respective subsidiaries, or seeking to require divestiture of or interfere with the full rights of ownership of any shares of Fidelity Common Stock or its subsidiaries, or that would otherwise, in the reasonable judgment of Fidelity, be likely to materially adversely affect any such rights.

TREATMENT OF OPTIONS AND WARRANTS TO PURCHASE GRANITE COMMON STOCK

     At the Effective Time, each Granite Option will be assumed by Fidelity and will thereafter be deemed to constitute an option to purchase, on the same terms and conditions as were applicable to such Granite Option, the number of shares of Fidelity Common Stock which the holder thereof would have been entitled to receive pursuant to the Merger had such holder exercised such Granite Option in full immediately prior to the Merger and been the holder of Granite Common Stock issuable upon exercise of such Granite Option, at an exercise price per share calculated by dividing the aggregate exercise price for the shares of Granite Common Stock otherwise purchasable pursuant to such Granite Option by the number of full shares of Fidelity Common Stock deemed purchasable pursuant to such option. If the Granite Option qualifies as an "incentive stock option" under
Section 421 of the Code, the exercise price, number of shares purchasable and the terms and conditions of exercise of such option will be determined in order to comply with Section 424(a) of the Code. Pursuant to the terms of the Granite Option Plan, any awards under the Granite Option Plan in the form of unvested stock options become immediately exercisable as of the date of a merger agreement, exchange agreement, reorganization or sale agreement. Accordingly, all outstanding Granite Options became fully exercisable upon execution of the Merger Agreement without further action by Granite or the option holders.

     At the Effective Time, each Granite Warrant will be assumed by Fidelity in accordance with the respective provisions of each such Warrant and will thereafter be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such Granite Warrant, the same number of shares of Fidelity Common Stock as the holder of such Granite Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Granite Warrant in full immediately prior to the Effective Time and been the holder of the Granite Common Stock issuable upon exercise of such Granite Warrant, at an exercise price to be determined in accordance with the respective provisions of each such Granite Warrant.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT; REIMBURSEMENT OF EXPENSES AND BREAKUP FEE

     AMENDMENTS AND WAIVERS

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time; provided, that, after the adoption of the Merger Agreement by the stockholders of Granite or Fidelity, no such amendment or waiver may be made without the further approval of such stockholders which would alter or change the amount or kind of consideration to be received in exchange for any shares of Granite Common Stock, or any of the principal terms of the Merger.

     TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated (i) by mutual written consent of Fidelity and Granite or, (ii) by either Fidelity or Granite if (A) the required approval of the stockholders of Granite or Fidelity is not obtained at the Special Meetings, (B) the Merger has not been consummated by June 15, 1998 (provided that the party seeking termination shall not have breached its obligations under the Merger Agreement in any material respect), or (C) the other party breaches any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty of the other becomes untrue, in either case which has or could reasonably be expected to have a material adverse effect.

     The Merger Agreement may also be terminated by Fidelity if the Average Fidelity Stock Price is less than $20.75 per share or the Granite Board shall have withdrawn or modified, in a manner adverse to Fidelity or Merger Sub, its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved to do so.

     The Merger Agreement may also be terminated by Granite if Granite receives an Acquisition Proposal on terms the Granite Board (after consultation with its independent financial advisors) determines in good faith to be more favorable to Granite's stockholders than the terms of the Merger, and the Granite Board determines, upon the written advice of its legal counsel, that to continue to recommend that holders of shares of Granite Common Stock vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would violate the fiduciary duties of the Granite Board; provided, however, that Granite has provided Fidelity and Merger Sub with three business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal.

     REIMBURSEMENT OF EXPENSES; BREAKUP FEE

     The Merger Agreement provides for the reimbursement of Fidelity's documented fees and expenses in connection with this transaction and the payment of an additional breakup fee of $5.0 million by Granite if (i) Fidelity terminates the Merger Agreement as a result of a Withdrawal Termination, (ii) Granite terminates the Agreement pursuant to a Superior Proposal Termination, or
(iii) an Acquiring Person shall have become the beneficial owner of a majority of the outstanding shares of Granite Common Stock, and either Granite shall fail to obtain the stockholder approval sought hereby or Granite's Board of Directors shall have withdrawn or changed its recommendation or refused to make a recommendation in favor of the Merger Agreement and the Merger.

RELATED AGREEMENTS

     STOCKHOLDER AGREEMENTS

     Each of the directors and executive officers of Granite and certain other holders of Granite Common Stock have entered into agreements with Fidelity which provide that, until the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, they will
(i) vote their shares in favor of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger and against any proposal made in opposition to or in competition with consummation of the Merger and the Merger Agreement; and (ii) enter into Irrevocable Proxies appointing Fidelity's Board of Directors as the sole and exclusive attorneys and proxies with respect to all of the shares of Granite Common Stock owned by them.

     AFFILIATE AGREEMENTS

     To help ensure that the Merger will be accounted for as a pooling-of-interests and to help ensure compliance with Rule 145 under the Securities Act, the affiliates of Fidelity and Granite have executed agreements that prohibit such persons from disposing of their Fidelity Common Stock or Granite Common Stock, as the case may be, until Fidelity publicly releases its first report of combined financial results of Fidelity and Granite for a specified period of at least 30 days of combined operations of the two companies.

REGULATORY MATTERS

     Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Notification forms were filed by Granite and Fidelity with the Department of Justice and the FTC under the HSR Act on January 14, 1998, and the waiting period under the HSR Act is scheduled to expire on February 13, 1998, unless extended or sooner terminated.

     At any time before or after the Effective Time of the Merger, the Department of Justice, the FTC, state attorneys general or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause Fidelity to divest itself, in whole or in part, of Granite or, in the alternative, other aspects of its business. Based on information available to them, Fidelity and Granite believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, Fidelity and Granite would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate agreements in order to consummate the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, William W. Wehner will be added to the existing Fidelity Board to form the Board of Directors of the combined company. Information concerning the existing Fidelity Board is set forth in the 1996 Fidelity Form 10-K, which is incorporated herein by reference, and information concerning Mr. Wehner is set forth in the 1997 Granite Form 10-KSB, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For additional information regarding operations of Fidelity and Granite, see "INFORMATION ABOUT FIDELITY" and "INFORMATION ABOUT GRANITE."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Granite Common Stock for Fidelity Common Stock pursuant to the Merger. This summary is based upon the opinion of counsel delivered by Stradling Yocca Carlson & Rauth, a Professional Corporation ("SYCR"), and the opinions to be delivered immediately prior to the Effective Time of the Merger by SYCR and by Dorsey & Whitney LLP (the "Tax Opinions"), that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code (a "Reorganization").

     Holders of Granite Common Stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders of Granite in light of their particular circumstances, such as dealers in securities, banks, insurance companies, tax exempt organizations, foreign persons, persons who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and persons who do not hold their Granite Common Stock as capital assets. In addition, the following discussion is based on current legal authorities as of the date hereof, and no assurance can be given that further legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion contained herein. Further, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws. Finally, the following discussion also does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including without limitation, transactions in which Granite Common Stock is acquired or sold, Fidelity shares are disposed of, or transactions in which Granite Common Stock is sold after the date of the Merger Agreement and prior to the Effective Time of the Merger.

     ACCORDINGLY, STOCKHOLDERS OF GRANITE ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Subject to the limitations and qualifications referred to herein, qualification of the Merger as a Reorganization will result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by stockholders of Granite solely upon their receipt of Fidelity Common Stock solely in exchange for Granite Common Stock pursuant to the Merger (except to the extent of gain or loss recognized as a result of cash received in lieu of a fractional share of Fidelity Common Stock).

          (b) The aggregate tax basis of the Fidelity Common Stock received by each Granite stockholder in the Merger will be the same as the aggregate tax basis of Granite Common Stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

          (c) The holding period of the Fidelity Common Stock received in the Merger will include the period for which the Granite Common Stock surrendered in exchange therefor was held, provided that the Granite Common Stock is held as a capital asset at the time of the Merger.

          (d) If a Granite stockholder receives cash in lieu of a fractional share of Fidelity Common Stock, such Granite stockholder will be treated as if such fractional share of Fidelity Common Stock had been issued in the Merger and then redeemed by Fidelity. A Granite stockholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between the amount of cash received and such stockholder's basis in the fractional share.

          (e) Neither Fidelity, Merger Sub nor Granite will recognize material amounts of gain solely as a result of the Merger.

     No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. The Tax Opinions do not and will not bind the IRS and the IRS is, therefore, not precluded from successfully asserting a contrary opinion. The Tax Opinions are and will also be subject to certain assumptions, and are and will be subject to the truth and accuracy of certain representations made by Fidelity, Granite and certain stockholders of Granite regarding, among other things, the conduct of the business of Granite following the Merger and the presence of a continuing interest in Fidelity Common Stock by the stockholders of Granite. In particular, affiliates of Granite have represented that they do not have, and are not aware of, a present intention to sell or otherwise dispose of more than 50% of the shares of Fidelity Common Stock to be issued in the Merger.

     The obligations of Granite, Fidelity and Merger Sub to consummate the Merger are conditioned upon the receipt of the Tax Opinions. If the Tax Opinions are not received, the Merger will not be consummated unless the conditions requiring receipt of the Tax Opinions are waived and the approvals of Granite and Fidelity stockholders are resolicited by means of an updated Joint Proxy Statement/Prospectus.

     A successful IRS challenge to the Reorganization status of the Merger would result in the stockholders of Granite recognizing taxable gain or loss, as of the Effective Time, with respect to each share of Granite

Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Fidelity Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Fidelity Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

RESTRICTIONS ON RESALES BY AFFILIATES

     All shares of Fidelity Common Stock issued in the Merger will be freely transferable, except that shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Granite or Fidelity as of the time that the Merger Agreement and the Merger are submitted to the Granite stockholders for approval and adoption may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Granite, and/or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Fidelity, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Granite or Fidelity generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     Affiliates may not sell their shares of Fidelity Common Stock acquired in the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (and/or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Fidelity) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, any person who is an affiliate of Granite as of the time that the Merger Agreement and the Merger are submitted to the Granite stockholders for approval and adoption (together with certain related persons) will be entitled to sell shares of Fidelity Common Stock acquired in the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Fidelity Common Stock or the average weekly trading volume of the shares of Fidelity Common Stock during the four calendar weeks preceding such sale. Rule 145 will only remain available, however, to persons who were affiliates of Granite prior to the Merger if Fidelity remains current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, a person who was an affiliate of Granite prior to the Merger will be able to sell shares of Fidelity Common Stock received in the Merger without regard to such manner of sale or volume limitations, provided that Fidelity is current with its Exchange Act informational filings and such person is not then an affiliate of Fidelity. Two years after the Effective Time, a person who was an affiliate of Granite prior to the Merger will be able to sell such shares of Fidelity Common Stock without any restrictions, so long as such person had not been an affiliate of Fidelity for at least three months prior to the sale.

     Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

     Fidelity has also agreed in the Merger Agreement to use its reasonable best efforts to publish, as soon as practicable after the end of its first fiscal quarter which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial information necessary, as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

ACCOUNTING TREATMENT

     For financial reporting purposes, the Merger is intended to be accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. Accordingly, the recorded assets and liabilities of Fidelity and Granite will be combined and carried forward at their historical recorded amounts. The results of operations of the combined companies will include the results of operations of Fidelity and Granite for the entire fiscal year in which the Merger occurs. In addition, the reported financial positions and results of operations of Fidelity for prior periods will be restated to include the assets, liabilities, stockholders' equity and operating results of Granite.

NO DISSENTERS' RIGHTS

     Neither holders of Fidelity Common Stock nor holders of Granite Common Stock will have dissenters' appraisal rights under the DGCL with respect to the Merger.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time of the Merger, Fidelity will cause the Exchange Agent to mail to each stockholder of record of Granite a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Granite Common Stock in exchange for certificates representing shares of Fidelity Common Stock. Letters of transmittal will also be available as soon as practicable after the Effective Time of the Merger at the offices of the Exchange Agent. After the Effective Time of the Merger, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Granite Common Stock which were outstanding immediately prior to the effective time of the Merger.

     HOLDERS OF GRANITE COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED AND CONSUMMATED, GRANITE STOCKHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING PROCEDURES FOR THE EXCHANGE OF THEIR STOCK CERTIFICATES.

     Upon the surrender of a Granite Common Stock certificate to the Exchange Agent, or to such other agent as may be appointed by Fidelity, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive, in exchange therefor, a certificate representing the number of shares of Fidelity Common Stock to which the holder of Granite Common Stock is entitled pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of Granite Common Stock which is not registered in the transfer records of Granite, a certificate representing the appropriate number of shares of Fidelity Common Stock may be issued to a transferee if the certificate representing such Granite Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

     Until a certificate representing Granite Common Stock has been surrendered to the Exchange Agent, each such certificate will be deemed at any time after the effective time to represent the right to receive upon such surrender a certificate representing the number of shares of Fidelity Common Stock to which the Granite stockholder is entitled under the Merger Agreement. Upon consummation of the Merger, shares of Granite Common Stock will cease to be traded on the Nasdaq National Market, and there will be no further market for Granite Common Stock.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet as of September 30, 1997 combines the historical consolidated balance sheets of Fidelity and Granite as if the Merger had been effective on September 30, 1997, after giving effect to certain adjustments described in the attached Footnotes to the Pro Forma Condensed Financial Statements.

     The following unaudited pro forma combined condensed statements of income for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994 present the combined results of operations of Fidelity and Granite as if the Merger had been effective at the beginning of each period.

     The unaudited pro forma combined condensed statements of income were prepared based upon the historical consolidated financial statements of Fidelity as of and for the nine months ended September 30, 1997 and as of and for each of the years in the three-year period ended December 31, 1996, as previously filed with the Commission and incorporated by reference herein, and upon unaudited historical consolidated financial statements of Granite as of and for the nine months ended September 30, 1997 and as of and for the 12-month period ended December 31, 1996 and the period from inception (February 21, 1995) to December 31, 1995.

     The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the Merger occurred at the beginning of the periods presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of Fidelity and Granite believe are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with the historical consolidated financial statements, and the related notes of Fidelity and Granite incorporated by reference elsewhere herein. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following the Merger.

     The unaudited pro forma combined condensed financial information reflects the application of the pooling-of-interests method of accounting for the Merger. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of Fidelity and Granite are combined and reflected at their historical amounts.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       AT SEPTEMBER 30, 1997
                                                  ---------------------------------------------------------------
                                                                        FIDELITY                         GRANITE
                                                      GRANITE           NATIONAL         PRO FORMA       FIDELITY
                                                  FINANCIAL, INC.    FINANCIAL, INC.    ADJUSTMENTS      COMBINED
                                                  ---------------    ---------------    -----------      --------
Investments:
  Fixed maturities available for sale, at fair
     value......................................      $    --           $ 174,008         $              $174,008
  Equity securities, at fair value..............           --              84,438                          84,438
  Other long-term investments, at cost, which
     approximates fair value....................           --               8,866                           8,866
  Short-term investments, at cost, which
     approximates fair value....................           --              15,272                          15,272
  Investments in real estates and partnerships,
     net........................................           --               7,175                           7,175
                                                      -------           ---------         -------        --------
          Total investments.....................           --             289,759                         289,759
Cash, cash equivalents and restricted cash......        5,578(1)           80,329          (3,030)(2)      82,877
Leases and lease residual interests.............       42,192                  --                          42,192
Trade receivables...............................           --              50,502                          50,502
Notes receivable................................           --               8,659                           8,659
Prepaid and other assets........................       14,780              60,304                          75,084
Title plants....................................           --              51,661                          51,661
Property and equipment, net.....................        1,267              35,045                          36,312
                                                      -------           ---------         -------        --------
                                                      $63,817           $ 576,259         $(3,030)       $637,046
                                                      =======           =========         =======        ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities........      $ 4,644           $  52,154         $              $ 56,798
Notes payable...................................       23,261             150,918                         174,179
Reserve for claim losses........................           --             188,333                         188,333
Deferred income taxes...........................           --              15,053                          15,053
Income taxes payable............................        1,580              12,523                          14,103
                                                      -------           ---------         -------        --------
                                                       29,485             418,981                         448,466
                                                      -------           ---------         -------        --------
Minority interest...............................           --               3,489                           3,489
Stockholders' equity:
  Preferred stock...............................           --                  --                              --
  Common stock..................................            6                   2              (5)(3)           3
  Additional paid-in capital....................       31,761              68,376               5(3)      100,142
  Retained earnings.............................        2,565             116,001          (3,030)(2)     115,536
                                                      -------           ---------         -------        --------
                                                       34,332             184,379          (3,030)        215,681
                                                      -------           ---------         -------        --------
  Net unrealized gains on investments...........           --              23,785                          23,785
  Less treasury stock...........................           --              54,375                          54,375
                                                      -------           ---------         -------        --------
                                                       34,332             153,789          (3,030)        185,091
                                                      -------           ---------         -------        --------
                                                      $63,817           $ 576,259         $(3,030)       $637,046
                                                      =======           =========         =======        ========

---------------

(1) Cash, cash equivalents and restricted cash includes restricted cash of $1,175.

(2) Cash, total assets and stockholders' equity have been adjusted to reflect the cumulative impact of dividends that would have been paid on an additional 4,735,000 shares issued and outstanding.

(3) Adjustment represents the conversion of the Granite Common Stock, $.001 par value, to Fidelity Common Stock, $.0001 par value.

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS(1))

                                           FOR THE NINE MONTHS ENDED             FOR THE NINE MONTHS ENDED
                                              SEPTEMBER 30, 1996                    SEPTEMBER 30, 1997
                                       ---------------------------------     ---------------------------------
                                                                GRANITE                               GRANITE
                                                                FIDELITY                              FIDELITY
                                       GRANITE     FIDELITY     COMBINED     GRANITE     FIDELITY     COMBINED
                                       -------     --------     --------     -------     --------     --------
REVENUE:
  Title insurance premiums...........  $    --     $346,543     $346,543     $    --     $381,432     $381,432
  Escrow fees........................       --       50,242       50,242          --       58,365       58,365
  Other fees and revenue.............    3,221       56,009       59,230      10,040       63,995       74,035
  Interest and investment income,
     including realized gains
     (losses)........................       --       11,924       11,924          --       25,773       25,773
                                       -------     --------     --------     -------     --------     --------
                                         3,221      464,718      467,939      10,040      529,565      539,605
                                       -------     --------     --------     -------     --------     --------
EXPENSE:
  Personnel costs....................      635      159,735      160,370       2,014      171,854      173,868
  Other operating expenses...........    1,680      110,574      112,254       4,568      119,115      123,683
  Agent commission...................       --      131,773      131,773          --      157,919      157,919
  Provision for claim losses.........       --       25,048       25,048          --       26,041       26,041
  Interest expense...................       --        6,908        6,908          --        7,167        7,167
                                       -------     --------     --------     -------     --------     --------
                                         2,315      434,038      436,353       6,582      482,096      488,678
                                       -------     --------     --------     -------     --------     --------
  Earnings before income taxes.......      906       30,680       31,586       3,458       47,469       50,927
  Income tax expense.................      334       12,272       12,606       1,331       19,484       20,815
                                       -------     --------     --------     -------     --------     --------
  Net earnings.......................  $   572     $ 18,408     $ 18,980     $ 2,127     $ 27,985     $ 30,112
                                       =======     ========     ========     =======     ========     ========
  Primary net earnings per share.....  $  0.29     $   1.17     $   0.92     $  0.48     $   1.73     $   1.42
                                       =======     ========     ========     =======     ========     ========
  Weighted average shares
     outstanding, primary basis......    2,000(2)    15,674       20,686(3)    4,454       16,161       21,173(3)
                                       =======     ========     ========     =======     ========     ========
  Fully diluted earnings per share...     0.29     $   1.01     $   0.83(4)     0.48     $   1.42     $   1.24(4)
                                       =======     ========     ========     =======     ========     ========
  Weighted average shares
     outstanding, fully diluted
     basis...........................    2,000(2)    20,507       25,519(3)    4,454       21,351       26,363(3)
                                       =======     ========     ========     =======     ========     ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS(1))

                                                          FOR THE YEAR ENDED DECEMBER 31, 1996
                                                          -------------------------------------
                                                                                       GRANITE
                                                                                       FIDELITY
                                                            GRANITE       FIDELITY     COMBINED
                                                          -----------     --------     --------
REVENUE:
  Title insurance premiums..............................    $    --       $475,961     $475,961
  Escrow fees...........................................         --         66,927       66,927
  Other fees and revenue................................      5,464         76,333       81,797
  Interest and investment income, including realized
     gains (losses).....................................         --         17,692       17,692
                                                            -------       --------     --------
                                                              5,464        636,913      642,377
                                                            -------       --------     --------
EXPENSE:
  Personnel costs.......................................        979        211,668      212,647
  Other operating expenses..............................      2,665        154,043      156,708
  Agent commission......................................         --        187,901      187,901
  Provision for claim losses............................         --         33,302       33,302
  Interest expense......................................         --          9,446        9,446
                                                            -------       --------     --------
                                                              3,644        596,360      600,004
                                                            -------       --------     --------
  Earnings before income taxes..........................      1,820         40,553       42,373
  Income tax expense....................................        773         16,216       16,989
                                                            -------       --------     --------
  Net earnings..........................................    $ 1,047       $ 24,337     $ 25,384
                                                            =======       ========     ========
  Primary net earnings per share........................    $  0.45       $   1.55     $   1.23
                                                            =======       ========     ========
  Weighted average shares outstanding, primary basis....      2,336         15,692       20,704(3)
                                                            =======       ========     ========
  Fully diluted earnings per share......................       0.45       $   1.34     $   1.12(4)
                                                            =======       ========     ========
  Weighted average shares outstanding, fully diluted
     basis..............................................      2,336         20,550       25,562(3)
                                                            =======       ========     ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS(1))

                                                            FOR THE YEAR ENDED DECEMBER 31, 1995
                                                            -------------------------------------
                                                                                         GRANITE
                                                                                         FIDELITY
                                                             GRANITE       FIDELITY      COMBINED
                                                            ---------      --------      --------
REVENUE:
  Title insurance premiums................................   $    --       $285,552      $285,552
  Escrow fees.............................................        --         49,723        49,723
  Other fees and revenue..................................       953         56,954        57,907
  Interest and investment income, including realized gains
     (losses).............................................        --         17,616        17,616
                                                             -------       --------      --------
                                                                 953        409,845       410,798
                                                             -------       --------      --------
EXPENSE:
  Personnel costs.........................................       462        165,514       165,976
  Other operating expenses................................       294        123,888       124,182
  Agent commission........................................        --         82,713        82,713
  Provision for claim losses..............................        --         19,031        19,031
  Interest expense........................................        --          9,239         9,239
                                                             -------       --------      --------
                                                                 756        400,385       401,141
                                                             -------       --------      --------
  Earnings before income taxes and extraordinary item.....       197          9,460         9,657
  Income tax expense......................................       139          1,828         1,967
                                                             -------       --------      --------
  Earnings before extraordinary item......................        58          7,632         7,690
  Extraordinary item, loss on early retirement of debt,
     net of applicable income taxes.......................        --           (813)         (813)
                                                             -------       --------      --------
  Net earnings............................................   $    58       $  6,819      $  6,877
                                                             =======       ========      ========
  Primary earnings per share before extraordinary item....   $  0.03       $   0.49      $   0.37
  Extraordinary item, loss on early retirement of debt,
     net of applicable income taxes.......................        --       $  (0.05)     $  (0.04)
                                                             -------       --------      --------
  Primary net earnings per share..........................   $  0.03       $   0.44      $   0.33
                                                             =======       ========      ========
  Weighted average shares outstanding, primary basis......     2,000(2)      15,694        20,706(3)
                                                             =======       ========      ========
  Fully diluted earnings per share........................      0.03       $   0.44      $   0.33(4)
                                                             =======       ========      ========
  Weighted average shares outstanding, fully diluted
     basis................................................     2,000(2)      15,694(5)     20,706(3)
                                                             =======       ========      ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS(1))

                                                                             FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1994(6)
                                                                            --------------------
                                                                                  FIDELITY
                                                                            --------------------
REVENUE:
  Title insurance premiums..................................................       $369,275
  Escrow fees...............................................................         52,260
  Other fees and revenue....................................................         59,351
  Interest and investment income, including realized gains (losses).........         11,918
                                                                                   --------
                                                                                    492,804
                                                                                   --------
EXPENSE:
  Personnel costs...........................................................        181,953
  Other operating expenses..................................................        129,367
  Agent commission..........................................................        132,713
  Provision for claim losses................................................         27,838
  Interest expense..........................................................          8,594
                                                                                   --------
                                                                                    480,465
                                                                                   --------
  Earnings before income taxes and extraordinary item.......................         12,339
  Income tax expense........................................................          2,594
                                                                                   --------
  Earnings before extraordinary item........................................          9,745
  Extraordinary item, gain on early retirement of debt, net of applicable
     income taxes...........................................................          2,400
                                                                                   --------
  Net earnings..............................................................       $ 12,145
                                                                                   ========
  Primary earnings per share before extraordinary item......................       $   0.49
  Extraordinary item, gain on early retirement of debt, net of applicable
     income taxes...........................................................           0.12
                                                                                   --------
  Primary net earnings per share............................................       $   0.61
                                                                                   ========
  Weighted average shares outstanding, primary basis........................         19,936
                                                                                   ========
  Fully diluted earnings per share..........................................       $   0.61
                                                                                   ========
  Weighted average shares outstanding, fully diluted basis..................         24,864
                                                                                   ========

           FOOTNOTES TO THE PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) Share and per share data have been adjusted to give affect to the 10% stock dividend declared December 17, 1997, to stockholders of record as of December 29, 1997, to be distributed January 14, 1998.

(2) In the case of Granite, for periods presented prior to December 31, 1996, the number of shares on a weighted average basis are pro forma for Granite's October 1996 initial public offering, as there were no shares outstanding prior to that date.

(3) The combined pro forma earnings per share information presented assume that the Fidelity shares and options issued in connection with the Merger have been outstanding for the entire period.

(4) Combined fully diluted earnings assumed to be Granite net income plus previously reported Fidelity fully diluted earnings.

(5) As other dilutive securities have an antidilutive effect, the other dilutive securities are not presented.

(6) Data presented for Fidelity only as Granite was not formed until February 21, 1995.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Fidelity. The Fidelity Common Stock is listed on the NYSE under the trading symbol "FNF." As of the Fidelity Record Date, the Fidelity Common Stock was held of record by approximately 878 persons. The following table sets forth the range of high and low closing sale prices reported on the NYSE for Fidelity Common Stock, and the cash dividends declared per share of Fidelity Common Stock, for the periods indicated:

                                                                   HIGH        LOW      DIVIDENDS
                                                                  -------    -------    ---------
1996
  First Quarter.................................................. $ 14.67    $ 12.39      $.058
  Second Quarter................................................. $ 12.91    $ 10.33      $.058
  Third Quarter.................................................. $ 13.33    $ 11.26      $.058
  Fourth Quarter................................................. $ 13.98    $ 12.60      $.064

1997
  First Quarter.................................................. $ 14.09    $ 10.91      $.064
  Second Quarter................................................. $ 15.34    $ 10.45      $.064
  Third Quarter.................................................. $ 21.59    $ 14.44      $.064
  Fourth Quarter................................................. $ 31.25    $ 18.64      $ .07

1998
  First Quarter (through January 15, 1998)....................... $ 32.06    $ 26.69

     Granite. Since Granite's initial public offering on October 25, 1996, the Granite Common Stock has been quoted on the Nasdaq National Market under the trading symbol "GFNL." As of the close of business on January 14, 1998, the Granite Common Stock was held of record by approximately 15 persons. Granite has historically not paid dividends on its Common Stock and does not anticipate paying any dividends in the future. The following table sets forth the range of high and low closing sale prices reported on the Nasdaq National Market for Granite Common Stock for the periods indicated:

                                                                             HIGH         LOW
                                                                            -------     -------
FISCAL 1997
  Second Quarter (from October 25, 1996)................................... $  9.50     $  8.00
  Third Quarter............................................................ $ 12.75     $  9.38
  Fourth Quarter........................................................... $ 11.00     $  8.38

FISCAL 1998
  First Quarter............................................................ $ 12.00     $  8.75
  Second Quarter........................................................... $ 17.87     $ 10.25
  Third Quarter (through January 15, 1998)................................. $ 18.50     $ 17.25

                           INFORMATION ABOUT FIDELITY

     Through its principal subsidiaries, Fidelity is one of the largest national underwriters engaged in the business of issuing title insurance policies and performing other title-related services such as escrow, collection and trust activities, real estate software product development and technology services, trustee sale guarantees, foreclosure publishing and posting services, exchange intermediary services in connection with real estate transactions, real estate tax services, credit reporting services, flood compliance products, and attorneys' services. Title insurance services are provided through Fidelity's direct operations and otherwise through independent title insurance agents who issue title policies on behalf of the underwriting subsidiaries. Title insurance is generally accepted as the most efficient means of determining title to, and the priority of interests in, real estate in nearly all parts of the United States. Today, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made or to allow the sale of loans in the secondary market.

     Fidelity's principal subsidiaries consist of Fidelity National Title Insurance Company, which, in turn, is the parent company of Fidelity National Title Insurance Company of Tennessee and Nations Title Insurance Company; Fidelity National Title Insurance Company of New York, which, in turn, is the parent company of Nations Title Insurance of New York Inc. and National Title Insurance of New York Inc.; and its wholly-owned underwritten title companies Fidelity National Title Company and Fidelity National Title Company of California.

     Certain information relating to the operations of Fidelity and executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, and certain relationships and related transactions and other related matters as to Fidelity is incorporated by reference or set forth in the Fidelity Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. Stockholders of Fidelity and Granite desiring copies of such documents may contact Fidelity at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           INFORMATION ABOUT GRANITE

     Granite is a finance company specializing in originating, funding, acquiring, selling, securitizing and servicing non-cancelable, full-payment equipment leases for a broad range of businesses located throughout the United States. Granite's operations are primarily in the small-ticket segment of the equipment leasing market, which generally encompasses leases of equipment with original purchase prices of $150,000 or less. Granite is committed to providing a high level of service to its network of independent lease originators and is investing in advanced technology that will allow Granite to electronically link each originator with Granite's systems and resources. Granite has also set up vendor direct programs. Such programs will focus on establishing formal and informal relationships with equipment vendors whereby Granite will be the financing source recommended by the vendor to its equipment purchasers. As a value added service, Granite may develop specialty lease finance programs and vendor direct programs which would offer customized lease finance arrangements to respond to the needs of a particular lease originator and vendor, respectively.

     Granite currently operates under a consolidation strategy that encompasses the purchase of both companies active in its market segment and independent lease originators that may or may not currently conduct business with Granite. Granite's current subsidiaries are GF Funding Corp. I, GF Funding Corp. II, GF Funding Corp. III, GF Funding Corp. IV, Granite Financial Acquisition Corp. I d/b/a Global Finance & Leasing and North Pacific Funding, Inc. dba C&W Leasing, and its wholly-owned subsidiary CKC Corporation dba U.S. Funding.

     Certain information relating to the operations of Granite and executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, and certain relationships and related transactions and other related matters as to Granite is incorporated by reference or is set forth in the Granite Annual Report on Form 10-KSB for the year ended June 30, 1997, incorporated herein by reference. Copies of such documents may be obtained from Granite at the address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

          COMPARISON OF RIGHTS OF STOCKHOLDERS OF FIDELITY AND GRANITE

     Fidelity and Granite are Delaware corporations subject to the provisions of the DGCL. The rights of Fidelity stockholders are governed by Fidelity's Certificate of Incorporation (the "Fidelity Certificate"), its Bylaws (the "Fidelity Bylaws") and the DGCL. The rights of Granite's stockholders are governed by Granite's Certificate of Incorporation (the "Granite Certificate"), its Bylaws (the "Granite Bylaws") and the DGCL. Upon consummation of the Merger, holders of Granite Common Stock will become holders of Fidelity Common Stock. As a result, the rights of Granite stockholders will be governed by the Fidelity Certificate and Fidelity Bylaws. In most respects, the rights of Fidelity stockholders and Granite stockholders are similar. The following is a summary of the material differences between the rights of Fidelity stockholders and the rights of Granite stockholders under their respective Certificates of Incorporation and Bylaws.

STOCKHOLDER ACTION WITHOUT A MEETING

     The Fidelity Certificate eliminates the right of stockholders to act by written consent. The Granite Bylaws permits stockholders to act by written consent; provided, that such consent must be signed by all stockholders entitled to vote with respect to the subject matter thereof.

BOARD OF DIRECTORS

     The Fidelity Board is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Fidelity will be elected at each annual meeting of its stockholders. The Granite Board is not classified, so that all directors of Granite are elected at each annual meeting of stockholders.

REMOVAL OF DIRECTORS

     The DGCL provides that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, unless its certificate of incorporation provides otherwise. Accordingly, Fidelity's stockholders may remove Fidelity's directors only for cause, while Granite's stockholders may remove Granite's directors with or without cause. The Fidelity Certificate allows for the removal of directors from office only with cause, and only by the affirmative vote of the holders of 50% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

BUSINESS COMBINATIONS

     Granite is governed by Section 203 of the DGCL, which limits the ability of a corporation to engage in certain "business combinations" (as defined in Section 203) with an "interested stockholder" (as defined in Section 203). Fidelity has elected not to be governed by Section 203 of the DGCL.

     The Fidelity Certificate contains provisions (the "Fair Price Provisions") which require the approval of the holders of two-thirds of those shares that are not beneficially owned or controlled by a stockholder who directly or indirectly owns 10% or more of the outstanding voting shares of Fidelity (a "Related Person"), as a condition to specified business combinations (the "Business Combinations") with or proposed by any Related Person or any affiliate or associate of a Related Person. However, where the transaction (i) has been approved by two-thirds of the directors who are not affiliated with the Related Person (the "Continuing Directors") or (ii) meets certain minimum price criteria and procedural conditions, then such supermajority vote is not required.

     For purposes of the Fair Price Provisions of the Fidelity Certificate, a Business Combination includes: (i) a merger or consolidation of Fidelity or any of its subsidiaries with a Related Person; (ii) the sale or other disposition by Fidelity or any of its subsidiaries of assets worth more than a specified amount to a Related Person; (iii) the sale to Fidelity or any of its subsidiaries of all or more than a specified amount of the assets of a Related Person or its affiliates; (iv) the issuance of stock or other securities of Fidelity or any of its subsidiaries to a Related Person in exchange for cash or property worth more than a specified amount; (v) the adoption of any plan or proposal to liquidate or dissolve Fidelity that is proposed by a Related Person; (vi) any reclassification of securities, recapitalization or other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding stock (of any class or series of stock) of Fidelity or any of its subsidiaries owned by a Related Person; or (vii) any agreement, contract, or other arrangement providing directly or indirectly for any of the foregoing.

     The Fair Price Provisions require the consideration to be paid to Fidelity's stockholders in a Business Combination not approved by either the Continuing Directors or the required supermajority vote to be either cash or the same type of consideration paid by the Related Person that it paid for any of Fidelity's voting stock that it previously acquired, with the fair market value of any consideration other than cash to be determined by a majority of the Continuing Directors. The Fair Price Provisions require the Related Person to meet the minimum price criteria with respect to each class or series of common or preferred stock, whether or not the related Person owned shares of that class or series prior to proposing the Business Combination.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     Certain of the provisions in the Fidelity Certificate and Fidelity Bylaws may make it more difficult for another person or entity to effect certain business combinations with Fidelity or to take control of the Fidelity Board. These provisions include, among others, (i) the establishment of a classified Board of Directors with staggered terms of office; (ii) the elimination of the right of stockholders to call special meetings of stockholders or to act by written consent; (iii) advance notice requirements for stockholder proposals and directors nominations; (iv) a provision that directors may only be removed for cause; (v) a provision that a vacancy in any directorship, including a vacancy arising through an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum; (vi) the Fair Price Provisions; and (vii) a provision allowing the Fidelity Board to designate the rights, preferences, powers and restrictions of any preferred stock authorized and issued by Fidelity. Any amendment, alteration or repeal of the provisions described in the preceding sentence, with the exception of the provisions described in clauses (vi) and (vii), and any amendment or repeal of certain provisions of the Fidelity Bylaws, must be approved by at least 80% of the voting power of all the shares of Fidelity entitled to vote in the election of directors, unless a two-thirds vote of Continuing Directors approves a resolution calling for such amendment, alteration or appeal, in which case only a majority stockholder vote is required. The provision described in clause (vi) may only be amended by a vote of at least sixty-six and two-thirds percent of the outstanding shares of voting stock not owned by a Related Person, unless a two-thirds vote of Continuing Directors approves a resolution calling for such amendment, alteration or appeal, in which case only a majority stockholder vote is required for amendment, alteration or repeal.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders of Fidelity which are intended to be presented by such stockholders at Fidelity's 1998 Annual Meeting of Stockholders must have been received by Fidelity no later than January 13, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     Proposals of stockholders of Granite which are intended to be presented by such stockholders at Granite's 1998 Annual Meeting of Stockholders (if the Merger is not consummated) must be received by Granite no later than June 27, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                    EXPERTS

     The consolidated financial statements of Fidelity as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Granite as of June 30, 1997 and for each of the years in the two-year period ended June 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Fidelity Meeting, and representatives of Ehrhardt Keefe Steiner & Hottman PC are expected to be present at the Granite Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of Fidelity Common Stock offered hereby and the federal income tax consequences in connection with the Merger will be passed upon for Fidelity by Stradling Yocca Carlson & Rauth, a professional corporation, Newport Beach, California. The federal income tax consequences in connection with the Merger will be passed upon for Granite by Dorsey & Whitney LLP, Denver, Colorado.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Fidelity Board and the Granite Board know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before either Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Fidelity and Granite.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  dated as of
                               November 17, 1997
                                     among
                       FIDELITY NATIONAL FINANCIAL, INC.,
                           GRANITE ACQUISITION CORP.
                                      and
                            GRANITE FINANCIAL, INC.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                   ARTICLE I
                                   THE MERGER
 1.1    The Merger.....................................................................  A-1
 1.2    Closing........................................................................  A-2
 1.3    Effective Time of the Merger...................................................  A-2
 1.4    Effects of the Merger..........................................................  A-2

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS
 2.1    Conversion of Shares...........................................................  A-2
 2.2    Surrender and Payment..........................................................  A-3
 2.3    Fractional Shares..............................................................  A-4
 2.4    Stock Options and Warrants.....................................................  A-4

                                  ARTICLE III
                           THE SURVIVING CORPORATION
 3.1    Certificate of Incorporation...................................................  A-4
 3.2    Bylaws.........................................................................  A-4
 3.3    Directors......................................................................  A-4

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
 4.1    Representations and Warranties of the Company..................................  A-5
        (a)   Organization, Standing and Corporate Power...............................  A-5
        (b)   Subsidiaries.............................................................  A-5
        (c)   Capital Structure........................................................  A-5
        (d)   Authority; Noncontravention..............................................  A-6
        (e)   SEC Documents; Financial Statements; No Undisclosed Liabilities..........  A-7
        (f)   Intentionally Omitted....................................................  A-7
        (g)   Financing Business Representations.......................................  A-7
        (h)   Licenses, Approvals, etc.................................................  A-8
        (i)   Real Properties..........................................................  A-8
        (j)   Tangible Personal Property...............................................  A-9
        (k)   Intellectual Property....................................................  A-9
        (l)   Environmental Compliance.................................................  A-9
        (m)   Absence of Certain Changes or Events.....................................  A-10
        (n)   Litigation...............................................................  A-11
        (o)   Compliance with Laws.....................................................  A-11
        (p)   Absence of Changes in Stock or Benefit Plans.............................  A-11
        (q)   ERISA Compliance.........................................................  A-11
        (r)   Taxes....................................................................  A-12
        (s)   Contracts; Debt Instruments..............................................  A-14
        (t)   Insurance................................................................  A-15
        (u)   Interests of Officers and Directors......................................  A-15

                                                                                         PAGE
                                                                                         ----
        (v)   Approval by Board........................................................  A-15
        (w)   Brokers..................................................................  A-15
        (x)   Pooling of Interests.....................................................  A-15
        (y)   Disclosure...............................................................  A-15
 4.2    Representations and Warranties of Parent and Merger Subsidiary.................  A-15
        (a)   Organization, Standing and Corporate Power...............................  A-16
        (b)   Authority; Noncontravention..............................................  A-16
        (c)   SEC Documents; Financial Statements; No Undisclosed Liabilities..........  A-17
        (d)   Brokers..................................................................  A-17
        (e)   Insurance................................................................  A-17
        (f)   Interests of Officers and Directors......................................  A-17
        (g)   Pooling of Interests.....................................................  A-17
        (h)   Disclosure...............................................................  A-17

                                   ARTICLE V
                            COVENANTS OF THE COMPANY
 5.1    Conduct of Business............................................................  A-18
 5.2    Affiliate Agreements...........................................................  A-19
 5.3    Access to Information..........................................................  A-19
 5.4    No Solicitation................................................................  A-20
 5.5    Pooling of Interests; Tax Treatment............................................  A-20
 5.6    Stockholder Agreement..........................................................  A-20

                                   ARTICLE VI
                              COVENANTS OF PARENT
 6.1    Confidentiality................................................................  A-20
 6.2    Obligations of Merger Subsidiary...............................................  A-21
 6.3    Employee Benefit Plans.........................................................  A-21
 6.4    Indemnification and Insurance..................................................  A-21
 6.5    Stock Exchange Listing.........................................................  A-22
 6.6    Publication of Combined Financial Results......................................  A-22
 6.7    Registration Relating to Company Options.......................................  A-22
 6.8    Certain Transactions...........................................................  A-22
 6.9    Access to Information..........................................................  A-22
 6.10   Pooling of Interests; Tax Treatment............................................  A-22

                                  ARTICLE VII
                      COVENANTS OF PARENT AND THE COMPANY
 7.1    HSR Act Filings; Reasonable Efforts; Notification..............................  A-23
 7.2    Stockholder Meeting; Proxy Material............................................  A-24
 7.3    Press Releases.................................................................  A-25
 7.4    Securities Reports.............................................................  A-25

                                                                                         PAGE
                                                                                         ----
 7.5    Stockholder Approvals..........................................................  A-25
 7.6    Disclosure Schedules...........................................................  A-25

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER
 8.1    Conditions to the Obligations of Each Party....................................  A-26
 8.2    Conditions to the Obligations of Parent and Merger Subsidiary..................  A-26
 8.3    Conditions to the Obligations of the Company...................................  A-27

                                   ARTICLE IX
                                  TERMINATION
 9.1    Termination....................................................................  A-28
 9.2    Effect of Termination..........................................................  A-28

                                   ARTICLE X
                                 MISCELLANEOUS
10.1    Notices........................................................................  A-29
10.2    Survival of Representations and Warranties.....................................  A-29
10.3    Amendments; No Waivers.........................................................  A-30
10.4    Fees and Expenses..............................................................  A-30
10.5    Successors and Assigns; Parties in Interest....................................  A-30
10.6    Severability...................................................................  A-30
10.7    Governing Law..................................................................  A-31
10.8    Entire Agreement...............................................................  A-31
10.9    Counterparts; Effectiveness; Interpretation....................................  A-31
10.10   Effect of Disclosure Schedule..................................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is entered into as of November 17, 1997, among GRANITE FINANCIAL, INC., a Delaware corporation (the "Company"), FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Parent"), and GRANITE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary into the Company as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "Shares") (excluding shares owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Merger Subsidiary or any other subsidiary of Parent) shall be converted into the Merger Consideration (as defined herein);

     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are fair to and in the best interests of the stockholders of the Company, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders;

     WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Parent, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of the issuance of the Parent Common Stock (as defined herein) in connection with the Merger by the Parent's stockholders;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company have agreed to enter into agreements with Parent in the form attached hereto as Exhibit A (the "Stockholder Agreements");

     WHEREAS, it is intended that the Merger be (i) treated as a reorganization pursuant to the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) accounted for as a "pooling of interests" for accounting purposes; and

     WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, (i) the separate corporate existence of Merger Subsidiary shall cease, and (ii) the Company shall continue as the surviving corporation as a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place as soon as practicable, but in any case on or prior to the third business day after which all of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"). At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by the DGCL in connection with the Merger.

     1.3 Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     1.4 Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, duties and liabilities of the Company (including, without limitation, the obligation to pay the expenses described in Section 4.1(w) below) and Merger Subsidiary, all as provided under the DGCL.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Subsidiary:

     (a) each Share owned by the Company or owned by Parent, Merger Subsidiary or any subsidiary of any of the Company, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

     (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a), be converted into the right to receive 0.701 of a share (the "Exchange Ratio") of Parent's common stock, par value $.0001 per share (the "Parent Common Stock"), without interest, together with cash in lieu of any fractional share of Parent Common Stock as provided in
Section 2.3 below (the "Merger Consideration"); provided, however, that the Exchange Ratio shall be subject to adjustment as follows:

     (i) If the Average Parent Stock Price (as defined in Section 9.1(vi) below) is less than $22.82, Parent may elect to either (1) terminate this Agreement as provided in Section 9.1(vi) below, or (2) increase the Exchange Ratio to a number (rounded to the nearest 1/1000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $22.82 and the denominator of which is the Average Parent Stock Price; and

     (ii) If the Average Parent Stock Price is more than $28.53, the Exchange Ratio shall be reduced to a number (rounded to the nearest 1/1000) equal to the product of the Exchange Ratio multiplied by a fraction, the numerator of which is $28.53 and the denominator of which is the Average Parent Stock Price.

     In the event, prior to the Effective Time, of any recapitalization of either Parent or the Company through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or any reorganization, reclassification or other change in its outstanding shares into the same or a different number of shares of other classes, or a declaration of or dividend on its outstanding shares payable in shares of its capital stock (a "Capital Change"), then the Exchange Ratio shall be appropriately adjusted so as to maintain after such Capital Change the relative proportionate interests in the number of shares of Parent Common Stock (assuming consummation of the Merger) which the holders of Shares and the holders of shares of Parent Common Stock had immediately prior to such Capital Change.

     2.2  Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will make available to the Exchange Agent the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal, in a form reasonably acceptable to the Company, for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Each holder of Shares that have been converted into the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Shares, as contemplated hereby.

     (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

     (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

     (f) No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any certificate formerly representing Shares until the holder of such certificate is surrendered to the Exchange Agent as provided herein. Following surrender of any such certificate, there shall be paid to the holder of record of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     2.3 Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Merger. In lieu of any fractional share of Parent Common Stock to which the holder of any Share would otherwise be entitled to receive, such holder shall be entitled to receive an amount of cash equal to the value of such fractional shares of Parent Common Stock, which shall be based upon the closing sale price of the Parent Common Stock on the Closing Date as reported on the New York Stock Exchange. The fractional interests of each holder of Shares will be aggregated so that no holder of Shares will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock. Parent shall provide sufficient funds to the Exchange Agent to make the payments contemplated by this Section 2.3.

     2.4  Stock Options and Warrants.

     (a) At the Effective Time, each Company Option (defined below) shall be assumed by the Parent and shall thereafter be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such Company Option, the same Merger Consideration as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time and been the holder of the Shares issuable upon exercise of such Company Option, at an exercise price per share calculated by dividing the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option by the number of full shares of Parent Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any Company Option to which
Section 421 of the Code applies by reason of its qualification as an "incentive stock option" the exercise price and the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. "Company Option" means any option granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to the Company's 1996 Omnibus Stock Option Plan, as amended (the "Option Plan").

     (b) At the Effective Time, the warrant to purchase 112,500 Shares, dated July 28, 1997, issued to Piper Jaffray Inc., the warrant to purchase 37,500 Shares, dated July 28, 1997, issued to Cruttenden Roth Incorporated, and the warrant to purchase 150,000 Shares, dated October 29, 1996, issued to Cruttenden Roth Incorporated (collectively, the "Warrants") shall each be assumed by the Parent in accordance with the respective provisions of each such Warrant and shall thereafter be deemed to constitute a warrant to purchase, on the same terms and conditions as were applicable under such Warrant, the same Merger Consideration as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time and been the holder of the Shares issuable upon exercise of such Warrant, at an exercise price to be determined in accordance with the respective provisions of each such Warrant.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     3.2 Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     3.3 Directors. Upon the Effective Time, the Board of Directors shall consist of five (5) members, and the initial directors of the Surviving Corporation shall, until successors are duly elected and qualified in accordance with applicable law, include William W. Wehner, James E. Lewis and three (3) persons designated by Parent.

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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, subject to the exceptions and qualifications set forth in the disclosure schedule to be delivered by the Company to Parent and Merger Subsidiary within six (6) business days after the execution of this Agreement (the "Disclosure Schedule"), as follows (whenever the representations or warranties of the Company are qualified by the knowledge of the Company, knowledge shall mean actual knowledge of the management employees of the Company identified in Section 4.1 of the Disclosure Schedule):

     (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, or results of operations of the Company and its subsidiaries taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and bylaws and the charter documents of its Significant Subsidiaries. The Company is not a party to any joint venture, partnership or similar business or entity (the "Joint Ventures"). For purposes of this Agreement, a "subsidiary" of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body; and a "Significant Subsidiary" means GF Funding Corp. I, GF Funding Corp. II, GF Funding Corp. III and any subsidiary of the Company that constitutes a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the "SEC").

     (b) Subsidiaries. Section 4.1(b) of the Disclosure Schedule lists each subsidiary of the Company, its form of organization, its respective jurisdiction of incorporation or formation, if applicable, and the holders of the outstanding capital stock or other equity interests of such subsidiaries and indicates whether such subsidiary is a Significant Subsidiary. All the outstanding shares of capital stock or other ownership interests of each such subsidiary of the Company have been validly issued and are fully paid and nonassessable and all such shares or ownership interests indicated as being owned by the Company or any of its subsidiaries are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all Liens (as defined herein) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interest in any person.

     (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 Shares and 2,000,000 shares of Preferred Stock, par value $.001 per share. As of November 14, 1997, (i) 6,140,000 Shares were issued and outstanding, (ii) no Shares were held by the Company or by any of the Company's subsidiaries, (iii) 900,000 Shares were reserved for issuance upon the exercise of Company Options pursuant to the Option Plan, of which Company Options to Purchase 708,500 Shares were outstanding, (iv) 300,000 Shares were reserved issuance pursuant to the Warrants, and (v) no shares of Preferred Stock were issued, reserved for issuance or outstanding. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Company Options or the Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the

Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.1(c) and in
Section 4.1(c) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
Section 4.1(c) of the Disclosure Schedule also sets forth a true and correct list of the Company Options which are outstanding as of the date hereof, which list sets forth, for each holder of a Company Option, the number of Shares subject thereto, the exercise price and the expiration date thereof. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences.

     (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below) required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Merger requires the approval by the affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) except as disclosed in Section 4.1(d)(i) of the Disclosure Schedule, the Certificate of Incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) except as disclosed in Section 4.1(d)(ii) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets , including, without limitation, any Financing Documents (as defined in Section 4.1(g) below) and any agreements, contracts, or other instruments evidencing or entered into in connection with or with respect to any Securitization Assets (as defined in Section 4.1(g) below), or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "Consents") any federal, state or local government or any arbitrable panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the required consents listed on
Section 4.1(d)(i) and 4.1(d)(ii) of the Disclosure Schedule, (ii) the filing of the

Certificate of Merger in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and (v) such other Consents as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (e) SEC Documents; Financial Statements; No Undisclosed Liabilities. The Company has timely filed all reports, schedules, forms, statements, exhibits and other documents required to be filed by the Company with the SEC under or pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") since the Company's initial public offering in October 1996 (the "Company SEC Documents"). True and correct copies of each of the Company SEC Documents have been provided or made available to Parent. As of their respective dates, or as subsequently amended prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Document, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (f) Intentionally Omitted.

     (g) Financing Business Representations.

     (i) The Company has provided or made available to Parent, for each financing transaction conducted by the Company or any Subsidiary with respect to any type of property under which the Company is the lessor, the seller, the lender or an assignee thereof and which would be properly reflected in a consolidated balance sheet of the Company and any Subsidiary in the lines captioned "Direct Financing Leases" (the "Financing Transactions") the following information as of September 30, 1997: (A) the contract number assigned by the Company; (B) the name of the party obligated to make rent, purchase price or debt service payments; (C) the billing address of such obligor; (D) the primary location of the equipment; (E) the initial cost of equipment leased, sold or acting as collateral; (F) the general type of equipment leased, sold or acting as collateral; (G) the remaining amount of all receivables of the Company related to such transaction; (H) the amount and timing of rental, purchase price or debt service payments to the Company with respect thereto; (I) the date the related lease, installment sale or loan agreement commenced and terminates; (J) the principal amount and remaining term of any nonrecourse debt of the Company with respect thereto; (K) the type of purchase option granted with respect to the equipment; and (L) the residual value reflected on the Company's books of any equipment to which the Company is entitled upon expiration of the related lease or installment sales agreement.

     (ii) The Company has provided or made available to Parent, accurate and complete copies of each of the agreements, contracts, leases and other instruments entered into with respect to Financing Transactions (the "Financing Documents"). The original execution copy of the Financing Documents are in the possession of the Company, a trustee under a securitization transaction or a secured lender of the Company. Except for any

Financing Transaction with respect to which the value of the equipment is less than $30,000, the Company has caused to be filed UCC-1 financing statements with respect to each item of property involved in any Financing Transaction and has made such other filings or notifications, or taken possession or has obtained certificates of title, as are necessary to give the Company a perfected security interest in and lien upon such property.

     (iii) Each of the Financing Documents is valid and enforceable in accordance with its terms, except as may be limited by bankruptcy laws or other similar laws affecting rights of creditors generally. The Company is not, and to the Company's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Financing Documents (except overdue accounts which are not material in amount). To the Company's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under the Financing Documents (except overdue accounts which are not material in amount).

     (iv) The Company has not engaged in any Financing Transaction as to which the Company has taken the position that it is a true lease for tax purposes.

     (v) Section 4.1(g) of the Disclosure Schedule sets forth for each portfolio securitization transaction entered into by the Company or any subsidiary, including without limitation any rights of the Company in respect of the servicing, collection or credit enhancement of the assets included in such securitized portfolios (the "Securitization Assets") the following information as of September 30, 1997: (A) the outstanding principal due to investors; (B) the outstanding amount of the Company's recourse or repurchase obligation for defaulted transactions in the pool, a projection of the base servicing fees and credit enhancement, excess servicing, or incentive fees assuming scheduled lease runoffs; and (C) a list of leases in each securities pool.

     (h) Licenses, Approvals, etc. Each of the Company and its subsidiaries possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to entitle it to conduct its business in the manner in which it is presently being conducted (the "Licenses"), which Licenses are listed in Section 4.1(h) of the Disclosure Schedule. Except as described in Section 4.1(h) of the Disclosure Schedule, all of the Licenses are in full force and effect. Except as described in Section 4.1(h) of the Disclosure Schedule, no Action (as defined herein) is pending or, to the knowledge of the Company, threatened seeking the revocation or limitation of any of the Licenses.

     (i) Real Properties. Neither the Company nor any of its subsidiaries currently owns, and neither the Company nor any of its subsidiaries or any of their respective predecessors have ever owned, fee title to any real property.
Section 4.1(i) of the Disclosure Schedule lists all real property (including all land and buildings) which is leased by the Company or any of its subsidiaries as lessee or sublessee (the "Leased Real Estate"). The Company has delivered or caused to be delivered to Parent complete and accurate copies of the written leases and subleases which relate to the Leased Real Estate, together with all amendments or supplements thereto (the "Leases"). The Company has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate property. Except as disclosed in
Section 4.1(i) of the Disclosure Schedule, the Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; (ii) no amount payable under any Lease is past due; (iii) the Company is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; (iv) the Company has not received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting the Company has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of the Company or any other party, or (B) of any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity (an "Action") against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (v) the Company has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

     (j) Tangible Personal Property. Except as disclosed in Section 4.1(j) of the Disclosure Schedule, the Company and its subsidiaries (i) have good and valid title to all the tangible personal property material to its business and reflected in the latest audited financial statements included in the Company SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) are collectively the lessee of all tangible personal property material to the Company's business and reflected as leased in the latest audited financial statements included in the Company SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Company's knowledge, the lessor. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

     (k) Intellectual Property. To the knowledge of the Company, the ownership, operation and conduct by the Company and its subsidiaries of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other person, and to the knowledge of the Company no other person is infringing upon any such rights of the Company and its subsidiaries, in each case.

     (l) Environmental Compliance.

     (i) For purposes of this Section 4.1(l), (A) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law; (B) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. sec. 651 et seq., the Oil Pollution Act, 33 U.S.C. sec. 2701 et seq., in each case as amended from time to time and all regulations promulgated thereunder, and any other statute, law, regulation, ordinance, bylaw, rule, judgment, order, decree or directive of any Governmental Entity dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; and (C) "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.

     (ii) Except as set forth on Section 4.1(l) of the Disclosure Schedule: (A) there are no claims pending against the Company or any of its subsidiaries, or any of their respective predecessors (the "Company Interests") relating to or arising out of a Hazardous Substance nor are any such claims, to the Company's knowledge, threatened against Company Interests, nor has the Company or any of its subsidiaries received any notice, alleging or warning that any Leased Real Estate or any real property previously operated by any Company Interests is, has been or may be in violation of or in noncompliance with any Environmental Law;
(B) to the Company's knowledge, no Hazardous Substances are now present in amounts, concentrations or conditions requiring removal, remediation or any other response, action or corrective action under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Leased Real Estate or any real property previously owned or operated by any Company Interests; (C) the Leased Real Estate is not being and has not been during the period of time they have been leased by any Company Interests used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes are being or have been during the period of time operated by any Company Interests treated, stored or disposed of there in violation of any Environmental Law; and (D) there neither are nor have been during the period of time they have been operated by any Company Interests any underground storage tanks, lagoons or other containment facilities of any kind which contain or contained any Hazardous Substances on the Leased Real Estate.

     (iii) The Company has made available to the Parent true and correct copies of any and all written communications received by the Company from any Governmental Authorities relating in whole or in part to the existence of Hazardous Substances at any Leased Real Estate or any real property previously owned or operated by any Company Interests or the compliance of the owners, operators or lessees thereof with respect to any Environmental Law.

     (m) Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in Section 4.1(m) of the Disclosure Schedule, since September 30, 1997, the Company and its subsidiaries have conducted the Business only in the ordinary course consistent with past practice, and there has not been (i) any event, occurrence or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, (iii) any adjustment, split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)
(A) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax gross-up), or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or any of its subsidiaries, (vii) any amendment, waiver or modification of any material term of any outstanding security of the Company or any of its subsidiaries, (viii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money or other material obligations, other than in the ordinary course of business consistent with past practice, (ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset, other than Financing Transactions in the ordinary course of business consistent with past practice, (x) any making of any lease, loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $250,000 in the aggregate, and other than acquisitions of equipment lease portfolios or investments in cash equivalents made in the ordinary course of business consistent with past practice, (xi) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business on behalf of the Company or any of its subsidiaries of more than $100,000 for any transaction or $250,000 for any series of transactions, other than in connection with acquisitions of equipment lease portfolios, (xii) any acquisition or disposition of any assets or any merger or consolidation with any person on behalf of the Company or any of its subsidiaries, other than in connection with acquisitions of equipment lease portfolios, (xiii) any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice, or (xiv) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (xiii).

     (n) Litigation. Except as disclosed in Section 4.1(n) of the Disclosure Schedule, there are no Actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, individually, or in the aggregate, in which a determination adverse to the Company could reasonably be expected to have a Material Adverse Effect.

     (o) Compliance with Laws. The conduct by the Company and its subsidiaries of its business is and has been in compliance with (i) all statutes and laws,
(ii) to the knowledge of the Company, all regulations, ordinances, and rules, and (iii) judgments, orders or decrees to which the Company or any of its subsidiaries is a party, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to give rise to material fines or other material civil penalties or any criminal liabilities. Except as set forth on Section 4.1(o) of the Disclosure Schedule, the Company has not received any notice or other communications relating to any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Entity, or of any investigation with respect thereto, applicable to the Company or its subsidiaries.

     (p) Absence of Changes in Stock or Benefit Plans. Except as disclosed in
Section 4.1(p) of the Disclosure Schedule or as required under this Agreement, since January 1, 1996, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options under the Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering the Option Plan) or authorization of cash payments in exchange for any Company Options under the Option Plan, (ii) other than the adoption of the Company's 401(k) Plan, any adoption or material amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "Benefit Plans"), or (iii) other than the adoption of the Company's 401(k) Plan, any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 1997.

     (q) ERISA Compliance.

     (i) Section 4.1(q) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other Benefit Plans. With respect to each Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

     (ii) Section 4.1(q) of the Disclosure Schedule identifies each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (iii) The Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Benefit Plans of which the failure to company with would have a Material Adverse Effect. Except as set forth in
Section 4.1(q) of the Disclosure Schedule, no prohibited transaction has occurred with respect to any Benefit Plan. All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Company SEC Documents.

     (iv) No Benefit Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. None of the Company, its subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of the Company or any of its subsidiaries following the Closing. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and
(v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

     (v) Except as set forth in the Company SEC Documents or in Section 4.1(q) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its subsidiaries.

     (vi) Except as set forth in Section 4.1(q) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (vii) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries.

     (viii) There are no pending or, to the Company's knowledge, threatened claims, and the fiduciaries of the Benefit Plans have not advised the Company that with respect to their duties to the Benefit Plans or the assets or any of the trusts under any of the Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer Benefit Plan.

     (r) Taxes. For purposes of this Agreement, (A) the term "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes (as defined below) or for information purposes, and the term "Return" means any one of the foregoing Returns, and (B) the term "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

     (i) Except as set forth in Section 4.1(r)(i) of the Disclosure Schedule, the Company and its subsidiaries have duly prepared and filed federal, state, local and foreign Returns which were required to be filed by or in respect of the Company and its subsidiaries, or any of their properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, assets, operations, activities, status of the entity or whose behalf the Return was filed, and any other information required to be shown thereon. No extension of time within which the Company or any of its subsidiaries may file any Return is currently in force.

     (ii) With respect to all amounts in respect of Taxes imposed on the Company or any of its subsidiaries or for which the Company or any of its subsidiaries is or could be liable, whether to taxing authorities or to other Persons, all material amounts required to be paid by or on behalf of the Company or any of its subsidiaries to taxing authorities or others have been paid.

     (iii) The Company has not been advised that there is any review or audit in process by any taxing authority of any Tax liability of the Company or any of its subsidiaries currently in progress. Except as disclosed in Section 4.1(r)(iii) of the Disclosure Schedule, the Company and its subsidiaries have not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of the Company or any of its subsidiaries for any period. The Company and its subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of the Company or any of its subsidiaries nor, to the knowledge of the Company, is there reason to believe that any material deficiency will be assessed.

     (iv) No agreements are in force or are currently being negotiated by or on behalf of the Company or any of its subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of the Company or any subsidiaries are currently pending.

     (v) The Company and its subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

     (vi) There are no Tax Liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by the Company or its subsidiaries, except for Liens for Taxes that are not yet due and payable. None of the assets owned by the Company or its subsidiaries is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by the Company or its subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets owned by the Company or its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of Company or any of its subsidiaries is a person other than a United States person within the meaning of the Code.

     (vii) Except as set forth in Section 4.1(r)(viii) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Shares or other equity interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

     (s) Contracts; Debt Instruments.

     (i) Except as otherwise disclosed in Section 4.1(s)(i) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

     (A) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of the Company and its subsidiaries;

     (B) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, including any oral agreement, contract or arrangement which requires the payment of over $50,000, with any current or former officer, consultant, director or employee;

     (C) any lease for real or personal property in which the amount of payments which the Company is required to make, or is expected to receive, on an annual basis exceeds $50,000;

     (D) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

     (E) any agreement, contract, policy, License, document, instrument, arrangement or commitment that materially limits the freedom of the Company or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so materially limit the freedom of the Company or any of its subsidiaries after the Effective Time, or by virtue of the transaction contemplated by this Agreement, Parent, Merger Subsidiary or any of their subsidiaries after the Effective Time;

     (F) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

     (G) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

     (H) any other agreement, contract, policy, License, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole and which is not otherwise disclosed in the Disclosure Schedules.

     (ii) None of the Company, its subsidiaries and, to the knowledge of the Company, none of the other parties to any of the contracts and agreements identified in Section 4.1(s)(i) of the Disclosure Schedule or otherwise disclosed in the Company SEC Documents is in default under or has terminated any such contract or agreement, or in any way expressed to the Company an intent to materially reduce or terminate the amount of its business with the Company or any of its subsidiaries in the future.

     (iii) Set forth in Section 4.1(s)(iii) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 4.1(s)(iii) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 4.1(s)(iii) of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this Section 4.1(s)(iii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

     (t) Insurance. The Company and its subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition which conduct similar businesses; provided, that the Company currently does not have in force any directors and officers liability insurance coverage. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

     (u) Interests of Officers and Directors. Except as disclosed in the Company SEC Documents, neither any of the Company's or any of its subsidiaries' officers or directors, nor any member of their respective immediate families or any entity with respect to which any such person is an affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its subsidiaries, or any other business relationship with the Company or any of its subsidiaries.

     (v) Approval by Board. The Board of Directors of the Company has duly authorized and approved the execution and delivery of this Agreement by the Company and the transactions contemplated hereby and has duly approved the execution of the Stockholder Agreements by the stockholders of the Company party thereto, in each of the foregoing cases prior to the execution by the Company of this Agreement or the execution of the Stockholder Agreements by such stockholders.

     (w) Brokers. Piper Jaffray, Inc. ("Piper") has delivered to the Company's Board of Directors its oral opinion that the consideration to be paid in the Merger is fair to the holders of Shares from a financial point of view, and shall deliver such opinion in writing to the Company's Board of Directors immediately prior to the date the Company mails the Proxy Statement/Prospectus to the Company's stockholders. In addition, no broker, investment banker, financial advisor or other person, other than Piper, the fees and expenses of which will be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letters obligate the Company to continue to use their services or pay fees or expenses in connection with any future transaction.

     (x) Pooling of Interests. The Company has not taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (y) Disclosure. The representative and warranties of the Company contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which has not been disclosed to Parent in the Disclosure Schedule and the Company SEC Documents, taken as a whole, which has had, or would reasonably be expected to have, a Material Adverse Effect.

     4.2 Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company subject to the exceptions and qualifications set forth in the disclosure schedule delivered by the Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"):

     (a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business, or results of operations of the Parent and its subsidiaries as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or
(iii) prevent or materially delay consummation of any of he transactions contemplated by this Agreement.

     (b) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval (as defined below), to consummate the transactions contemplated by this Agreement. The approval by the affirmative vote of the holders of a majority of the shares of Parent Common Stock represented and voted on a proposal to approve the issues of shares of Parent Common Stock in the Merger (provided that the total vote cast on such proposal represents over 50% of the shares entitled to vote), as required by the New York Stock Exchange, is required to complete the Merger (the "Parent Stockholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) except as disclosed in Section 4.2(b) of the Parent's Disclosure Schedules, any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Other than those Consents referred to in the Disclosure Schedule on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the consents disclosed in Section 4.2(b) of the Parent Disclosure Schedule, (ii) the filing of the Certificate of Merger in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing of a premerger notification and report form under the HSR Act, (iv) compliance with applicable requirements of the Exchange Act and the Securities Act, and applicable state blue sky laws, with respect to the Registration Statement and the Prospectus/Proxy Statement, and (v) such other Consents as to which the failure to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

     (c) SEC Documents; Financial Statements; No Undisclosed Liabilities. Parent has provided or made available to the Company true and correct copies of all reports, schedules, forms, statements, exhibits and other documents filed with the SEC by Parent under or pursuant to the Exchange Act since January 1, 1995 (the "Parent SEC Documents"), all of which were timely filed with the SEC. As of their respective dates, or as subsequently amended prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (d) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its subsidiaries. Merrill Lynch & Co. has orally delivered to the Parent's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of Parent Common Stock from a financial point of view and shall deliver such opinion in writing to the Parent's Board of Directors immediately prior to the date the Proxy Statement is mailed to the Parent's stockholders.

     (e) Insurance. The Parent and its subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Parent that are customary for companies of similar size and financial condition which conduct similar businesses. All such policies are in full force and effect, all premiums due thereon have been paid and the Parent has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. The Parent has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Parent and its subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

     (f) Interests of Officers and Directors. Except as disclosed in the Parent SEC Documents, neither any of the Parent's or any of its subsidiaries' officers or directors, nor any member of their respective immediate families or any entity with respect to which any such person is an affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Parent or its subsidiaries, or any other business relationship with the Parent or any of its subsidiaries.

     (g) Pooling of Interests. The Parent has not taken or agreed to take any action, or omitted or agreed to omit to take any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (h) Disclosure. The representations and warranties of the Parent contained in this Agreement are true and correct in all material respects, and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Parent which has not been disclosed to the Company in the Parent Disclosure Schedule and the Parent SEC Documents, taken as a whole, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their businesses in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options or Warrants outstanding as of the date hereof);

     (c) amend its Certificate of Incorporation, bylaws or other comparable charter or organizational documents;

     (d) amend, modify or waive any provision of any material contract or agreement to which the Company or any of the Company's subsidiaries is a party, including, without limitation, any such agreements identified in the Disclosure Schedule;

     (e) mortgage or otherwise encumber or subject to any Lien or sell, lease, license, transfer or otherwise dispose of any material properties or assets, except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments;

     (f) amend, modify or waive any material term of any outstanding security of the Company or its subsidiaries;

     (g) incur, assume, guarantee or become obligated with respect to any indebtedness (as defined in Section 4.1(s) hereof), other than drawings on existing revolving credit facilities listed in Section 4.1(s) of the Disclosure Schedule, in the ordinary course of business, consistent with past practice and in accordance with the terms thereof, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

     (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $50,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property, other than acquisitions of equipment lease portfolios in the ordinary course of business;

     (i) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

     (j) enter into any, or commit to enter into, any lease, loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice;

     (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

     (l) (i) grant to any current or former director, officer or employee of the Company or any of its subsidiaries any material increase in compensation or benefits, except for employees who are not officers or directors in the ordinary course of business consistent with past practice or any grant pursuant to any existing contract or agreement, (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of the Option Plan), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

     (m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

     (n) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2 Affiliate Agreements. The Company shall obtain and deliver to parent as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit B hereto from each executive officer and director of the Company and each stockholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall obtain and deliver to parent a signed representation letter substantially in the form of Exhibit B from any person who becomes an executive officer or director of the Company or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status. Parent shall use its best reasonable efforts to obtain and deliver to the Company as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit C hereto from each executive officer and director of Parent and each stockholder of Parent who may reasonably be deemed an "affiliate" of parent within the meaning of such term as used in Rule 145 under the Securities Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger. Parent may place appropriate legends on the stock certificates of affiliates of the Company and Parent and shall obtain and deliver to the Company a signed representation letter substantially in the form of Exhibit C from any person who becomes an executive officer or director of Parent or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieve such status.

     5.3 Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its subsidiaries (including to perform any environmental studies), will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company's and its subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its subsidiaries; provided that no investigation pursuant to this
Section 5.3 shall affect any representation or warranty given by the Company hereunder.

     5.4 No Solicitation. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, continue, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, subject to the fiduciary duties of the Board of Directors of the Company under the DGCL, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or, enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.4. The Company will notify Parent immediately, orally and in writing (including the names of any party making and the principal terms of any such proposal), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Company. Subject to the fiduciary duties of the Board of Directors of the Company under the DGCL, the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

     5.5 Pooling of Interests; Tax Treatment. The Company shall not take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free to the stockholders of the Company pursuant to Section 368(a) of the Code.

     5.6  Stockholder Agreement. The Company shall use its best efforts to cause
(i) Kramer Spellman, L.P., to enter into a Stockholder Agreement and an Affiliate Agreement within thirty (30) days after the date of this Agreement, and (ii) each of the persons named in Schedule 5.6 to enter into a Stockholder Agreement and an Affiliate Agreement within fifteen (15) days after the date of this Agreement.

                                   ARTICLE VI

                              COVENANTS OF PARENT

     Parent agrees that:

     6.1 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent,
(ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons have a need to know such information, are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, or, at the election of Parent, destroy, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidentiality.

     6.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.3 Employee Benefit Plans. Subject to the following agreements, from and after the Effective Time, Parent shall have the right to continue, amend or terminate any of the Benefit Plans in accordance with the terms thereof and subject to any limitation arising under applicable law. It is the parties' current intention that the Company will retain its employee plans in effect for the benefit of employees of the Company and its subsidiaries subject to any changes which are deemed necessary or desirable in order for the employee plans of the Company and Parent to remain qualified under applicable provisions of the Code. However, nothing in this statement of current intentions or in this Agreement shall be deemed to confer any rights to persons who are not parties to this Agreement (such as, but not limited to, employees, former employees or independent contractors of the Company) to continuation of their current benefit plans or to any particular forms or types of benefits. The Company, subject to the provisions of this Agreement, and Parent, each reserve full authority to amend, terminate, discontinue or otherwise revise their employee plans and/or to adopt new plans from time to time subject solely to the discretion of their respective boards of directors.

     6.4  Indemnification and Insurance.

     (a) From and after the Effective Time, the Parent shall cause the Company to indemnify, defend and hold harmless each person who is now, or who becomes, prior to the Effective Time, an officer, director, employee or agent of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, or after the Effective Time (the "Indemnified Liabilities") to the fullest extent permitted by Parent's Certificate of Incorporation and Bylaws and applicable Delaware law. Any Indemnified Party wishing to claim indemnification under this
Section 6.4(a), upon learning of any Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which Parent may have under this Section 6.4(a) except to the extent such failure prejudices Parent) and shall deliver to Parent any undertaking required by Delaware law. The obligations of Parent described in this Section 6.4(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. The foregoing indemnification shall not apply to any actions, suits, proceedings, orders or investigations which at the date hereof are pending or, to the knowledge of the Company or its directors, threatened unless disclosed on Schedule 6.4(a).

     (b) From and after the Effective Time, the directors, officers and employees of the Company who become directors, officers or employees of Parent, the Surviving Corporation or any other of the subsidiaries, shall also have indemnification rights with prospective application. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Parent or its subsidiaries are entitled under the provisions of the Certificate of Incorporation, Bylaws or similar governing documents of Parent, the Surviving Corporation and other subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time.

     (c) The Parent and the Company agree to indemnify and hold harmless each other, their respective directors, officers and employees and each person, if any, who controls the respective party, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in Section 7.2 below), or Prospectus/Proxy Statement (as defined in Section 7.2 below) (as from time to time each may be amended or supplemented) based upon written information furnished by the Company or the Parent to each other or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (d) The contractual obligations provided under paragraphs (a), (b) and (c) of this Section 6.4 are intended to benefit, and be enforceable directly by, the Indemnified Parties, and shall be binding on all respective successors of Parent and the Company.

     6.5 Stock Exchange Listing. Parent shall use its best efforts to list on the New York Stock Exchange, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

     6.6 Publication of Combined Financial Results. Parent shall use reasonable efforts to publish as soon as practicable after the end of its first fiscal quarter which includes at least 30 days of post-Merger combined operations, combined sales and net income figures and any other financial Information necessary as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 and any related accounting rules.

     6.7 Registration Relating to Company Options. Parent shall register the shares of Parent Common Stock issuable upon exercise of the Company Options after the Effective Time in either the Registration Statement or in a registration statement on Form S-8 to be filed as soon as practicable following the Effective Time, and shall cause the shares of Parent Common Stock issuable upon exercise thereof from and after the Effective Time, when issued, to be listed on the New York Stock Exchange.

     6.8 Certain Transactions. Following the execution of this Agreement and through the Effective Time or sooner termination of this Agreement, Parent shall not, directly or indirectly, participate or commence participation as an owner, partner, shareholder, joint venturer or co-venturer or through any other means in any business or other relationship (other than in the ordinary course of business of Parent or its subsidiaries) with any business or entity identified by the Company, in writing as an actual or potential acquisition target.

     6.9 Access to Information. From the date hereof until the Effective Time, the Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Parent and its subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Parent's and its subsidiaries' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of the Parent and its subsidiaries; provided that no investigation pursuant to this Section 6.9 shall affect any representation or warranty given by the Parent hereunder.

     6.10 Pooling of Interests; Tax Treatment. The Parent shall not take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax free to the stockholders of the Company pursuant to Section 368(a) of the Code.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     7.1  HSR Act Filings; Reasonable Efforts; Notification.

     (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     (b) Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. Such efforts shall include, without limitation, requesting early termination of any applicable waiting period under the HSR Act.

     (c) Subject to the fiduciary duties of their respective Boards of Directors, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation, filing and dissemination of the Registration Statement and the Prospectus/Proxy Statement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (d) Notwithstanding anything to the contrary in Section 7.1(a), (b) or (c),
(i) neither Parent nor any of its subsidiaries shall be required to divest, or cause or permit the Company or its subsidiaries or affiliates to divest, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations or prospects of Parent and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole, or all such entities taken together, and (ii) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Merger set forth in Article VIII.

     (e) Each party shall give prompt notice to the other party of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (f) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

     (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

     (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to
Section 4.1(m), 4.1(n), 4.1(o), 4.1(q) or 4.1(r) or which relate to the consummation of the transactions contemplated by this Agreement.

     7.2  Stockholder Meeting; Proxy Material.

     (a) For the purpose (i) of holding meetings of stockholders of Parent and the Company to approve this Agreement, the Merger and, with respect to Parent, the issuance of shares of Parent Common Stock in the Merger, and (ii) of registering under the Securities Act the Parent Common Stock to be issued as contemplated by this Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/joint proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder (such prospectus/joint proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement"). At the time the Registration Statement becomes effective under the Securities Act, at the time the Prospectus/Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and Parent, at all time subsequent to such mailing (including, without limitation, the time such stockholders vote upon a proposal to approve and adopt this Agreement and the Merger), and at the Effective Time, the Registration Statement and the Prospectus/Proxy Statement, as supplemented or amended, if applicable, will (i) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Parent shall furnish such information concerning Parent as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Parent and Parent Common Stock, to be prepared in accordance with Section 7.2(a), Parent agrees promptly to advise the Company if at any time prior to the Parent or Company stockholders' meetings held to consider and vote on the Merger any information provided by Parent in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect.

     (c) The Company shall furnish Parent with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries to be prepared in accordance with Section 7.2(a). Parent agrees to provide the Company with reasonable opportunity to review and comment on the Prospectus/Proxy Statement. The Company agrees promptly to advise Parent if at any time prior to the Parent or Company stockholders' meetings any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Parent with the information needed to correct such inaccuracy or omission.

     (d) Parent shall promptly file the Registration Statement with the SEC. Parent shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act at the earliest practicable date. The Company authorizes Parent to utilize in the Registration Statement the information concerning the Company provided to Parent for the purpose of inclusion in the in the Prospectus/Proxy Statement, provided that the Company and its counsel shall have an opportunity to review the Registration Statement prior to filing with the SEC and shall otherwise participate in responding to the comments of the SEC and the process of achieving the effectiveness of the Registration Statement. Parent shall advise the Company promptly when the Registration statement has become effective and of any supplements or amendments thereto, and Parent shall furnish the Company with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act prior to using or disseminating such prospectus.

     (e) Parent shall use reasonable efforts to cause to be delivered to the Company a letter relating to the Registration Statement from KPMG Peat Marwick LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (f) The Company shall use reasonable efforts to cause to be delivered to Parent a letter relating to the Registration Statement from Ehrhardt Keefe Steiner & Hottman P.C., the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (g) Parent and the Company shall each bear 50% of all SEC filing fees with respect to the Registration Statement and all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to stockholders of Parent and the Company. Parent and the Company shall bear their own legal and accounting expenses in connection with the Registration Statement. Parent shall pay the filing fees required by the HSR Act.

     (h) Parent shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from KPMG Peat Marwick LLP, Purchaser's independent auditors, if required by the SEC.

     (i) The Company shall use reasonable efforts to cause to be issued the letter regarding pooling of interests accounting treatment for the Merger from Ehrhardt Keefe Steiner & Hottman P.C., the Company's independent auditors, if required by the SEC.

     7.3 Press Releases. Parent and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party and reasonable opportunity to comment, from making any disclosure which is required by law, regulation or stock exchange requirements.

     7.4 Securities Reports. Each of Parent and Company agrees to timely file all reports required to be filed by it pursuant to the Exchange Act. Each of Parent and the Company agree to provide to the other party copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Time within five days after the date such reports or other documents are filed with the SEC.

     7.5 Stockholder Approvals. Each of Parent and the Company shall call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with the other party.

     7.6 Disclosure Schedules. The Company shall deliver the Disclosure Schedule to Parent within six (6) business days after the date of this Agreement. Parent shall have a period of not more than ten (10) business days after receipt of such Disclosure Schedule to review such Disclosure Schedule. During such period the Company shall, and shall cause its employees and representatives to, provide Parent with copies of such documents and such information as Parent may reasonably request to verify the information presented in the Disclosure Schedule and the accuracy of the Company's representations and warranties. Parent shall have the right to terminate this Agreement and its obligations hereunder, in the manner described in Article IX of this Agreement, if Parent rejects the Disclosure Schedule; provided, however, that Parent's approval of the Disclosure Schedule shall not be unreasonably withheld. Without limiting the generality of the foregoing, Parent may reject the Disclosure
Schedule if the Disclosure Schedule contains information of any fact, event, circumstance, development or occurrence which, in Parent's reasonable judgment, has had or could reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) The Registration Statement shall have been declared effective and shall not be subject to any stop orders of the SEC;

     (b) any applicable waiting period under the HSR Act relating to the Merger shall have been terminated or expired;

     (c) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger;

     (d) a tax opinion addressed to both Parent and the Company by such counsel or independent certified public accountants as is mutually acceptable to Parent and the Company shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code; and

     (e) the Parent Common Stock to be issued to holder of Shares in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction of the following conditions:

     (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by Parent or Merger Subsidiary of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by this Agreement or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries or affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries and affiliates, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect or a Parent Material Adverse Effect;

     (b) the Company shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true when made and at and as of the Effective Time as if made at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and Parent and Merger Subsidiary shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to that effect;

     (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) that, in the reasonable judgment of Parent, has or is likely to have a Material Adverse Effect.

     (d) each of the persons described in Schedule 5.6 hereto shall have executed and delivered to the Company a Stockholder Agreement and an Affiliate Agreement;

     (e) Parent shall have been furnished with (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Stockholders Agreements and the transactions contemplated hereby and thereby were taken, together with a certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

     (f) the Parent Stockholder Approval shall have been obtained;

     (g) Parent shall have received Affiliate Agreements from all executive officers and directors of the Company and each stockholder who is an affiliate of the Company;

     (h) no event shall have occurred which, in the reasonable opinion of Parent, would prevent the Merger from being accounted for as a pooling of interests; and

     (i) That certain Agreement, dated July 22, 1997, by and among Heartland Bank, Heartland Leasing Corporation of Missouri and the Company shall have been terminated.

     8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the further satisfaction of the following conditions:

     (a) Parent and Merger Subsidiary shall have performed in all material respects their covenants and agreements under this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are qualified as to materiality shall be true when made at and as of the Effective Time as if made and at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and the Company shall have received certificates of the Chief Executive Officer or a Vice President of Parent and Merger Subsidiary to that effect;

     (b) the Company Stockholder Approval shall have been obtained;

     (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change), other than changes resulting from changes in interest rates, that, in the reasonable judgment of the Company, has or is likely to have a Parent Material Adverse Effect.

     (d) No event shall have occurred which, in the reasonable opinion of the Company would prevent the Merger from being accounted for as a pooling of interests.

                                   ARTICLE IX

                                  TERMINATION

     9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Company Stockholder Approval or the Parent Stockholder Approval):

     (i) by mutual written consent of the Company and Parent;

     (ii) by either Parent or the Company, if the meeting, or any adjournment thereof, at which the Company Stockholder Approval or the Parent Stockholder Approval is proposed and voted upon, the Company Stockholder Approval or the Parent Stockholder Approval shall not have been obtained;

     (iii) by either the Company or Parent, if the Merger has not been consummated by June 15, 1998 (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

     (iv) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (x) there has been a breach by the Company of any of the representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case which has or could reasonably be expected to have a Material Adverse Effect, or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing;

     (v) by the Company, at any time prior to the Effective Time, by action of the Board of Directors of the Company, if (A) Parent or Merger Subsidiary any of the representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Parent or Merger Subsidiary shall have become untrue, in either case which has or could reasonably be expected to have a Material Adverse Effect, or (B) the Company receives an Acquisition Proposal on terms the Company's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the Company's stockholders than the terms of the Merger, and the Company's Board of Directors determines, upon the written advice of its legal counsel, that to continue to recommend that holders of Shares vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would violate the fiduciary duties of the Company's Board of Directors; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(v)(B) unless it has provided Parent and Merger Subsidiary with three (3) business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Parent shall receive the fees set forth in Section 10.4(b) immediately prior to or concurrently with any termination pursuant to this Section 9.1(v)(B) by wire transfer in same day funds;

     (vi) by the Parent, if the Average Parent Stock Price (as defined below) is less than $22.82 per share. For purposes of this Agreement, the "Average Parent Stock Price" shall be the average of the daily closing sales prices of the Parent Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the 20 consecutive full trading days ending on the third business day immediately prior to the last date (as originally scheduled in the notices mailed to the stockholders of the parties, and without giving effect to any adjournments or postponements) of the meetings of stockholders to obtain the stockholder approvals referred to in Section 7.2 hereof; or

     (vii) by Parent, pursuant to Section 7.6 of this Agreement.

     9.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 6.1, 10.4 and 10.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that, except as expressly provided in this
Section 9.2 or Section 10.4(b), termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement (including termination by Parent pursuant to Section 7.6 of this Agreement) and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement. If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party arising from such willful breach.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

          Fidelity National Financial, Inc.
        3916 State Street, Suite 300
        Santa Barbara, CA 93105
        Telecopy: (805) 898-7149
        Attn: Andrew F. Puzder, Executive Vice President

     with a copy to:

          Stradling, Yocca, Carlson & Rauth
        660 Newport Center Drive, Suite 1600
        Newport Beach, CA 92660-6441
        Telecopy: (714) 725-4100
        Attn: C. Craig Carlson, Esq.

     if to the Company, to:

          Granite Financial, Inc.
        16100 Table Mountain Parkway, Suite A
        Golden, CO 80403
        Telecopy: (303) 216-3600
        Attn: William W. Wehner, Chairman of the Board and Chief Executive Officer

     with a copy to:

          Dorsey & Whitney LLP
        4400 Republic Plaza Building
        370 Seventeenth Street
        Denver, Colorado 80202-5644
        Telecopy: (303) 629-3450
        Attn: Kevin A. Cudney, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

     10.2 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective

Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 6.1, 6.4(c), 10.4 and 10.6.

     10.3  Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the adoption of this Agreement by the stockholders of the Company or the Parent, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the principal terms of the Merger.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     10.4  Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If (w) (1) any person or group (as contemplated by Section 13(d)(3) of the Exchange Act) other than Parent or Merger Subsidiary or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of a majority of the outstanding Shares, and (2) either the Company shall fail to obtain the Company Stockholder Approval or the Company's Board of Directors shall have withdrawn or changed its recommendation or refused to make a recommendation in favor of this Agreement and the Merger, or (x) Parent shall have terminated this Agreement pursuant to
Section 9.1(iv)(y), or (y) the Company shall have terminated this Agreement pursuant to Section 9.1(v)(B), then the Company shall promptly, but in no event later than five (5) days after the date of any request therefor, reimburse Parent for the documented fees and expenses of Parent and Merger Subsidiary related to this Agreement and the transactions contemplated hereby and an additional fee of $5,000,000 which amounts shall be payable by wire transfer in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 9.1(v)(B), such amounts shall be paid in accordance with the provisions of such Section. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 10.4(b), and, in order to obtain such payments, Parent or Merger Subsidiary commences a suit against the Company for the fees set forth in this paragraph
(b), the prevailing party shall pay to the other party or parties their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of the Citibank, N.A. on the date such payment was required to be made.

     10.5 Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

     10.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, except that the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the DGCL.

     10.8 Entire Agreement. This Agreement, including Exhibits and Schedules to this Agreement, constitutes the entire agreement, and supersedes all other prior agreements, written and oral, among the parties, with respect to the subject matter hereof.

     10.9 Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     10.10 Effect of Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement or in any Section of the Disclosure Schedule, any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all Sections of the Disclosure Schedule, to the extent that such deemed disclosure is apparent from the information actually disclosed.

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          FIDELITY NATIONAL FINANCIAL, INC.

                                          By:     /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                            Name: Andrew F. Puzder
                                            Title: Executive Vice President

                                          GRANITE ACQUISITION CORP.

                                          By:     /s/ ANDREW F. PUZDER
                                            ------------------------------------
                                            Name: Andrew F. Puzder
                                            Title: Executive Vice President

                                          GRANITE FINANCIAL, INC.

                                          By:     /s/ WILLIAM W. WEHNER
                                            ------------------------------------
                                            Name: William W. Wehner
                                            Title: Chairman and CEO

                                                                      APPENDIX B

                                                                            LOGO
(LOGO)
                                January   , 1998

Board of Directors
Fidelity National Financial, Inc.
17911 Von Karman Avenue
Suite 500
Irvine, California 92714

Members of the Board:

     We understand that Fidelity National Financial, Inc. ("FNF"), Granite Acquisition Corp., a wholly owned subsidiary of FNF ("GAC"), and Granite Financial, Inc. ("Granite") have entered into an Agreement and Plan of Merger (the "Agreement") dated as of November 17, 1997 pursuant to which GAC will be merged with and into Granite in a transaction (the "Merger") initially structured to provide that each outstanding share of Granite's common stock, par value $0.001 per share (the "Granite Shares"), would be converted into the right to receive 0.701 shares (the "Pre-Dividend Exchange Ratio") of the common stock, $0.0001 par value per share, of FNF (the "FNF Shares"). You have advised us that, in order to consider the effect of a 10% FNF stock dividend declared on December 17, 1997 and paid on January 14, 1998 to FNF stockholders of record on December 29, 1997, pursuant to the Agreement, the Pre-Dividend Exchange Ratio has been adjusted to convert each Granite Share into the right to receive 0.7711 FNF Shares (the "Exchange Ratio"). The terms and conditions of the Merger are set forth more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair to FNF from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly-available business and financial information relating to FNF and Granite that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of Granite and FNF furnished to us by senior management of FNF, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger furnished to us by senior management of FNF (the "Expected Synergies");

     (3) Conducted discussions with members of senior management of FNF and Granite concerning the foregoing, including the respective businesses, prospects, regulatory condition and contingencies of FNF and Granite before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the FNF Shares and Granite Shares and compared the trading value of the FNF Shares and the Granite Shares with those of certain publicly-traded companies which we deemed to be relevant;

     (5) Reviewed the results of operations of Granite and FNF and compared them with those of certain publicly-traded companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     (7) Reviewed the potential pro forma impact of the Merger;

     (8) Reviewed the Agreement; and

     (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have, with your consent, assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of FNF or Granite, nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for credit losses and we have neither made an independent evaluation of the adequacy of the allowance for credit losses of FNF or Granite, nor reviewed any individual credit files relating to FNF or Granite and, as a result, we have assumed that the aggregate allowance for credit losses for both FNF and Granite is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of FNF or Granite. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluation of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions and the Expected Synergies, furnished to or discussed with us by FNF or Granite, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgements of the senior management of FNF and Granite as to the expected future financial performance of FNF, Granite or the combined entity, as the case many be, and the Expected Synergies. We express no opinion as to such financial forecast information or the Expected Synergies or the assumptions upon which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and will be accounted for as a pooling of interests.

     Our opinion is necessarily based upon market, economic and other conditions as in effect, and on the information made available to us, as of the date hereof. For the purposes of rendering this opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger, including the Expected Synergies.

     We are acting as financial advisor to the Board of Directors of FNF in connection with the Merger and will receive a fee from FNF for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, FNF has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory, investment banking and other services to FNF, and may continue to do so, and have received, and may receive, customary fees for the rendering of such services. In addition, in the ordinary course of our business, we also may actively trade debt and/or equity securities of FNF and its respective affiliates for our own account and the accounts of our customers, and therefore we may from time to time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of FNF. Our opinion does not address the merits of the underlying decision by FNF to engage in the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger at any meeting of stockholders called or held for purposes of considering the Merger.

     We are not expressing any opinion herein as to the prices at which FNF Shares will trade following the consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to FNF from a financial point of view.

                                          Very truly yours,

                                                                      APPENDIX C

                                                      [PIPER JAFFRAY LETTERHEAD]

January   , 1998

Board of Directors
Granite Financial, Inc.
16100 Table Mountain Parkway
Suite A
Golden, CO 80403

Members of the Board:

We understand that Granite Financial, Inc. ("Granite" or the "Company"), Fidelity National Financial, Inc. ("Fidelity"), and Granite Acquisition Corp., a wholly owned subsidiary of Fidelity ("Merger Subsidiary"), entered into an Agreement and Plan of Merger dated as of November 17, 1997 (the "Merger Agreement"), pursuant to which, among other things, Granite will become a wholly owned subsidiary of Fidelity through the merger of Merger Subsidiary with and into Granite (the "Transaction"). Pursuant to the Merger Agreement, and subject to certain exceptions and adjustments, including an exchange rate adjustment mechanism that limits the implied per share purchase price range to between $16 and $20, inclusive, of Fidelity common stock, at the effective time of the Transaction each share of Granite common stock, $0.001 par value, will be converted into the right to receive 0.7711 shares of Fidelity common stock (after adjusting for a 10% stock dividend declared by Fidelity on December 17, 1997 which was paid on January 14, 1998 to Fidelity stockholders of record on December 29, 1997), $0.0001 par value. Granite stockholders will be entitled to receive cash in lieu of fractional shares of Fidelity common stock. You have requested our opinion as to whether the consideration to be received in the Transaction by the stockholders of Granite, pursuant to the Merger Agreement, is fair, from a financial point of view, as of the date hereof, to the stockholders of Granite.

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, Granite will pay us a fee and indemnify us against certain liabilities. Piper Jaffray is also entitled to additional fees which are contingent on consummation of the Transaction. We have, in the past, provided financing and financial advisory services to the Company and have received fees and other compensation for the rendering of such services, including certain warrants, which we currently hold, to acquire shares of Granite's common stock. In the ordinary course of our respective businesses, we and our affiliates may actively trade securities of Granite and Fidelity for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Granite Financial Inc.
January 16, 1998
Page 2

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

 1. Reviewed the Merger Agreement.

 2. Reviewed the Report on Form 10-KSB for Granite for the fiscal year ended June 30, 1997.

 3. Reviewed the Reports on Form 10-QSB for Granite for the quarters ended September 30, 1997, March 31, 1997, December 31, 1996 and September 30, 1996.

 4. Reviewed Granite's final prospectuses dated October 25, 1996 and July 23, 1997 relating to an initial public offering and a secondary offering of common stock, respectively.

 5. Reviewed the Reports on Form 10-K for Fidelity for the three fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994.

 6. Reviewed the Reports on Form 10-Q for Fidelity for the quarters ended September 30, 1997, June 30, 1997, March 31, 1997 and September 30, 1996.

 7. Reviewed financial forecasts for Granite for the fiscal years ending June 30, 1997 through June 30, 2002 furnished by Granite management.

 8. Reviewed the financial forecasts for Fidelity for the fiscal years ending December 31, 1997 through December 31, 1999 furnished by Fidelity management.

 9. Visited the headquarters of Granite and conducted discussions with members of senior management of Granite, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Granite and the prospects for Granite, as well as for Granite and Fidelity on a combined basis.

10. Conducted discussions with members of senior management of Fidelity, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Fidelity and the prospects for Fidelity, as well as for Granite and Fidelity on a combined basis.

11. Reviewed selected market information for Granite and Fidelity common stock.

12. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

13. Considered the projected pro forma effect of the Transaction on Granite's implied share equivalent earnings per share for the three years ending June 30, 1999.

14. Analyzed the premiums paid in recent public company acquisitions involving the sale of certain publicly traded companies we deemed reasonably similar or comparable to Granite.

15. Compared certain financial data of Granite and Fidelity with certain financial data of companies we deemed reasonably similar or comparable to Granite and Fidelity.

16. Reviewed the Joint Proxy Statement/Prospectus relating to the Transaction.

17. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Granite and Fidelity or otherwise made available to us from public and other sources

Board of Directors
Granite Financial Inc.
January 16, 1998
Page 3

and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Granite's and Fidelity's managements that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, reflects the best currently available estimates and judgment of Granite's and Fidelity's respective managements as to the expected future financial performance of Granite and Fidelity, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that Granite and Fidelity are not a party to any pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be consummated in accordance with the Merger Agreement, including, without limitation, that the Transaction will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for Granite's stockholders.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of Granite or Fidelity and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of Granite or Fidelity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which either Granite or Fidelity or its affiliates is a party or may be subject and, at Granite's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. However, we do not have any obligation to update, revise or reaffirm this opinion except as required by the Merger Agreement. We are not expressing any opinion herein as to the prices at which shares of Granite's or Fidelity's common stock have traded or at which such shares may trade at any future time.

We have not been authorized by the Board of Directors to solicit other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not in any manner address, Granite's underlying decision to proceed with or effect the Transaction or structure thereof.

This opinion is for the benefit of the Board of Directors of Granite in evaluating the Transaction and shall not be published or otherwise used by any other persons for any other purposes nor shall any public references to Piper Jaffray be made without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of Granite in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of Granite.

Sincerely,

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith or incorporated by reference herein:

    EXHIBIT
    NUMBER                                    EXHIBIT TITLE
    ------   --------------------------------------------------------------------------------
      2.1    Agreement and Plan of Merger, dated as of November 17, 1997, by and among
             Fidelity National Financial, Inc., Granite Acquisition Corp. and Granite
             Financial, Inc., included as Appendix A to the accompanying Joint Proxy
             Statement/Prospectus.
      5.1    Opinion of Stradling Yocca Carlson & Rauth, a Professional corporation.
      8.1    Opinion of Stradling Yocca Carlson & Rauth, a Professional corporation.
      8.2    Opinion of Dorsey & Whitney LLP.
    *10.1    Form of Affiliate Agreement (Granite Affiliates).
    *10.2    Form of Affiliate Agreement (Fidelity Affiliates).
    *10.3    Form of Stockholder Agreement (Granite Affiliates).
     23.1    Consent of Stradling Yocca Carlson & Rauth (included in Exhibits 5.1 and 8.1).
     23.2    Consent of Merrill Lynch & Co.
     23.3    Consent of Piper Jaffray Inc.
    *23.4    Consent of KPMG Peat Marwick LLP.
    *23.5    Consent of Ehrhardt Keefe Steiner & Hottman PC.
     23.6    Consent of Dorsey & Whitney LLP (included in Exhibit 8.2).
    *24.1    Power of Attorney (included on Signature Page to Registration Statement).
    *99.1    Consent of William W. Wehner to the use of his name as a person about to become a director of Fidelity National Financial, Inc.
    *99.2    Notice of Special Meeting of Stockholders of Fidelity National Financial, Inc.
    *99.3    Letter to Stockholders of Fidelity National Financial, Inc.
    *99.4    Form of Proxy for Special Meeting of Stockholders of Fidelity National
             Financial, Inc.
    *99.5    Notice of Special Meeting of Stockholders of Granite Financial, Inc.
    *99.6    Letter to Stockholders of Granite Financial, Inc.
    *99.7    Form of Proxy for Special Meeting of Stockholders of Granite Financial, Inc.

---------------

* Previously filed.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

          (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. One to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 16th day of January, 1998.

                                          FIDELITY NATIONAL FINANCIAL, INC.

                                          By:   /s/ WILLIAM P. FOLEY, II
                                             -----------------------------------
                                                    William P. Foley, II
                                                   Chairman of the Board
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. One to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                   TITLE                      DATE
--------------------------------------------    -------------------------------  -------------------

          /s/ WILLIAM P. FOLEY, II                 Chairman of the Board and      January 16, 1998
--------------------------------------------        Chief Executive Officer
            William P. Foley, II                 (Principal Executive Officer)

            /s/ ALLEN D. MEADOWS                 Executive Vice President and     January 16, 1998
--------------------------------------------        Chief Financial Officer
              Allen D. Meadows                     (Principal Financial and
                                                      Accounting Officer)

            /s/ FRANK P. WILLEY                     President and Director        January 16, 1998
--------------------------------------------
              Frank P. Willey

                     *                                     Director               January 16, 1998
--------------------------------------------
            William A. Imparato

                     *                                     Director               January 16, 1998
--------------------------------------------
               Donald M. Koll

                     *                                     Director               January 16, 1998
--------------------------------------------
               Daniel D. Lane

                     *                                     Director               January 16, 1998
--------------------------------------------
             Stephen C. Mahood

                     *                                     Director               January 16, 1998
--------------------------------------------
              J. Thomas Talbot

                     *                                     Director               January 16, 1998
--------------------------------------------
              Cary H. Thompson

* By: /s/  ANDREW F. PUZDER
--------------------------------------
           Andrew F. Puzder
           Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                               EXHIBIT TITLE                                  PAGES
    ------   ----------------------------------------------------------------------  ------------
      2.1    Agreement and Plan of Merger, dated as of November 17, 1997, by and among Fidelity National Financial, Inc., Granite Acquisition Corp. and
             Granite Financial, Inc., included as Appendix A to the accompanying
             Joint Proxy Statement/Prospectus......................................
      5.1    Opinion of Stradling Yocca Carlson & Rauth, a Professional
             corporation...........................................................
      8.1    Opinion of Stradling Yocca Carlson & Rauth, a Professional
             corporation...........................................................
      8.2    Opinion of Dorsey & Whitney LLP.......................................
    *10.1    Form of Affiliate Agreement (Granite Affiliates)......................
    *10.2    Form of Affiliate Agreement (Fidelity Affiliates).....................
    *10.3    Form of Stockholder Agreement (Granite Affiliates)....................
     23.1    Consent of Stradling Yocca Carlson & Rauth (included in Exhibits 5.1 and 8.1)..............................................................
     23.2    Consent of Merrill Lynch & Co.........................................
     23.3    Consent of Piper Jaffray Inc..........................................
    *23.4    Consent of KPMG Peat Marwick LLP......................................
    *23.5    Consent of Ehrhardt Keefe Steiner & Hottman PC........................
     23.6    Consent of Dorsey & Whitney LLP (included in Exhibit 8.2).............
    *24.1    Power of Attorney (included on Signature Page to Registration
             Statement)............................................................
    *99.1    Consent of William W. Wehner to the use of his name as a person about to become a director of Fidelity National Financial, Inc..............
    *99.2    Notice of Special Meeting of Stockholders of Fidelity National
             Financial, Inc........................................................
    *99.3    Letter to Stockholders of Fidelity National Financial, Inc............
    *99.4    Form of Proxy for Special Meeting of Stockholders of Fidelity National
             Financial, Inc........................................................
    *99.5    Notice of Special Meeting of Stockholders of Granite Financial, Inc...
    *99.6    Letter to Stockholders of Granite Financial, Inc......................
    *99.7    Form of Proxy for Special Meeting of Stockholders of Granite
             Financial, Inc........................................................

---------------

* Previously filed.